Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have been omitted from this Exhibit 10.1 and will be furnished to the Securities and Exchange Commission supplementally upon request.

Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

among

XEROX CORPORATION,

ITSAVVY HOLDINGS, LLC,

and

ITSAVVY ACQUISITION COMPANY, INC.,

dated as of

OCTOBER 15, 2024

TABLE OF CONTENTS

EXECUTION VERSION

4.04	No Breach, Default, Violation or Consent	51
4.05	No Proceedings	51
4.06	No Foreign Person	51

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		52
5.01	Organization	52
5.02	Power and Authority	52
5.03	Execution and Enforceability	52
5.04	No Breach, Default, Violation or Consent	52
5.05	No Proceedings	52
5.06	Brokers	53
5.07	Investment Representations	53
5.09	Availability of Funds	53

ARTICLE VI COVENANTS PRIOR TO CLOSING		53
6.01	Conduct of Business Prior to Closing	53
6.02	Exclusivity	56
6.03	Access to Information	56
6.04	Efforts to Consummate the Transactions	57
6.05	Filings and Authorizations	57
6.06	RWI Policy	58
6.07	Section 280G	59
6.08	Related Party Agreements	59
6.09	Form 5500 Corrective Filing	59

ARTICLE VII CLOSING AND CLOSING CONDITIONS		59
7.01	Closing	59
7.02	Closing Deliverables	60
7.03	Conditions Precedent to Obligations of Buyer	61
7.04	Conditions Precedent to Obligations of the Company Parties and Seller	62
7.05	Waiver of Closing Conditions	63

ARTICLE VIII CERTAIN POST-CLOSING MATTERS		63
8.01	Tax Matters	63
8.02	Access to Information	65
8.03	Corporate Records	65
8.04	Confidentiality	65
8.05	Non-Disparagement	66
8.06	Director & Officer Indemnification	66
8.07	Theriault Earnout	67
8.08	INOC Earnout	68
8.09	enfoPoint Earnout	69
8.10	Earnout Agreements	69
8.11	Canada PEO Refund	69

ARTICLE IX OTHER AGREEMENTS		70
9.01	No Survival	70
9.02	Indemnification by the Seller	71
9.03	Notice of Indemnification Claims	71
9.04	Third Party Claims	71
9.05	Limitations on Indemnification	72

-ii-

9.06	Release of Indemnity Escrow Fund	74
9.07	Release of enfoPoint Escrow Fund	74
9.08	Tax Treatment	74
9.09	No Limitation on RWI Policy	74
9.10	Renaud Bonus	75
9.11	Exclusive Remedy.	75

ARTICLE X GENERAL PROVISIONS		75
10.01	Assignment	75
10.02	Confidentiality Agreement	75
10.03	Expenses	75
10.04	Further Assurances	76
10.05	Notices	76
10.06	Publicity	77
10.07	Termination.	77
10.08	Consent to Jurisdiction and Service of Process	78
10.09	Waiver of Jury Trial	78
10.10	Enforcement of Agreement	79
10.11	Disclosure Schedules	79
10.12	Miscellaneous	79
10.13	Legal Representation	80
10.14	No Other Representations or Warranties	81

SCHEDULE 1.01(a) – Specific Policies and Illustrative Calculation

SCHEDULE 1.01(b) – Permitted Liens

SCHEDULE 7.02(a)(xiv) – Additional Deliverables

SCHEDULE 9.02 – Indemnifiable Matters

EXHIBIT A – Form of Escrow Agreement

EXHIBIT B – Form of Seller Notes

EXHIBIT C – Executive Agreement

EXHIBIT D – Restrictive Covenant Agreements

EXHIBIT E – Form of Intercreditor Agreements

EXHIBIT F – RWI Policy

EXHIBIT G – Form of Second Lien Term Note Collateral Agreement

EXHIBIT H – Form of Guarantee Agreement

EXHIBIT I – Form of Solvency Certificate

-iii-

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of October 15, 2024, among ITsavvy Acquisition Company, Inc., a Delaware corporation (the “Company”), ITsavvy Holdings, LLC, a Delaware limited liability company (the “Seller”), and Xerox Corporation, a New York corporation (the “Buyer”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I below.

RECITALS

WHEREAS, the Seller owns of all of the issued and outstanding Equity Securities of the Company (the “Securities”);

WHEREAS, the Seller desires to sell all of the Securities (the “Purchased Securities”) to the Buyer, and the Buyer desires to purchase the Purchased Securities from the Seller, all upon the terms and subject to the conditions set forth herein;

WHEREAS, as of the date hereof, the Buyer is entering into an Executive Agreement between the Buyer and Gautam Gandhi, which is attached hereto as Exhibit C (the “Executive Agreement”); and

WHEREAS, as of the date hereof, the Buyer is entering into (i) Restrictive Covenant Agreements between Buyer and each of Gautam Gandhi, Robert Beard, Glenn Davis, Milind Shah, Christopher Kurpeikis, Heather Carlson, and Gregory Degleffetti and (ii) a Restrictive Covenant Agreement between Buyer and GenNx360 Capital Partners III, L.P., a Delaware limited partnership, which are attached hereto as Exhibit D (the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows with the intent to be legally bound.

AGREEMENT

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

“ACA” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

“Adjustment Escrow Amount” means $3,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount together with all earnings, if any, thereon.

“Affiliate” means (a) with respect to any Person that is an individual, each member of such individual’s Family, and (b) with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person, and “control” means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Principles” means, (a) the accounting principles, policies, procedures, and methodologies set forth on part I of Schedule 1.01(a), “Specific Policies”, (b) to the extent not inconsistent with clause (a) and only to the extent consistent with GAAP, the accounting principles, policies and practices applied in the Financial Statements as of December 31, 2023, and (c) if not otherwise addressed in (a) and (b), GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Agreement” is defined in the introductory paragraph above.

“Alternative Acquisition” is defined in Section 6.02.

“Anti-Corruption Laws” means any Governmental Rules relating to the prevention of bribery, kickbacks or corruption, including the FCPA, or other similar Governmental Rules in any jurisdiction where the Company conducts business.

“Base Purchase Price” means $180,000,000.

“Beneficial Owners” means the members of the Seller as of the Closing.

“Business” means all products and services provided, marketed, sold, performed or licensed by any Company Party on or at any time during the twelve (12) month period prior to the Closing Date and all products and services being developed by any Company Party on the Closing Date.

“Business Agreements” means, collectively, all contracts, agreements, leases, subleases, licenses and commitments to which any Company Party is party or by which any Company Party or any of their assets is bound, whether written or oral.

“Business Day” means a day that is not a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or permitted by Governmental Rule to be closed.

“Business Permits” means, collectively, all permits, licenses, franchises, certificates, authorizations, exemptions, waivers, registrations, accreditations, consents, approvals and similar rights obtained from or issued by any Governmental Authority, industry group, trade association, private certification organization or other similar organization and which are necessary for the Company to conduct its business as currently conducted or to own, occupy or use its assets.

“Buyer” is defined in the introductory paragraph above.

“Buyer Related Parties” means, collectively, the Buyer and any of its Affiliates (including, following the Closing, the Company) and their respective general or limited partners, equity holders, members, managers, directors, officers, employees, controlling Persons, agents, representatives or permitted assignees.

“Buyer True-Up Amount” is defined in Section 2.04(b)(ii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Governmental Rule (including the Consolidated Appropriations Act, 2021) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Governmental Rule and including any related or similar orders or declarations from any Governmental Authority).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash on Hand” means the aggregate amount (which may be positive or negative) of the Company Parties’ cash and cash equivalents, to the extent convertible to cash within 90 days, on a consolidated basis, calculated as of the Measurement Time in accordance with the Agreed Principles and without taking into account any of the transactions occurring as part of the Closing, and which shall be calculated (a) to include the amount of third party checks and electronic funds transfers deposited in the Company Parties’ accounts or in transit but not cleared as of the Measurement Time (but excluding any such checks or electronic funds transfers otherwise included as, or taken into account as, current assets of the Company Parties in the calculation or determination of Closing Working Capital) and (b) to deduct the amount of all outstanding checks, wires, drafts and electronic funds transfers issued by the Company Parties to third parties as of the Measurement Time that have not yet cleared (but excluding any such checks or electronic funds transfers otherwise included as, or taken into account as, current Liabilities of the Company Parties in the calculation or determination of Closing Working Capital). Furthermore, Closing Cash on Hand shall exclude Restricted Cash and will be reduced by the aggregate amount, if any, of cash (y) paid or distributed by the Company Parties to the Seller, any Seller Related Party or any Seller Secondary Related Party (other than in the Ordinary Course of Business which reduce liabilities that otherwise would be captured in Closing Working Capital) or (z) used by the Company Parties to pay Company Debt, Company Expenses, Employee Payments, or Excluded Add-on Earnouts in each case of clauses (y) and (z), after the Measurement Time and prior to the Closing.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Consideration” means an amount equal to (a) the Estimated Closing Purchase Price, minus (b) the Adjustment Escrow Amount, minus (c) unless the Theriault Termination Condition is satisfied, the Theriault Escrow Amount, minus (d) unless the INOC Termination Condition is satisfied, the INOC Escrow Amount, minus (e) the Indemnity Escrow Amount, minus (f) the enfoPoint Escrow Amount.

“Closing Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) Closing Cash on Hand, plus (c) the amount, if any, by which Closing Working Capital exceeds the Working Capital Target, minus (d) the amount, if any, by which the Working Capital Target exceeds Closing Working Capital, minus (e) Company Debt, minus (f) Company Expenses, minus (g) Employee Payments.

“Closing Statement” is defined in Section 2.04(a).

“Closing Working Capital” means, as of the Measurement Time, on a consolidated basis, the sum of the Company Parties’ current assets (excluding Closing Cash on Hand, Restricted Cash, deferred and income Tax assets, and loans or amounts receivable from the Seller Related Parties (provided, that such receivables arising from the arrangements described on Schedule 3.23 (to the extent such receivables are trading in nature), other than as set forth in items 1, 2, 4 and 5 thereof, shall be included in Closing Working Capital) minus the sum of the Company Parties’ current Liabilities (but excluding all Company Debt, any corresponding assets or contra Liabilities relating to Company Debt such as unamortized debt issuance costs, Company Expenses, Employee Payments, the Excluded Add-on Earnouts, and deferred and income Tax Liabilities), calculated using the Agreed Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means, collectively, (i) the Second Lien Term Note Collateral Agreement to be entered into at Closing among Buyer, Xerox Holdings Corporation, Xerox Financial Services, LLC, and Xerox Business Solutions, LLC, and the Seller, in the form attached hereto as Exhibit G and (ii) a Canadian collateral agreement and a deed of hypothec made by Xerox Canada Ltd. in favor of Buyer pursuant to which Xerox Canada Ltd. grants a third ranking security interest or hypothec over substantially all of its personal property in substantially the same form (with only such changes as are necessary to conform with Exhibit B hereto, including changes to party and document names, and required methods of perfection for the security interests granted therein limited to the same extent, or functional equivalent under applicable law, as the Second Lien Term Note Collateral Agreement attached hereto as Exhibit G) as the Canadian first lien term loan collateral agreement and the deed of hypothec, each dated as of November 7, 2023 and granted by Xerox Canada Ltd. and others in favor of Jefferies Finance LLC, as administrative agent and collateral agent or hypothecary representative, as applicable.

“Company” is defined in the introductory paragraph above.

“Company Debt” means the following obligations of the Company Parties on a consolidated basis (without duplication), determined as of immediately prior to the Closing, (a) all obligations of the Company Parties for borrowed money or in respect of loans or advances, (b) all obligations of the Company Parties evidenced by bonds, debentures, notes, mortgages or other similar instruments, (c) all obligations of the Company Parties under any sureties, letters of credit, performance bonds, bankers’ acceptances or similar facilities issued for the account of the Company Parties (but only to the extent drawn), (d) all obligations of the Company Parties to pay the deferred or unpaid purchase price of property, assets, business, securities or services, whether contingent or otherwise (excluding trade accounts payable but including seller notes, earn-outs, post-closing true-up obligations and similar obligations calculated in accordance with the Agreed Principles, and obligations to pay operating lease rent expense that is deferred to periods following the Closing in respect of periods prior to the Closing (without giving effect to ASC 842)), (e) all obligations with respect to all guarantees (direct or indirect) of the Company Parties (excluding those set forth on Schedule 3.18(a)(ix)), (f) all obligations owed to Seller in respect of declared and unpaid dividends or distributions, (g) all obligations under interest rate protection, swap agreements, interest rate collars, caps, forward contracts or currency hedging agreements and similar agreements (in each case, valued at the termination value thereof as if terminated at or immediately prior to the Closing; provided that the amount calculated pursuant to this clause (g) shall not be less than zero, as applicable), (h) all obligations created or arising under any conditional sale or other title retention agreement, (i) all obligations secured by a Lien (other than a Permitted Lien) on the assets or property of the Company Parties, (j) to the extent not included as current Liabilities in the calculation of Closing Working Capital or in Employee Payments, any obligations of the Company Parties in respect of all accrued and unpaid deferred compensation, severance, or non-compete payments (but, for the avoidance of doubt, excluding severance and termination pay and other payments based on a termination following Closing), including the employer portion of payroll Taxes (determined without regard to any deferrals of such Taxes under the CARES Act), and any 401(k) match or similar obligations or expenses (if any), that are incurred by the Company Parties in connection with such obligations and not otherwise included as current Liabilities in the calculation of Closing Working Capital or in Employee Payments, (k) all obligations with respect to any unfunded or underfunded “employee benefit plan” (as defined in Section 3(3) of ERISA) with respect to former employees and their dependents maintained by the Company Parties, including any pension or retiree health plan or program (other than obligations under Sections 601 to 608 of ERISA or other applicable Governmental Rules), (l) an amount equal to the Tax Liability Accrual, (m) an amount equal to all payroll Taxes (if any) that were deferred under the CARES Act that remain unpaid, (n) an amount equal to (x) all long-term deferred revenue attributable to prepayments by customers related to the Company Parties’ warranty business minus associated warranty accounts receivable, multiplied by (y) 38.23%, multiplied by (z) 50.0% (to the extent not included in the calculation of Closing Working Capital), (o) any principal, accrued or unpaid interest, default interest, penalties and prepayment premiums, make-whole payments, brokerage costs, termination fees and other costs and expenses associated with repayment and similar obligations in respect of any of the foregoing, and (p) an amount equal to $7,299,000 in respect of certain accounts payable relating to Purchase Order #382674201 between ITsavvy and Tufin (the “Tufin PO”), it being understood and agreed that such amount shall be the sole and exclusive amount of Company Debt with respect to any obligations relating to the Tufin PO, and there shall be no other recourse hereunder (whether by inclusion in Company Debt or Closing Working Capital or otherwise) with respect to any obligations relating to the Tufin PO, in each case other than an amount equal to $2,871,600 relating to the Tufin PO to be included as a current Liability in Closing Working Capital. Notwithstanding the foregoing, Company Debt shall exclude obligations owing from one Company Party to another and shall exclude the Excluded Add-on Earnouts, Company Expenses, and Employee Payments.

“Company Expenses” means all fees, costs and expenses incurred by the Company Parties on a consolidated basis as of immediately prior to the Closing (that are not paid prior to the Closing), or any Seller Party (to the extent that any Company Party is responsible for such fees and expenses), whether accrued for or not, in each case in connection with the transactions contemplated hereby or in connection with or in anticipation of any alternative transactions, including any fees, brokerage fees, commissions, finders’ fees, costs and expenses of counsel, accountants, investment bankers and other professional advisors or service providers, in each case, to the extent not satisfied prior to the Closing. For the avoidance of doubt, each of (a) one-half of the fees of the Escrow Agent, (b) one-half of the premium for the Tail Policy (it being understood and agreed that the other one-half shall be borne by the Buyer), and (c) the premium and brokerage commission incurred in connection with binding the RWI Policy shall be included in Company Expenses, but solely up to an aggregate amount of $2,565,032.52 (in respect of a policy issued by BlueChip Underwriting Services LLC having a policy limit equal to $25,000,000, and excess policies having an aggregate policy limit equal to $100,000,000). Notwithstanding the foregoing, Company Expenses shall exclude the Excluded Add-on Earnouts.

“Company Intellectual Property” is defined in Section 3.13.

“Company’s Knowledge” means, with respect to the Company Parties, the knowledge, assuming reasonable inquiry and investigation, of Gautam Gandhi, Robert Beard, Milind Shah, Glenn Davis, and John Skeffington.

“Company-Owned Intellectual Property” is defined in Section 3.13(b).

“Company Party” or “Company Parties” means the Company and ITsavvy.

“Company Privacy Policies” mean all privacy policies used by the Company that are currently or in the past three years were in effect.

“Company Property” means any real property, plant, building, facility or structure owned, leased or used by the Company at any time.

“Confidential Information” means all information concerning or related to the business, operations, financial condition or prospects of the Company Parties or Buyer, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (a) all information regarding the officers, directors, managers, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of the Company Parties, Buyer and Buyer’s Affiliates, in each case whether past, present or prospective, (b) all inventions, discoveries, trade secrets, specifications, processes, techniques, methods, formulae, ideas and know-how of the Company Parties, Buyer and Buyer’s Affiliates, (c) all financial statements, audit reports, budgets and business plans or forecasts of the Company Parties, Buyer and Buyer’s Affiliates and (d) the Transaction Documents, the terms thereof and the transactions contemplated thereby (except to the extent publicly filed or as otherwise permitted by Section 10.06); provided, that Confidential Information does not include (i) information which is or becomes generally known to the public or industry other than as a result of a breach of this Agreement, and (ii) information which is hereafter lawfully obtained by a Seller Party or any of the other Seller Related Parties from a source other than a Company Party, Buyer or any of their Affiliates (or any of their respective officers, directors, managers, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, to the knowledge, after reasonable inquiry, of such Seller Party or such other Seller Related Party, as applicable, subject to an obligation of confidentiality owed to any Company Party, Buyer or any of their Affiliates at the time such Confidential Information was or is disclosed to such Seller Party or other Seller Related Party.

“Confidentiality Agreement” means that certain confidentiality agreement, dated December 15, 2023, between Xerox Holding Corporation and the Seller.

“Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, remote working, social distancing, shut down, closure, sequester, travel restrictions or any other Governmental Rules in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Current Financial Statement Date” means June 30, 2024.

“Current Financial Statements” is defined in Section 3.06(a).

“Data and Technology Protection Laws” means any applicable Governmental Rule relating (i) to data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data, including but not limited to, the EU General Data Protection Regulation (2016/679), United States’ state consumer protection Governmental Rules, the Health Insurance Portability and Accountability Act (HIPAA), rules and regulations issued by the Securities and Exchange Commission, the Federal Trade Commission Act, the federal Privacy Act of 1974, the Telephone Consumer Protection Act, the Fair Credit Reporting Act and its state law equivalents, as well as applicable self-regulatory bodies and guidelines and (ii) to the disclosure, protection or export of competitively sensitive or defense-related technologies, including the Defense Federal Acquisition Regulation Supplement (DFARS), and the International Traffic in Arms Regulations (ITAR).

“Data and Technology Protection Requirements” means all applicable (i) Data and Technology Protection Laws; (ii) Privacy Policies; (iii) terms of any agreements and/or codes-of-conduct to which any Company Party is bound, and any relevant industry standards (including PCI-DSS) applicable to any Company Party or with which a Company Party holds itself out as being compliant, relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Data, competitively sensitive or defense-related technologies, or personal customer information; (iv) each Company Party’s own written rules, policies, and procedures relating to data protection, data privacy, data security, data breach notification and the collection, use, storage, disclosure, or cross-border transfer of Personal Data, competitively sensitive or defense-related technologies, or personal customer information, and (v) the terms of any Business Agreements relating to data protection, data privacy, data security, data breach notification and the collection, use, storage, disclosure, or cross-border transfer of Personal Data, competitively sensitive or defense-related technologies, or personal customer information.

“Designated Individuals” is defined in Section 6.03.

“DFVCP” is defined in Section 6.09.

“DOL” is defined in Section 3.15(a).

“Electronic Data Room” is defined in Section 1.02.

“Employee Payments” means all amounts payable by any Company Party to its current or former officers, directors, managers, employees or service providers in connection with the transactions contemplated hereby pursuant to any Business Agreement, Plan or other arrangement in effect prior to Closing, including, without limitation, amounts payable in connection with the Former Executive Compensation, amounts payable in connection with the Management Payments, any stock appreciation, phantom stock or other equity-based rights, including stay or retention bonuses, sale or transaction bonuses, severance or termination pay or change in control or similar compensatory payments that arise in connection with the transactions contemplated hereby (but excluding severance and termination pay and other payments based on a termination following the Closing), and, in each case, together with the employer portion of payroll Taxes (including social security, Medicare, unemployment or other employer payroll Taxes and determined without regard to any deferrals of such Taxes under the CARES Act or any other Governmental Rule) and any 401(k) match or similar obligations or expenses that are incurred by any Company Party in connection with such obligations, in each case, to the extent not satisfied prior to the Closing. Notwithstanding the foregoing, Employee Payments shall exclude the Excluded Add-on Earnouts.

“enfoPoint Escrow Amount” means $1,300,000.

“enfoPoint Escrow Fund” means the enfoPoint Escrow Amount together with all earnings, if any, thereon.

“Environment” means soil, soil vapor, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Rule” means any Governmental Rule that relates to (a) Hazardous Substances or the Release or threat of Release of Hazardous Substances, (b) pollution or protection of the Environment, (c) any Hazardous Activity, or (d) human health and safety, the promotion of safe and healthful working conditions or the reduction of occupational safety and health hazards, together with all rules, regulations and orders issued under the foregoing.

“Equity Securities” means, collectively, (a) with respect to any Person that is not a corporation, any partnership interests (whether general or limited), membership interests or units, limited liability company interests or units, and any equivalent ownership interests in a partnership or a limited liability company or joint venture, (b) with respect to a corporation, any and all shares, interests, participation, equity interest or other equivalents, however designated, of capital stock of a corporation, (c) any and all other securities, interests or participation that are derived from, or the value of which is dependent upon, any of the foregoing or confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing entity (including any phantom stock, restricted stock units, profit participation arrangements or the like), (d) any and all subscriptions, calls, puts, warrants, rights, options or commitments of any kind or character relating to the grant, issuance, exchange, conversion, redemption, purchase, repurchase, voting or transfer of any of the foregoing or entitling any Person to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (e) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, (f) with respect to any Person, any and all bonds, debentures notes or other indebtedness issued by such Person which is convertible or exchangeable into any of the foregoing, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

“ERISA Affiliates” means all employers, trades, or businesses (whether or not incorporated) that would, at any relevant time, be treated together with the Company or any Company Party as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means BNY Mellon, National Association.

“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, the Seller and the Escrow Agent at Closing, in substantially the form attached hereto as Exhibit A.

“Estimated Closing Cash on Hand” is defined in Section 2.03(a).

“Estimated Closing Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) Estimated Closing Cash on Hand, plus (c) the amount, if any, by which Estimated Closing Working Capital exceeds the Working Capital Target, minus (d) the amount, if any, by which the Working Capital Target exceeds Estimated Closing Working Capital, minus (e) Estimated Company Debt, minus (f) Estimated Company Expenses, minus (g) Estimated Employee Payments.

“Estimated Closing Statement” is defined in Section 2.03(a).

“Estimated Closing Working Capital” is defined in Section 2.03(a).

“Estimated Company Debt” is defined in Section 2.03(a).

“Estimated Company Expenses” is defined in Section 2.03(a).

“Estimated Employee Payments” is defined in Section 2.03(a).

“Excluded Add-on Earnouts” means all earnout and other deferred or contingent consideration payments pursuant to (a) Section 2(f) (the “Theriault Earnout”) of that certain Membership Interest Purchase Agreement (the “Theriault Earnout Agreement”), dated as of August 8, 2022, by and among the Company Parties, the Sellers party thereto (the “2022 Sellers”), and Michael A. Theriault, as the Selling Parties’ Representative (“Theriault”), (b) Section 2.8 (the “INOC Earnout”) of that certain Asset Purchase Agreement (the “INOC Earnout Agreement”), dated February 1, 2022, by and among ITsavvy, Seller, INOC, LLC (“INOC”), Prasad Rao, Prasad Ravi, and Richard Smith, and (c) Section 2.2(d)(i) and Exhibit C (the “enfoPoint Earnout”) of that certain Asset Purchase Agreement, dated April 30, 2022, by and among ITsavvy, enfoPoint, LLC d/b/a enfoPoint Solutions, Gaines Mark Robinson, Bradford Darr, and Fredia Barry (the “enfoPoint Earnout Agreement”).

“Family” means, with respect to any individual: (a) such individual’s spouse; (b) each parent, brother, sister or natural or adopted child or grandchild of such individual or such individual’s spouse; (c) each trust created for the benefit of such individual or one or more of the Persons described in clauses (a) or (b) above; and (d) each custodian or guardian of any property of such individual or one or more of the Persons described in any of clauses (a) through (c) above in his or her capacity as such custodian or guardian.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” is defined in Section 3.06(a).

“First Lien ABL Credit Agreement” has the meaning assigned thereto in the Seller Notes.

“First Lien Term Loan Credit Agreement” has the meaning assigned thereto in the Seller Notes.

“Foreign Jurisdictions” is defined in Section 3.01.

“Former Executive Compensation” means the amounts payable by ITsavvy to Michael Theriault pursuant to Sections 3, 4, and 7.6.1 of that certain Employment Agreement, dated as of August 8, 2022, by and between ITsavvy and Michael Theriault.

“Fraud” means an actual and intentional misrepresentation that constitutes common law fraud under Delaware law by a party hereto in the making of an affirmative representation or warranty expressly set forth in (i) in the case of Fraud by the Seller, Article IV, (ii) in the case of Fraud by the Company, Article III, and/or (iii) in the case of Fraud by the Buyer, Article V, in each case within the foregoing clauses (i) through (iii), with respect to which: at the time that such representation or warranty was expressly made, the party making such representation or warranty had actual knowledge that such representation or warranty was false. “Fraud” expressly excludes (a) equitable fraud, constructive fraud, any claim based on constructive knowledge, recklessness or negligent misrepresentation or any equitable claim (including unjust enrichment) or (b) any other fraud-based claim or theory of liability other than knowing and intentional fraud. Solely for purposes of this definition, “actual knowledge” means (x) with respect to the Company, the actual knowledge of Gautam Gandhi, Robert Beard, Glenn Davis, Milind Shah, and John Skeffington, (y) with respect to the Seller, the actual knowledge of any officer of the Seller, and (z) with respect to any other entity, the actual knowledge of any director, manager, or officer of such entity, in each case within the foregoing clauses (x) through (z), without independent investigation.

“Funded Company Debt” means Company Debt of the types described in clauses (a) – (d), (f) – (i), and (o) of the definition thereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Bid” means any offer, quotation, bid or proposal (solicited or unsolicited) which, if accepted or awarded would reasonably be expected to lead to a Government Contract.

“Government Contract” means, with respect to a Company Party, any Contract between such Company Party, and (i) the U.S. federal government or other Governmental Authority or (ii) any prime contractor or higher-tier subcontractor to the U.S. federal government or other Governmental Authority in its capacity as a prime contractor. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means: (a) any officer or employee of a Governmental Authority or of a public international organization, or any Person acting in an official capacity for, or on behalf of, any such Governmental Authority or any such public international organization; or (b) any political party or official thereof or any candidate for political office.

“Governmental Authority” means any federal, national, state, foreign, provincial, local, transnational, supranational or other government, any Person exercising executive, legislative judicial, regulatory or administrative function of or pertaining to government or law, or any governmental, regulatory, administrative, quasi-regulatory or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Governmental Order” means any order, writ, judgment, injunction or decree issued by any Governmental Authority (excluding, for the avoidance of doubt, agreements with a third-party (other than a Governmental Authority) involving the settlement, release, compromise or waiver of any actual or threatened Proceeding, whether or not approved by a Governmental Authority).

“Governmental Rule” means any federal, state, county, municipal, foreign, or other governmental law (including common law), constitution, statute, act, rule, regulation, Governmental Order, ordinance, code, treaty or directive, pronouncement or opinion having the effect of law of any Governmental Authority, whether federal, local, domestic or foreign and any permit granted under any of the foregoing.

“Guarantee Agreement” means the Guarantee Agreement to be entered into by Buyer, Xerox Holdings Corporation, Xerox Business Solutions LLC, Xerox Financial Services LLC, and Xerox Canada Ltd. in favor of the Seller, in the form attached hereto as Exhibit H.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, treatment, Release, storage, transfer, transportation, treatment, labeling, recycling, reclamation, disposal, arranging for disposal, or use of Hazardous Substances.

“Hazardous Substance” means (i) any petroleum, petroleum product, by-product or break-down product, radioactive material, asbestos, mold, ozone-depleting substance, per and polyfluoroalkyl substances and polychlorinated biphenyl or (ii) any material, substance, mixture or solution that constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Environmental Rule, or is capable of causing harm or is defined, identified or regulated as a pollutant, contaminant or waste, or as hazardous, toxic, radioactive or words of similar effect, or for which liability or standards of conduct have been or can be imposed, by or pursuant to any Environmental Rule.

“Illustrative Calculation” means the illustrative calculation of Closing Working Capital as of the trailing twelve (12)-month period ended September 30, 2024 attached hereto as part II of Schedule 1.01(a).

“Indemnity Escrow Amount” means $4,144,568.80, or, if the corrective filing described in Section 6.09 is made prior to the Closing, $2,644,568.80.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount together with all earnings, if any, thereon.

“Independent Accounting Firm” means Alvarez & Marsal, or, if Alvarez & Marsal is unable to accept such engagement, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties).

“INOC Escrow Amount” means $9,000,000.

“INOC Escrow Fund” means the INOC Escrow Amount together with all earnings, if any, thereon.

“Intellectual Property” means any and all of the following, whether protected, created or arising under the Governmental Rules of the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names and trade dress (registered and unregistered), including all applications (including intent to use applications) to register any of the foregoing and registrations and renewals therefor, and all of the goodwill connected with the use of and symbolized by the foregoing (collectively, “Marks”); (ii) works of authorship (whether or not published), copyrights (registered and unregistered), designs and mask works and registrations (and any similar rights), including all applications and registrations related to the foregoing (collectively, “Copyrights”); (iii) trade secrets, know-how, Software, databases and customer lists (collectively, “Trade Secrets”); (iv) patents and patent applications, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations (including industrial design registrations and applications), confirmations, design rights, reexaminations, extensions, supplementary protection certificates, investors certificates, any provisional applications and any foreign or international equivalent of any of the foregoing (collectively, “Patents”); (v) internet domain name registrations; (vi) telephone number and fax numbers; and (vii) moral rights, publicity rights, and any other intellectual property or proprietary rights, interests and protections of any kind or nature recognized, protected, created, or arising under the laws of the United States or any other country or jurisdiction.

“Intercreditor Agreements” means, collectively, (i) the First Lien/Second Lien Intercreditor Agreement, to be entered into at Closing, among Jefferies Finance LLC, as the First Lien Agent (as defined therein), Citibank, N.A., as the ABL Agent (as defined therein), and ITsavvy Holdings, LLC, as the Second Lien Agent (as defined therein), which shall be acknowledged and agreed by the Buyer and the other “Grantors” thereto from time to time, in the form attached hereto as Exhibit E; (ii) the New Agent Joinder Agreement No. [_] with respect to the ABL Intercreditor Agreement (as defined in Exhibit E attached hereto and in the form of Annex V thereto), to be entered into at Closing, by ITsavvy Holdings, LLC, as the New Agent (as defined therein); and (iii) the Credit Agreement Designation No. [_] with respect to the ABL Intercreditor Agreement (in the form of Annex IV to Exhibit E attached hereto), to be entered into at Closing, by the Buyer and acknowledged and agreed by Citibank, N.A., as Initial ABL Collateral Agent (as defined in the ABL Intercreditor Agreement).

“Interim Period” is defined in Section 6.02.

“IRS” means the Internal Revenue Service.

“ITsavvy” means ITsavvy LLC, an Illinois limited liability company.

“ITsavvy Management Letter Agreements” means the letter agreements between Xerox Holdings Corporation and each of Gautam Gandhi, Robert Beard, Glenn Davis, Milind Shah, Greg Degleffetti, Heather Carlson, John Skeffington and William Rodgers, dated as of the date hereof, and a letter agreement in the same form, if entered into between Xerox Holdings Corporation and Christopher Riley prior to the Closing, with the prior written consent of the Seller.

“IT Systems” means the hardware, Software, communications networks, voice and data switches and routers, microprocessors and firmware and other information technology equipment that are owned, leased or licensed by any Company Party. For the avoidance of doubt, IT Systems do not include Software, equipment, or any other materials purchased, licensed or otherwise procured by a Company Party solely for or on behalf of a customer.

“Liabilities” means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, liquidated or unliquidated, due or whether to become due or on- or off-balance sheet, and whether in Contract, tort, strict liability or otherwise, including any arising under any Governmental Rule, Proceeding or Governmental Order.

“License Agreement” is defined in Section 3.13(b).

“Licensed Intellectual Property” is defined in Section 3.13(b).

“Liens” means all liens, mortgages, deeds of trust, security interests, pledges, hypothecations, and other encumbrances.

“Losses” means, collectively, any and all claims (including, without limitation, any Proceeding, whether instituted by a third party against a party or by a party for the purpose of enforcing its rights hereunder), demands, damages, losses, Liabilities, debts, awards, judgments, interest, amounts paid in settlement, penalties, fines, Taxes, costs and expenses (including, without limitation, costs of investigation, attorneys’ fees, and consultants’ fees, in each case solely to the extent reasonable and out-of-pocket, and court and arbitration costs and expenses).

“Management Payments” is defined in Schedule 7.02(a)(xiv).

“Material Adverse Effect” means any change, event, effect or occurrence, state of facts, development or circumstance (each, an “Effect”) which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (a) the Business, operations, condition (financial or otherwise), results of operations, or assets of the Company Parties, taken as a whole or (b) the ability of the Company to perform its obligations under the Transaction Documents, provided that none of the following shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) Effects generally applicable to (A) the global economy, (B) financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or market index, and any change in prevailing interest rates), or (C) any economies, markets, and industries applicable to the Company Parties (including seasonal changes); (ii) changes in GAAP, other applicable accounting standards, or any Governmental Rules applicable to the Company Parties (including interpretations by Governmental Authorities of any of the foregoing), or any Tax, regulatory, or political conditions applicable to the Company Parties); (iii) Effects arising as a result of acts of God (including earthquakes, hurricanes, floods, or other natural disasters or weather-related conditions) or COVID-19 or COVID-19 Measures or the commencement, occurrence, continuation, or intensification of any war (whether or not declared), sabotage, armed hostilities, military attacks, acts of terrorism, or civil unrest; (iv) failure to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date hereof (provided that this clause (iv) shall not by itself exclude any underlying Effect(s) giving rise to such failure); and (v) Effects arising as a result of public or industry knowledge or knowledge by customers, suppliers, or other relationships of the transactions contemplated by this Agreement or any other Transaction Document and (vi) any action taken by any party hereto in furtherance of this Agreement or any other Transaction Document; except, in each case within the foregoing clauses (i) through (iii), to the extent that the Company Parties are materially disproportionately adversely affected by such Effects relative to other similarly situated businesses.

“Material Business Agreements” is defined in Section 3.18(b).

“Measurement Time” means 12:01 a.m. eastern time on the Closing Date.

“Non-Appealable Judgment” means a judgment entered by a court with respect to the Proceeding that is no longer subject to appeal, which will occur: (a) if no appeal is taken therefrom, on the date on which the time to appeal therefrom (including any extension of time) has expired, or (b) if any appeal is taken therefrom, on the date on which all appeals therefrom, including any motions or petitions for rehearing or re-argument, motions or petitions for rehearing en banc, and motions or petitions for writ of certiorari or any other writ, or any other form or review, have been finally disposed of, such that the time to appeal therefrom (including any extension of time) has expired.

“Objection Notice” is defined in Section 2.04(a).

“Ordinary Course of Business” means the ordinary course of the Company Parties’ Business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, operating agreement, shareholders agreement or such other organizational documents of such Person.

“PBGC” is defined in Section 3.15(a).

“Permitted Liens” means (a) Liens arising under agreements governing Company Debt that are released at Closing, (b) Liens for Taxes, assessments and other charges of Governmental Authorities (i) not yet due or delinquent or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established on the Current Financial Statements, (c) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens arising in the Ordinary Course of Business by operation of Governmental Rule, in each case, for amounts that are not yet due and payable, (d) easements, encroachments, covenants, rights-of-way, and conditions that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Company Property, (e) zoning and building codes and other entitlement and land use Governmental Rules regulating the use or occupancy of any parcel of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that do not, in the aggregate, materially interfere with the current use or value of the Company Property, (f) Liens securing leases that have been recorded as capital or finance leases in the Financial Statements or that are required to be treated as capital or finance leases in accordance with GAAP, (g) Liens securing purchase money security interests, and other Liens of lessors, licensors, lessees, and licensees, (h) conditional sale, title retention, consignment, and similar arrangements for the sale of goods, and (i) Liens set forth on Schedule 1.01(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any definition for “personal data,” “personal information” “personally identifiable information” or any similar term provided by applicable Governmental Rule by which the Company Parties are bound, including any data that alone or in combination with other information, identifies or is capable of leading to the identification of an individual.

“Plan” is defined in Section 3.15.

“Post-Closing Payment” is defined in Section 2.03(c).

“PPP Lender” means Fifth Third Bank, N.A.

“PPP Loan” means the loan in the original principal amount of $3,255,925.00 received by the Company from the PPP Lender under the “Paycheck Protection Program” established by the CARES Act, and which loan is evidenced by the PPP Note.

“PPP Loan Documents” is defined in Section 3.06(g).

“PPP Note” means that certain Paycheck Protection Program Term Note, dated as of April 17, 2020, made by the Company in favor of the PPP Lender in the original principal amount of $3,255,925.00.

“Pre-Closing Tax Period” is defined in Section 8.01(a).

“Privacy Policy” means all agreements and all published and posted policies relating to any Company Party’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Proceeding” means any action, claim, arbitration, complaint, mediation, audit, hearing, examination, notice of violation, disciplinary action, litigation, suit or proceeding, whether civil, criminal, administrative, judicial or investigative, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Data, and/or is considered “processing” by any applicable Governmental Rule.

“Products” means all services provided and all products marketed, sold, distributed or licensed by any Company Party on or within the three (3) years prior to the Closing Date.

“Protected Person” is defined in Section 7.02(a)(vii).

“Purchased Securities” is defined in the Recitals.

“Purchase Price” is defined in Section 2.02.

“Real Property” is defined in Section 3.12(a)(i).

“Real Property Leases” is defined in Section 3.12(a)(iii).

“Registered IP” is defined in Section 3.13(c).

“Release” means any spill, release, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance on, into or through the Environment.

“Remedial Action” means actions required by applicable Environmental Rules or a Governmental Authority with applicable jurisdiction to (i) clean up, remove, treat or in any other way address Hazardous Substances in the Environment, (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Substances or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Restricted Cash” means all cash and cash equivalents of the Company Parties: (a) not freely usable because it is subject to restrictions (including restrictions on dividends) or limitations on use or distribution by any Company Party by any Business Agreement as in effect as of the Closing (before giving effect to any Business Agreements put into place at the Closing or at the direction of the Buyer), (b) consisting of cash collateral supporting undrawn direct pay letters of credit and bankers’ acceptances or standby letters of credit, (c) otherwise restricted from use, as determined in accordance with GAAP, or (d) located outside of the United States, but in each case, excluding cash deposited as security under the Real Property Leases. Restricted Cash shall be calculated in accordance with the Agreed Principles.

“Review Period” is defined in Section 2.04(a).

“RWI Policy” is defined in Section 6.06.

“Sanctioned Country” means any country or region that is or has been within the past three (3) years the target of Sanctions Laws, including Crimea, Cuba, North Korea, Sudan, Syria and Iran.

“Sanctions Laws” means all applicable Governmental Rules and Governmental Orders pertaining to economic, trade and financial sanctions and embargoes.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (a) any Person identified in any list of Sanctioned Persons maintained by (i) OFAC, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (ii) His Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council, or (iv) the European Union, (b) any Person located, organized, or resident in a Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

“Securities” is defined in the Recitals above.

“Security Breach” is defined in Section 3.14(c).

“Security Incident” is defined in Section 3.14(c).

“Seller” is defined in the introductory paragraph above.

“Seller Indemnitee” is defined in Section 9.02.

“Seller Notes” means the Secured Promissory Notes to be entered into by the Buyer in favor of the Seller, substantially in the form attached hereto as Exhibit B (each a “Seller Note” and together the “Seller Notes”).

“Seller Parties” means, collectively, the Seller and the Beneficial Owners.

“Seller Related Party” means (a) the Seller, (b) any Person that holds 5% or more of the issued and outstanding Equity Securities of the Seller and any Affiliates of any such Person, and (c) any director, manager, or officer of a Company Party or the Seller.

“Seller Related Secondary Party” means any Person that the Company actually knows, without investigation, to be an Affiliate or a member of the Family of a Person described in clause (c) of the definition of “Seller Related Party”.

“Seller True-Up Amount” is defined in Section 2.04(b)(i).

“Software” means computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, and user interfaces, in any form or format, however fixed, including firmware.

“Solvency Certificate” means the Solvency Certificate to be delivered by the Buyer to the Seller at Closing, in substantially the form attached hereto as Exhibit I.

“SPR Earnout Reserve Amount” shall have the meaning ascribed to such term in the Theriault Earnout Agreement.

“Straddle Period” is defined in Section 8.01(a).

“Tail Policy” is defined in Section 7.02(a)(vii).

“Tax” means any and all taxes, charges, fees, duties, levies or similar assessments or liabilities (whether federal, state, municipal, local or foreign) in each case, as may be assessed, levied or charged by a Governmental Authority that is a taxing authority, including any income, sales and use, ad valorem, transfer, gains, profits, excise, custom, duty, governmental fee, franchise, real and personal property, gross receipts, windfall profit, capital stock, license, production, net worth, alternative or add-on minimum, value added, environmental (including under Code Section 59A), business and occupation, disability, social security, employment, payroll, license, estimated, stamp, severance and withholding taxes, charges, fees, duties, contributions, levies or similar assessments or liabilities, and any interest or penalties thereon or other additions thereto (excluding in each case, for the avoidance of doubt, escheat and unclaimed property).

“Tax Liability Accrual” means an amount equal to the sum of the aggregate unpaid Taxes of the Company Parties for all Pre-Closing Tax Periods and the pre-Closing portion of any Straddle Periods to the extent that such Taxes are either (i) as of the Measurement Time, not yet due and payable or (ii) due and payable with respect to a Tax Return that is required to be filed (taking into account valid extensions) and is actually filed after the Measurement Time, and with such amount reduced by refunds or credits for overpayment of Taxes that are accrued but not yet received with respect to all Pre-Closing Tax Periods and the pre-Closing portion of all Straddle Periods. For the avoidance of doubt, the “Tax Liability Accrual” may be less than zero in the aggregate or in respect of any jurisdiction. The “Tax Liability Accrual” shall be computed: (a) taking into account estimated or other prepaid Tax payments; (b) by including all deductions or other Tax benefits arising from amounts included in Company Expenses, Employee Payments, or Company Debt (including for this purpose amounts that would be so included but for the fact that such amounts were paid prior to the Closing) irrespective of when such amounts are paid and irrespective of the period in which such amounts are properly deductible; (c) if applicable, applying the safe harbor election under Rev. Proc. 2011-29 to any “success based fees” included in Company Expenses and deducting no more than 70% of any such success based fees; (d) assuming any entity in which any Company Party or any Seller owns an interest whose Tax year that began at or prior to the Measurement Time and does not close at the Measurement Time under applicable Governmental Rules will be deemed to have its

Tax year end at the Measurement Time applying a “closing of the books” methodology for purposes of determining the items of income, gain, loss and deduction realized during the deemed short year ending at the Measurement Time; (e) with respect to any Straddle Period, by including the portion of Taxes of the Company for the pre-Closing portion of the Straddle Period by applying the principles of Section 8.01(b), (f) by excluding any Liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or the accrual with respect to uncertain Tax positions, (g) by excluding any Taxes attributable to any action taken by Buyer or any of its Affiliates (including any Company Party) on the Closing Date and after the Closing that is not expressly contemplated herein and that is outside the Ordinary Course of Business or in violation of Section 8.01, (h) in accordance with the past practices of the Company Parties in preparing and filing their Tax Returns, and (i) by excluding any deferred Tax assets and Liabilities established for GAAP purposes.

“Tax Returns” means, collectively, all returns, declarations, reports and information statements with respect to any Tax (including all related schedules), including without limitation any consolidated, combined or unitary Tax returns.

“Theriault Escrow Amount” means $12,550,000.

“Theriault Escrow Fund” means the Theriault Escrow Amount together with all earnings, if any, thereon.

“Trade Controls” means all applicable Governmental Rules and Governmental Orders pertaining to (a) Sanctions Laws, including U.S. economic sanctions administered by OFAC and the U.S. Department of State, (b) import and export controls, including the Export Administration Regulations and the International Traffic in Arms Regulations, (c) U.S. antiboycott requirements, and (d) the prevention of money laundering.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Seller Notes, the Collateral Agreements, the Guarantee Agreement, the Intercreditor Agreements, the ITsavvy Management Letter Agreements and the other agreements, documents and certificates delivered pursuant to or in connection with this Agreement, including those specified in Sections 7.02(a) and 7.02(b).

“Transfer Taxes” means, collectively, any transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees and recording charges, incurred in connection with consummation of the transactions contemplated by this Agreement.

“Withholding Amounts” is defined in Section 2.05.

“Working Capital Target” means negative $12,131,968.

1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) unless the context otherwise requires, each defined term used in this Agreement shall have a comparable meaning when used in its plural form or in its singular form; (e) the terms “dollars” and “$” mean United States dollars; (f) [Reserved]; (g) the words “shall” and “will” mean a mandatory obligation; (h) with respect to a period of time, the words “from” and “since” mean “from and including” or “since and including”, as applicable, and the words “to” and “until” mean “to and including” or “until and including”, as applicable; (i) references to any gender shall include each other gender; (j) references to a number of days (other than Business Days) or months means calendar days or months; (k) accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP and with respect to an accounting term defined herein, to the extent such definition is inconsistent with GAAP, the definition set forth in this Agreement will control; and (l) the parties hereto intend that each representation, warranty, covenant and agreement contained herein shall have independent significance and if any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. Unless the context otherwise requires, references herein: (w) to Articles, Sections, subsections, clauses, Schedules and Exhibits mean the Articles, Sections, subsections and clauses of, and Schedules and Exhibits attached to, this Agreement; (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof (except that on any Schedule, a reference to any agreement, document or other instrument shall only include any amendment, supplement or modification thereto that is expressly set forth or otherwise referenced on such Schedule); (y) to any Code Section, statute or other Governmental Rule mean such Code Section, statue or other Governmental Rule as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (z) to a Person in any particular capacity or capacities shall exclude such Person in any other capacity. Any document, list or other item shall be deemed to have been “made available” to Buyer for all purposes hereof only if such document, list or other item was posted no less than one (1) Business Day prior to the date hereof and remained so posted and accessible continuously through the Closing in the Project Impala Datasite.com online data room (https://americas.datasite.com/platform/container/666cc2322cf4e32c3ac6e22e/documents/content/index) or the Project Impala Dentons.com online data room (https://direct2.dentons.com/dentons2/documentHome.action?metaData.siteID=6396&metaData.parent FolderID=120076&metaData.module View=columnView&metaData.paginationNo=0&metaData.loadMoreNo=0&sortOrder=0&filterShared=0), in either case that was created in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”). The table of contents and section and other headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. If the last day of any period for the giving of notice or the performance of any act under this Agreement is a non-Business Day, the period in question will end on the next succeeding Business Day.

ARTICLE II

PURCHASE AND SALE OF PURCHASED SECURITIES

2.01 Purchase and Sale of Purchased Securities. On the Closing Date, the Seller will sell to Buyer, and Buyer will purchase from the Seller, all of the Seller’s rights, title and interests in and to the Purchased Securities free and clear of all Liens (other than those arising pursuant to applicable securities Governmental Rules).

2.02 Purchase Price. The purchase price for the Purchased Securities (the “Purchase Price”) will be an amount equal to (a) the Base Purchase Price, plus (b) Closing Cash on Hand, plus (c) the amount, if any, by which Closing Working Capital exceeds the Working Capital Target, minus (d) the amount, if any, by which the Working Capital Target exceeds Closing Working Capital, minus (e) Company Debt, minus (f) Company Expenses, minus (g) Employee Payments, in the case of items (b) through (g), as finally determined in accordance with Section 2.04, plus (h) the Post-Closing Payment, plus (i) the consideration described in Section 2.03(b)(vi). For the avoidance of doubt, items included in Closing Cash on Hand, Closing Working Capital, Company Debt, Company Expenses, or Employee Payments, shall not be double counted for purposes of any calculations of the Purchase Price, Estimated Closing Purchase Price, Closing Working Capital, Estimated Closing Working Capital or the components thereof or payments made hereunder.

2.03 Estimated Closing Purchase Price; Closing Date Payments; Post-Closing Payment.

(a) At least three (3) Business Days prior to the Closing, the Seller shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate, determined on a reasonable basis using the Company’s then available financial information, of (i) Closing Working Capital (“Estimated Closing Working Capital”), (ii) Closing Cash on Hand (“Estimated Closing Cash on Hand”), (iii) Company Debt (“Estimated Company Debt”), (iv) Company Expenses (“Estimated Company Expenses”), (v) Employee Payments (the “Estimated Employee Payments”) and (vi) the resulting Estimated Closing Purchase Price, together with the Company’s calculation of the Closing Date Consideration. During the period following the delivery of the Estimated Closing Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Estimated Closing Statement (including any information reasonably requested by and reasonably necessary for Buyer’s review of the Estimated Closing Statement) and provide comments to the Seller, and the Seller will, and will cause the Company to, reasonably consider in good faith any comments to the Estimated Closing Statement that Buyer provides to the Company and the Seller shall, and shall cause the Company to, reasonably cooperate with Buyer in good faith to respond to any questions regarding the Estimated Closing Statement raised by Buyer and, to the extent the parties agree and deem it to be appropriate, will revise the Estimated Closing Statement to reflect such comments accordingly; provided, however, if the Seller and Buyer are unable to reach agreement with respect to any such comments, the parties shall nevertheless proceed to Closing, utilizing the information contained in the Estimated Closing Statement initially delivered by the Seller (as updated to reflect the resolution of comments having been agreed to by the Seller and Buyer) and the resulting calculation of the Estimated Closing Purchase Price set forth therein. The Seller shall not, and shall cause the Company Parties not to, take any action between the Measurement Time and the occurrence of the Closing affecting its cash, current assets, or current Liabilities outside of the Ordinary Course of Business for the purpose of artificially increasing its Closing Working Capital or Closing Cash on Hand.

(b) At the Closing:

(i) The Buyer shall repay, or cause to be repaid, on behalf of the Company Parties, the Estimated Company Debt set forth on the Estimated Closing Statement of the types constituting Funded Company Debt by wire transfer of immediately available funds in accordance with the instructions set forth on the Estimated Closing Statement (which instructions shall be consistent with all applicable payoff letters delivered pursuant to Section 7.02(a)(v));

(ii) The Buyer shall pay, or cause to be paid, on behalf of the Company Parties, the Estimated Company Expenses set forth on the Estimated Closing Statement by wire transfer of immediately available funds in accordance with the instructions set forth on the Estimated Closing Statement with respect to each such obligee (which instructions shall be consistent with all applicable invoices delivered pursuant to Section 7.02(a)(vi));

(iii) The Buyer shall pay, or cause to be paid, an amount equal to the Estimated Employee Payments set forth on the Estimated Closing Statement to the Company Parties employing the Persons entitled to such payments, and the Buyer shall cause such Company Parties to pay such amounts (less required withholdings) to the applicable employees in accordance with the agreements governing such Employee Payments or, if not otherwise addressed in such agreements, no later than the first end of a payroll cycle following the Closing Date;

(iv) The Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds, (A) the Adjustment Escrow Amount, (B) unless the Theriault Termination Condition is satisfied, the Theriault Escrow Amount, (C) unless the INOC Termination Condition is satisfied, the INOC Escrow Amount, (D) the Indemnity Escrow Amount, and (E) the enfoPoint Escrow Amount, in each case, to the Escrow Agent to be held or disbursed in accordance with the terms of the Escrow Agreement;

(v) The Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, the Closing Date Consideration to the Seller in accordance with the wire instructions for such payment set forth on the Estimated Closing Statement; and

(vi) In satisfaction of a portion of the Purchase Price and for the benefit of Seller, the Buyer shall convey additional consideration to each of Robert Beard, Glenn Davis, Milind Shah, Gregory Degleffetti, Heather Carlson, John Skeffington, William Rodgers, Gautam Gandhi, and Christopher Riley (if Christopher Riley and Xerox Holdings Corporation enter into an ITsavvy Management Letter Agreement prior to the Closing, with the prior written consent of the Seller, not to be unreasonably withheld, conditioned or delayed) (collectively, the “ITsavvy Management Members”) pursuant to the terms of the ITsavvy Management Letter Agreements, and such additional consideration shall have an aggregate value of $10,000,000 (the “Aggregate RSU Value”). At least three (3) Business Days prior to the Closing, the Seller shall deliver written notice to the Buyer setting forth the allocation of the Aggregate RSU Value among the ITsavvy Management Members, so long as (A) the amount allocated to each ITsavvy Management Member is neither greater than the “Maximum Amount”, nor lower than the “Minimum Amount”, set forth in the ITsavvy Management Letter Agreement of such ITsavvy Management Member (it being understood and agreed that, if Christopher Riley and Xerox Holdings Corporation enter into an ITsavvy Management Letter Agreement prior to the Closing, the “Minimum Amount” therein shall be zero), and (B) the total amount of such allocation is equal to $10,000,000. Promptly thereafter, the Buyer shall cause Xerox Holdings Corporation to notify each ITsavvy Management Member of the RSU entitlement allocated to him or her under his or her ITsavvy Management Letter Agreement in accordance with the foregoing.

(c) After the Closing, the Buyer shall pay, or cause to be paid, the aggregate amount of $220,000,000 in accordance with the Seller Notes, with the first Seller Note being for $110,000,000, with equal payments of $27,500,000 due within five Business Days of January 1, 2025, April 1, 2025, July 1, 2025, and October 1, 2025, and the balance being payable on October 8, 2025, and the second Seller Note being for $110,000,000, payable on January 30, 2026 (collectively, the “Post-Closing Payment”).

2.04 Final Calculation of the Closing Purchase Price.

(a) Within 60 days after the Closing Date, the Buyer will prepare and deliver to the Seller a reasonably detailed statement (the “Closing Statement”) containing the Buyer’s good faith calculation of (i) Closing Cash on Hand, (ii) Closing Working Capital, (iii) Company Debt, (iv) Company Expenses, (v) Employee Payments and (vi) the resulting Closing Purchase Price. If the Buyer fails to deliver a Closing Statement to the Seller within such period, then the Seller’s Estimated Closing Statement and the calculations therein shall be final and binding on the Seller and the Buyer, unless otherwise agreed by the Seller. The Seller will have a period of 30 days after its receipt of the Closing Statement (the “Review Period”) to review the calculations contained therein and to submit one notification to Buyer of any disputes regarding the same (such notice, if any, the “Objection Notice”). The Objection Notice, if any, shall specify those items or amounts with which the Seller disagrees and shall include a reasonably detailed explanation of the Seller’s basis for each item or amount in dispute and the Seller’s alternative calculation of the item or amount in dispute. As part of such review, upon the Seller’s request, the Buyer will provide the Seller and its advisors reasonable access to the books and records on which the Closing Statement is based during normal business hours and upon reasonable prior notice and subject to the execution of customary work paper access letters as requested by accountants of the Company or Buyer, as applicable; provided, that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer and the Company. If the Seller fails to deliver an Objection Notice to the Buyer before the expiration of the Review Period, then the Buyer’s Closing Statement and the calculations therein shall be final and binding on the Seller and the Buyer. If the Seller delivers an Objection Notice to the Buyer before the expiration of the Review Period, then the Buyer and the Seller will negotiate in good faith in an effort to resolve any disputed items identified in the Objection Notice (the “Disputed Items”); provided, that any item or calculation in the Buyer’s Closing Statement that is not expressly disputed in the Objection Notice delivered to the Buyer shall be deemed to have been accepted by the Seller and shall be final and binding on the Seller and the Buyer. Unless otherwise agreed by Buyer and the Seller, all discussions related to the resolution of any items that are the subject of an Objection Notice shall be governed by Rule 408 of the Federal Rules of Evidence. If the parties are unable to resolve any such disputed items within 30 days after Buyer receives the Objection Notice, then either the Buyer or the Seller may submit such unresolved disputed items to the Independent Accounting Firm for resolution. The Independent Accounting Firm will be instructed to render a decision as soon as practicable as to the Disputed Items (and Buyer and the Seller will endeavor to cause the Independent Accounting Firm to render a decision within 30 days of submission to it of such Disputed Items), and the Seller and Buyer agree to reasonably cooperate with each other, each other’s authorized representatives and with the Independent Accounting Firm to resolve any and all Disputed Items as soon as practicable. Subject to appropriate confidentiality undertakings (and subject the execution of customary work paper access letter if requested by accountants of the Company or Buyer, as applicable), each party hereto will cooperate with and make available to the other parties and the Independent Accounting Firm all information, records, data and working papers as may be reasonably requested by the Independent Accounting Firm and necessary for the resolution of the Disputed Items so long as directly relevant to such analysis. Each of the Buyer and the Seller will be afforded the opportunity to present to the Independent Accounting Firm any material related to the determination of such dispute and to discuss the determination of such dispute with the Independent Accounting Firm; provided, that no party shall initiate discussions with the Independent Accounting Firm without the other party being given an opportunity to participate in such discussion and each party shall provide the other party with copies of any materials provided to the Independent Accounting Firm. For the avoidance of doubt, there shall be no ex parte communications between any party and the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm shall (A) apply only the terms and conditions of this Agreement, including the definitions of Agreed Principles, Closing Cash on Hand, Closing Working Capital, Company Debt, Company Expenses, Employee Payments and Closing Purchase Price and the terms of this Section 2.04, (B) consider only those Disputed Items and the information relating thereto provided by each of Buyer and the Seller or their respective representatives that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), (C) not assign a value to any item greater than the greatest value for such item claimed by the Seller or the Buyer or less than the least value for such item claimed by the Seller or the Buyer in the Closing Statement or the Objection Notice, and (D) shall act as an expert, not as an arbitrator. The determination by the Independent Accounting Firm will be conclusive and binding upon the parties, absent fraud or manifest clerical error. The fees and expenses of the Independent Accounting Firm will be allocated between the Buyer and the Seller based upon the percentage that the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Independent Accounting Firm. Except in the case of fraud or pursuant to Section 8.01 (but without limiting the rights of Buyer under the RWI Policy), this Section 2.04 shall be the exclusive procedure for determination of Closing Cash on Hand, Closing Working Capital, Company Debt, Company Expenses, Employee Payments and the Closing Purchase Price.

(b) Promptly (but not later than five Business Days) after the Closing Statement (and the calculations of Closing Cash on Hand, Closing Working Capital, Company Debt, Company Expenses, Employee Payments and Closing Purchase Price set forth thereon) are deemed final and binding as provided in Section 2.04(a), the following adjustment payments shall be made:

(i) if the Closing Purchase Price (as finally determined pursuant to Section 2.04(a)) is greater than or equal to the Estimated Closing Purchase Price (the amount of such excess, if any, being the “Seller True-Up Amount”), then (A) the Buyer will pay the Seller True-Up Amount to the Seller by wire transfer of immediately available funds as directed by the Seller, and (B) the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Seller the entire Adjustment Escrow Fund as directed by the Seller; and

(ii) if the Closing Purchase Price (as finally determined pursuant to Section 2.04(a)) is less than the Estimated Closing Purchase Price (the amount of such deficiency, if any, being the “Buyer True-Up Amount”), then the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay the Buyer True-Up Amount (or, if the funds in the Adjustment Escrow Fund are less than the Buyer True-Up Amount, all of the funds in the Adjustment Escrow Fund, in which event the Seller shall pay the amount of such difference to the Buyer), and to pay the Seller the amount of any funds remaining in the Adjustment Escrow Fund thereafter.

2.05 Withholding. The Buyer, the Company Parties, and their respective Affiliates, agents and designees, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Seller Party or any other Person such amounts (the “Withholding Amounts”) as the Buyer, the Company Parties or any Affiliate, agent or designee, as applicable, is required to deduct and withhold under the Code, or any provision of state, local or foreign Governmental Rule and to timely and properly remit (or to have the Company Parties remit through their payroll systems) such Withholding Amounts to the appropriate Governmental Authority. Prior to making any such deduction or withholding pursuant to this Section 2.05 from any such amounts (other than amounts subject to withholding because of the compensatory nature of the applicable payment), Buyer and the Company Parties shall have provided at least five (5) days prior notice to (or as soon as reasonably practicable after Buyer determines such deduction or withholding is required) of the applicable deduction or withholding to such Seller Party or other Person and shall reasonably cooperate with such Seller Party or other Person to reduce or eliminate such deduction or withholding to the extent permissible under applicable Governmental Rules. To the extent that such Withholding Amounts are so withheld and paid to the applicable Governmental Authority, such Withholding Amounts will be treated for all purposes of this Agreement as having been paid to the Person with respect to which such withholding and deduction was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY PARTIES

The Company and the Seller, jointly and severally, represent and warrant to the Buyer as follows:

3.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing in the State of Delaware. ITsavvy is a limited liability company duly organized, validly existing and in good standing in the State of Illinois. Schedule 3.01 sets forth a correct and complete list of all jurisdictions where the Company Parties are duly qualified to do business as a foreign entity (the “Foreign Jurisdictions”). Each Company Party is in good standing in its state of incorporation, each Foreign Jurisdiction and the Foreign Jurisdictions constitute all jurisdictions in which such Company Party’s ownership of its properties or the nature of its Business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Company Party has made available to the Buyer complete and accurate copies of its Organizational Documents.

3.02 Power and Authority. Each Company Party has the requisite power and authority to own, lease, operate and use its assets and to conduct its Business as presently conducted. Each Company Party has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

3.03 Execution and Enforceability. This Agreement and the other Transaction Documents to which a Company Party is a party have been or will have been duly and validly executed and delivered by such Company Party and constitute or will constitute legal, valid and binding obligations of such Company Party enforceable against such Company Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The execution, delivery and performance of this Agreement and the other Transaction Documents to which a Company Party is a party and the consummation by such Company Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, limited liability company or other company action, as applicable, and no other Proceedings or actions on such Company Party’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents to which such Company Party is a party or the consummation of the transactions contemplated hereby or thereby.

3.04 No Breach, Default, Violation or Consent. Except as otherwise disclosed on the applicable subsection of Schedule 3.04, the execution, delivery and performance by each Company Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not, directly or indirectly (with or without notice or the passage of time or both): (a) contravene, conflict with or violate the Organizational Documents of any Company Party; (b) materially breach, conflict with, violate or result in a material default, termination, acceleration, suspension, revocation, or cancellation under, require any consent or notice under, result in the creation of any Lien on any of the Securities or any assets of any Company Party under, or give to any Person any rights of termination, acceleration, suspension, revocation, cancellation, amendment or any other additional rights with respect to, any Material Business Agreement (other than those set forth on Schedule 3.15) or material Business Permit; (c) breach, contravene, conflict with or otherwise violate any Governmental Order which names any Company Party or is directed to any Company Party or any of its assets; (d) materially, breach, violate or conflict with any applicable Governmental Rule or other restriction of any Governmental Authority to which any Company Party is subject; or (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, or any notice to, any Person, other than such filings and approvals as are required under the “blue sky” laws of the various states, under the HSR Act, and/or as may be required as a result of the identity of the Buyer and its Affiliates.

3.05 Ownership and Control.

(a) Schedule 3.05(a) sets forth (i) the authorized Equity Securities of each Company Party, and (ii) the number and type of Equity Securities that are issued and outstanding. Immediately prior to the Closing, the Seller is the beneficial and record owner of all of the Securities, and has and upon the Closing is transferring to the Buyer good, valid and marketable title to the Securities free and clear of all Liens (other than those Liens arising under applicable securities related Governmental Rules) and the Company is the beneficial and record owner of all of the issued and outstanding Equity Securities of ITsavvy (the “ITsavvy Securities”), and has good, valid and marketable title to the ITsavvy Securities free and clear of all Liens (other than those Liens arising under applicable securities related Governmental Rules). The Securities and the ITsavvy Securities were duly authorized and validly issued, are fully-paid and non-assessable and constitute all of the issued and outstanding Equity Securities of each Company Party. There are no other Equity Securities of the Company Parties other than the Securities and the ITsavvy Securities. All of the Securities and the ITsavvy Securities have been issued in compliance in all material respects with all applicable Governmental Rules and the Company Parties’ Organizational Documents. None of the Securities or the ITsavvy Securities were issued in violation of any agreement, arrangement or commitment to which the Seller or any Company Party is subject or in violation of any preemptive rights, rights of first refusal or offer or similar rights of any Person. True, correct and complete copies of the electronic stock certificates representing the Purchased Securities have been made available to the Buyer and such electronic stock certificates are the only certificates representing the Purchased Securities. None of the ITsavvy Securities are certificated.

(b) Except as otherwise disclosed on the applicable subsection of Schedule 3.05(b), there are no outstanding options, warrants, sale agreements, equityholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on any Company Party or the Seller and which relate to the ownership, voting, repurchase, redemption or transfer of any of the Equity Securities of a Company Party.

(c) Other than the Company’s ownership of the ITsavvy Securities, no Company Party owns or controls, directly or indirectly, nor does it have any right or obligation to acquire any Equity Securities in any other Person, and, except as set forth on Schedule 3.05(c), no Company Party has, since August 8, 2022, owned, directly or indirectly, any Equity Securities of any other Person. No Company Party has agreed to, nor is it obligated to make, any future investment in, provide funds to, make any loan to, or make any capital contribution to any Person. No Person has any right to demand or request that any Company Party effect a registration under the Securities Act of 1933, as amended, of any Equity Securities or to include any Equity Securities in any such registration by any Company Party.

3.06 Financial Matters.

(a) Schedule 3.06(a)(i) contains true, correct and complete copies of (i) the Company Parties’ consolidated balance sheet (which is audited) and statement of income (of which the portion of the year beginning on August 8, 2022 is audited) as of and for its fiscal year ended December 31, 2022, audited consolidated statements of retained earnings and cash flows for the period beginning on August 8, 2022 and ending on December 31, 2022, and audited consolidated balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal year ended December 31, 2023, including the footnotes thereto, and (ii) the Company Parties’ unreviewed and unaudited interim balance sheet and statements of income as of and for the six (6) months ended June 30, 2024 (the items described in clause (ii), the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements (including the related notes and schedules thereto) were derived from the books and records of the Company Parties (which books and records are complete and accurate in all material respects), fairly present in all material respects the assets, Liabilities and financial condition of the Company Parties as at the end of the periods covered thereby and the results of its operations and cash flows and the changes in its financial position for the periods covered thereby, and except as otherwise set forth on Schedule 3.06(a)(ii), were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of the Current Financial Statements, to normal and recurring year-end adjustments (which will not, individually or in the aggregate, be material or inconsistent with past practice) and the lack of footnotes and other presentation items (that, if presented, would not differ materially from those included in the reviewed Financial Statements for the year ended December 31, 2023).

(b) Except as set forth on Schedule 3.06(b), the Company has no, and is not subject to any, material Liabilities, other than (i) Liabilities of the kind and in the amounts shown or expressly reserved and adequately accrued for in the Current Financial Statements, (ii) Liabilities that were incurred in the Ordinary Course of Business after the Current Financial Statement Date (none of which is a material liability resulting from noncompliance with or breach of any Governmental Rules, Business Agreement or

Governmental Order or from any tort, infringement, misappropriation, dilution, breach of warranty, breach of contract or Proceeding, environmental matter, or that relates to any cause of action, claim or lawsuit), (iii) Liabilities arising under this Agreement or any other Transaction Document, (iv) executory Liabilities under Contracts, or (v) Company Debt, Company Expenses, Employee Payments, and the Excluded Add-on Earnouts.

(c) Schedule 3.06(c) sets forth a true, correct, and complete listing of Company Debt (other than the type described in clauses (l) and (p) thereof) as of August 31, 2024.

(d) Except as set forth on Schedule 3.06(d): the Company Parties maintain a system of internal accounting controls over financial reporting sufficient to provide reasonable assurances in all material respects (i) regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that transactions are executed and its business is operated in all material respects in accordance with management’s general or specific authorizations and with applicable Governmental Rules and (iv) that the Company Parties does engage in or maintain any off-the-books accounts or transactions.; no Company Party has, within the past three years, identified or been made aware of any illegal act or fraud that involves the management of the Company or the preparation of the Financial Statements, or any written or, to the Company’s Knowledge, oral claim or allegation regarding any of the foregoing; and at no time in the past three (3) years have (x) any material deficiencies or material weaknesses in the design or operation of internal controls used by the Company Parties been identified in writing or, to the Company’s Knowledge, orally by the Company Parties’ accountants or management, that would be reasonably expected to adversely affect the Company Parties’ ability to record, process, summarize and report financial information for inclusion in Financial Statements, (y) any fraud or other willful wrongdoing, whether or not material, that involves management or other employees who have (or had) a significant role in the Company Parties’ internal controls over financial reporting or the preparation of the Financial Statements or the internal counting controls used by the Company Parties occurred or (z) any material claim or allegation regarding any of the foregoing been made in writing or, to the Company’s Knowledge, orally.

(e) Except as set forth on Schedule 3.06(e): all of the accounts receivable of the Company Parties reflected in the Current Financial Statements or that have arisen since the Current Financial Statement Date (i) have arisen from sales made or services performed in the Ordinary Course of Business, (ii) are valid and enforceable, (iii) to the Company’s Knowledge, are not subject to any material contest, claim, defense, counterclaim, setoff or rights of return, (iv) to the Company’s Knowledge, are fully collectible in the Ordinary Course of Business except, in the case of receivables arising prior to the Current Financial Statement Date, to the extent of the reserves set forth in the Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance for bad debts consistent with the past practices of the Company Parties, and (v) have been recorded in accordance with GAAP; no agreement for deduction, discount, or other deferred price or quantity adjustment has been made with respect to any such accounts receivable, other than rebates and discounts in the Ordinary Course of Business; no third party has contested in writing, or to the Company’s Knowledge orally, its obligation to pay any account receivable reflected on the Current Financial Statements or included as a current asset in Estimated Closing Working Capital; since December 31, 2023, the Company Parties have collected their respective accounts receivable in the Ordinary Course of Business and has not accelerated any such collections; and the reserve for uncollectible items in the Current Financial Statements is reasonable in amount based upon the Company Parties’ collection histories and facts known to the Company Parties and the Seller with respect to current accounts and notes receivable.

(f) All accounts payable and notes payable of the Company Parties reflected in the Current Financial Statements or that have been incurred since the Current Financial Statement Date arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment in any material respect. Since December 31, 2023, the Company Parties have paid their respective accounts payable and notes payable in the Ordinary Course of Business and have not delayed any such payments.

(g) PPP Loan.

(i) ITsavvy properly applied for, met all applicable conditions and was eligible to participate in, the Paycheck Protection Program as set forth in the CARES Act. On April 17, 2020, ITsavvy received the PPP Loan and issued the PPP Note to the PPP Lender. The Company has provided the Buyer with correct and complete copies of ITsavvy’s application for the PPP Loan, the PPP Note, ITsavvy’s application for forgiveness of the PPP Loan and all other material documents submitted, entered into by or binding on ITsavvy in connection with the PPP Loan or the forgiveness thereof (collectively, the “PPP Loan Documents”). The Company Parties have complied in all material respects with all Governmental Rules relating to the PPP Loan (including, without limitation, applicable requirements with respect to maintaining their workforce and/or a certain level of payroll) and has complied in all material respects with the PPP Loan Documents. Each of the statements of fact, certifications, representations and warranties in the PPP Loan Documents were true and correct when made and as of the date on which ITsavvy received the PPP Loan, and ITsavvy did not omit any material facts necessary in order to make the statements made therein not misleading. On June 15, 2021, ITsavvy received notice from the PPP Lender that the PPP Loan was forgiven in full and that the PPP Lender had received remittance from the Small Business Association of the full forgiveness amount.

(ii) Except for the PPP Loan or as otherwise set forth on Schedule 3.06(g)(ii), no Company Party has taken out any loan, deferred payment of any Taxes, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Economic Injury Disaster Loan Program or any other legislation issued in connection with the COVID-19 outbreak.

(h) The Company’s maximum outstanding potential payment obligation under the enfoPoint Earnout, the Theriault Earnout and the INOC Earnout do not exceed amounts equal to the enfoPoint Escrow Amount, the Theriault Escrow Amount, and the INOC Escrow Amount, respectively.

3.07 Tax Matters.

(a) Except as set forth in the applicable subsection of Schedule 3.07(a), (i) all material Taxes (whether or not shown on any Tax Return) due and owing by any Company Party have been timely paid; (ii) all income Tax Returns and other material Tax Returns required to have been filed by or with respect to any Company Party have been timely filed; (iii) all Tax Returns filed by any Company Party are true, complete and accurate in all material respects; (iv) no extension of time within which to file any Tax Return of any Company Party which Tax Return has not yet been filed is in effect; (v) no waiver or extension of any statute of limitations relating to Taxes for which any Company Party may be liable is in effect, and no written request for such a waiver is outstanding; and (vi) all material Taxes which any Company Party is required by any applicable Governmental Rule to withhold, deduct or to collect for payment have been duly withheld, deducted and collected and have been paid to the appropriate Governmental Authority.

(b) Except as set forth in the applicable subsection of Schedule 3.07(b), (i) there is no action, suit, investigation, audit, or claim by any Governmental Authority pending, or to the Company’s Knowledge proposed or threatened by any Governmental Authority in writing with respect to Taxes for which any Company Party may be liable; (ii) no claim that is currently pending has been made in writing by a Governmental Authority in a jurisdiction where any Company Party has not paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (iii) all deficiencies asserted or assessments made against or with respect to any Company Party by any Governmental Authority with respect to Taxes have been paid in full or otherwise finally resolved; and (iv) no Company Party is the subject of any Tax rulings, written requests for rulings, or closing agreements in each case by or with any Governmental Authority relating to Taxes that could affect such Company Party’s liability for Taxes for any taxable period ending after the Closing Date.

(c) Except as set forth in the applicable subsection of Schedule 3.07(c), no Company Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any of the following that occurred prior to the Closing (i) change in method of accounting by a Company Party for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code or other agreement entered into by any Company Party with any Governmental Authority executed prior to the Closing, (iii) installment sale or open transaction disposition made by a Company Party prior to the Closing, (iv) prepaid amount or deferred revenue received by a Company Party prior to the Closing, (v) use by a Company Party of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, or (vi) election by a Company Party under Code Section 108(i) (or any similar or analogous provision of state local or foreign Tax Governmental Rule).

(d) No Company Party has used the cash method of accounting for income Tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date.

(e) No Company Party is a party to or has liability under any Tax sharing arrangements or Tax indemnity arrangements (excluding, for this purpose, any agreement or arrangement entered into in the Ordinary Course of Business that is primarily not related to Taxes, such as leases or credit agreements). No Company Party has been a member of any affiliated group within the meaning of Code §1504 (or any similar group defined under a similar provision of state, local or foreign Governmental Rule) filing a consolidated, combined, or unitary Tax Return and no Company Party and no Company Party has any liability for Taxes of another Person under United States Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Governmental Rules), under any agreement or arrangement, as a transferee or successor, or otherwise (in each case other than pursuant to any agreement or arrangement entered into in the Ordinary Course of Business that is primarily not related to Taxes, such as leases or credit agreements). There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by any Company Party prior to the Closing to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(f) The unpaid Taxes of each Company Party did not, as of the Current Financial Statement Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Current Financial Statements, and do not exceed such reserve as adjusted to reflect the passage of time through the Closing Date in accordance with the past custom and practice of such Company Party in filing its Tax Returns.

(g) No Company Party (i) is or has been a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations, (ii) is or has been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar provision of applicable state, local or foreign Tax law), or (iii) has taken any position on a federal Tax Return that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 without disclosing such position as provided in the applicable Treasury Regulations.

(h) No Company Party is or has been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, during the applicable period prior to and ending on the Closing Date specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Each Company Party has complied in all material respects with all applicable transfer pricing (or similar) requirements imposed under any applicable Governmental Rules and has maintained in all material respects proper intercompany agreements and/or concurrent or supporting documentation as required by applicable Governmental Rules.

(j) Within the three year period prior to the date of this Agreement or otherwise as part of a plan that includes the transactions contemplated by this Agreement, no Company Party has distributed any securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) No Company Party is a party to any gain recognition agreement under Section 367 of the Code.

(l) No Company Party has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States.

(m) Set forth on Schedule 3.07(m) is the Company’s good faith estimate of its outstanding material obligations under escheat and unclaimed property Governmental Rules as of the date hereof.

(n) No Company Party has deferred any Taxes under Sec. 2302 of the CARES Act, claimed any “qualified wages” under Sec. 2301 of the CARES Act, or deferred withholding of any employee Taxes pursuant to the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, or otherwise as a result of Governmental Rules enacted as a result of the COVID-19 pandemic.

3.08 Litigation and Governmental Orders.

(a) Except as otherwise disclosed on Schedule 3.08(a), (i) there are not, and at no time in the past three years have there been, any Proceedings pending, settled or, to the Company’s Knowledge, threatened (including any threatened Proceedings that have been settled) by, against or otherwise relating to or involving any Company Party or any of its assets, properties, businesses or operations or, to the Company’s Knowledge, any of the current or former officers, managers, directors, employees or representatives of any Company Party with respect to such Company Party or its operations, other than those which have been settled pursuant to a settlement agreement, a complete copy of which has been made available to Buyer and under which the Company Parties have no remaining financial obligations or performance obligations (other than confidentiality and non-disparagement restrictions) and which settlement agreements provide for a full release of liabilities in respect of the Company Parties. To the Company’s Knowledge, no event has occurred, or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Proceedings of the type described in this Section 3.08(a).

(b) No Company Party is, and for the past three years it has not been, subject to or bound by any Governmental Order.

(c) No Company Party has any remaining financial obligations or performance obligations (other than typical confidentiality and non-disparagement restrictions) under any settlement agreement entered into by either of the Company Parties and such settlement agreements provide for a full release of liabilities in respect of the Company Parties.

3.09 Organizational Documents and Governmental Rules. Except as otherwise disclosed on Schedule 3.09, each Company Party is, and for the past three years has been, in compliance (a) with its Organizational Documents, and (b) in all material respects with all Governmental Rules applicable to it or its Business or its assets or properties. Except as otherwise disclosed on Schedule 3.09, during the past three years, no Company Party has received any written or, to the Company’s Knowledge, other notice, order, complaint or other communication from any Governmental Authority that such Company Party is not in compliance in any material respect with any Governmental Rule applicable to it, its Business or its assets or properties.

3.10 Business Permits. Schedule 3.10 sets forth a correct and complete list of all material Business Permits held by the Company Parties, true and correct copies of which have been made available to the Buyer. Such Business Permits listed (or required to be listed) on Schedule 3.10 (a) have been validly obtained by the applicable Company Party, (b) are current, valid and in full force and effect and (c) represent all material Business Permits necessary under applicable Governmental Rules for each Company Party to conduct its Business as currently conducted. Each Company Party is, and for the past three years has been, in compliance in all material respects with such Business Permits and, to the Company’s Knowledge, no event has occurred or condition or state of facts exists which (or would after notice or lapse of time or both) constitutes a material breach or default under any such Business Permit, permits revocation or termination of any such Business Permit, or adversely affects in any material respect the rights of such Company Party under any such Business Permit. No Company Party has received written or, to the Company’s Knowledge, other notice from any Governmental Authority that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit or any written or, to the Company’s Knowledge, other notice from any Person regarding any actual, alleged or potential material violation of, or material failure to comply with, any such Business Permit. All applications required to have been filed for the renewal or reissuance of such Business Permits have been duly filed on a timely basis with the appropriate Governmental Authorities.

3.11 Environmental Matters. Except as otherwise disclosed on the applicable subsection of Schedule 3.11:

(a) there is not, and has not been in the past three years, any material Hazardous Activity by any Company Party or with respect to any Company Property except in compliance in all material respects with, and, to the Company’s Knowledge, so as not to give rise to material liability under, applicable Environmental Rules, and each Company Party is, and has been for the past three years, otherwise in compliance with applicable Environmental Rules in all material respects;

(b) no Company Party, nor any of the Company Parties’ Business operations is subject to any on-going order from or settlement agreement with, or, to the Company’s Knowledge, investigation by, any Person respecting (i) any violation of Environmental Rules, (ii) any Remedial Action or (iii) any claim for liabilities arising from an exposure to, or the Release or threatened Release of, a Hazardous Substance;

(c) there is no, and for the past three years there has not been any, Proceeding pending against any Company Party, nor is there any Governmental Order or settlement that is unfulfilled in any material respect, in each case alleging or addressing a violation of, or liability under, any Environmental Rule;

(d) the Company Parties have made available to Buyer unaltered and complete copies of all material environmental assessment reports, studies, analyses, health and safety audits, and final reports of environmental investigations of the Business or the Company Property in the Company Parties’ or the Seller’s possession or control, including any such documents pertaining to the environmental condition of, or Hazardous Substance or Hazardous Activity in, on or under, any Company Property, or concerning compliance by any Company Party or any other Person for whose conduct a Company Party is or would reasonably be expected to be held responsible (but excluding, for the avoidance of doubt, legal due diligence memoranda prepared by the Company Parties’ legal counsel in connection with acquisitions);

(e) no Company Party has, at any time in the past three years or which otherwise remains unresolved, received any written or, to the Company’s Knowledge, other notice, citation, summons, complaint, demand or other communication from any Governmental Authority or other Person regarding (i) any alleged violation by such Company Party of any Environmental Rule or (ii) any alleged liability of such Company Party in connection with any Release, threatened Release or Remedial Action of any Hazardous Substances; and

(f) no Company Party has assumed the obligations under, entered into, or otherwise become subject to any Governmental Order, Business Agreement, settlement or decree involving outstanding or unresolved requirements or Liabilities relating to or arising under Environmental Rules.

3.12 Real Property.

(a) No Company Party owns or has ever owned any real property. Schedule 3.12(a) sets forth a correct and complete list of (i) all real property leased, occupied, or used by the Company Parties (other than real property of customers on which a Company Party performs services in the Ordinary Course of Business), including without limitation any rights the Company Parties may have under any colocation agreements, membership agreements, or other similar agreements for the use of shared office space (collectively, the “Real Property”), (ii) all leases, subleases and other material agreements or rights pursuant to which any Person (other than a Company Party) has the right to occupy or use any Real Property, and (iii) all leases, subleases, and other material agreements or rights pursuant to which any Company Party has the right to occupy or use any Real Property owned by others (collectively, the “Real Property Leases”). There exists no dispute between any Company Party and any landlord or tenant under any Real Property Lease, and to the Company’s Knowledge, no circumstances exist that may give rise to any such dispute. Other than the Real Property, the Company Parties do not occupy or otherwise use or have any interest in any land or buildings (whether of freehold, leasehold or other tenure) or have any rights or obligations to acquire any such interest, and the Company Parties have no Liability in respect of any such land or building previously occupied or otherwise used by it or in which it had any interest.

(b) The Real Property comprises all of the real property used in the operation of the Business by the Company Parties. Except as otherwise disclosed on Schedule 3.12(b), to the Company’s Knowledge, all buildings and other improvements located on the Real Property (including all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used. To the Company’s Knowledge, there are no structural deficiencies or latent defects in the Real Property and there are no facts or conditions affecting any of the Real Property that, individually or in the aggregate, interfere in any material respect with the use or occupancy of any of the Real Property or any portion thereof in the operation of the business of the

Company Parties as currently conducted thereon or as currently contemplated to be conducted. The respective Company Party presently enjoys peaceful and undisturbed possession of the Real Property sufficient for current use and operations of the Real Property in the manner presently operated by such Company Party, and such Company Party’s possession and quiet enjoyment of such Real Property has not been disturbed, and there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or other Proceeding pending or, to the Company’s Knowledge, threatened, relating to the ownership, lease, use or occupancy of such Real Property or any portion thereof or the operation of the business of the Company Parties as currently conducted thereon. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Company’s Knowledge, threatened against any of the Real Property. There have been no improvements made to or constructed on any of the Real Property within the applicable period for the filing of mechanics’ liens under applicable Governmental Rule.

(c) To the Company’s Knowledge, all buildings or other improvements located on the Real Property, and the use of the Real Property by the Company Parties and all Persons claiming under the Company Parties, comply in all material respects with all Governmental Rules relating to building, zoning, subdivision, health and safety, or other land use Governmental Rules; easements, covenants, or other restrictions applicable to the Real Property; and/or all Business Permits applicable to the Real Property. No Company Party has received written notice that there are any violations of the foregoing, nor to the Company’s Knowledge is there any basis for any such notice.

(d) The Real Property: (i) is adequately serviced by all utilities necessary for the Company Parties to conduct their business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights of way which run with the Real Property; and (iii) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with applicable Governmental Rules.

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth as of the date hereof a correct and complete list of all Patents, Marks and Copyrights registered with a Governmental Authority and any pending applications to register any of the foregoing with any Governmental Authority that are owned (in whole or in part) by or exclusively licensed to the Company Parties, identifying for each whether it is owned by or exclusively licensed to a Company Party and the owner thereof.

(b) Except as set forth on Schedule 3.13(b), the Company Parties solely and exclusively own all right, title and interest in and to, have good and valid title in and to, and have the lawful right to use, execute, reproduce, display, perform, modify, enhance, distribute, disclose and prepare derivative works of and sublicense, without payment to any other Person, all Intellectual Property owned by the Company Parties (the “Company-Owned Intellectual Property”). The Company Parties have the lawful right to use, pursuant to a valid and enforceable license, all Intellectual Property necessary for or used in the business of the Company Parties as presently conducted and that is owned by a Person other than a Company Party (the “Licensed Intellectual Property”, and together with the Company-Owned Intellectual Property, collectively, the “Company Intellectual Property”). Schedule 3.13(b) contains a correct and complete list as of the date hereof of all Business Agreements by which a Company Party has acquired rights in Licensed Intellectual Property from any Major Suppliers other than licenses for off-the-shelf Software for the internal use of the Company Parties (each, a “License Agreement”). The Company has provided to Buyer correct and complete copies of all License Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each License Agreement is valid and binding on the respective Company Party in accordance with its terms and is in full force and effect, and to the Company’s Knowledge, is valid and binding against the other Person party thereto. No Company Party is, and to the Company’s Knowledge, no other party to a License Agreement is, in breach or default thereof, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder. No Company Party has, and to the Company’s Knowledge, no other party to a License Agreement has, repudiated any provision thereof. No Company Party has past due Liabilities for such Company Party’s rights to practice, incorporate or otherwise use Licensed Intellectual Property. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any License Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The consummation of the transactions contemplated by this Agreement will not result in the loss, termination or impairment of any of the Company–Owned Intellectual Property or License Agreements or any Company Party’s rights with respect to any Company-Owned Intellectual Property or License Agreements, or result in any additional license, maintenance or other fees or charges imposed upon any Company Party or Buyer by a Major Supplier with respect thereto. Immediately subsequent to the Closing, all Licensed Intellectual Property pursuant to a License Agreement and all Company-Owned Intellectual Property will be owned or available for use by the Company Parties on terms and conditions identical to those under which the respective Company Party owns or uses such Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(c) Schedule 3.13(c) sets forth as of the date hereof a correct and complete list of all material unregistered Company-Owned Intellectual Property. Except as set forth on Schedule 3.13(c), all registered Marks, Patents and Copyrights included in the Company-Owned Intellectual Property (the “Registered IP”) are subsisting and valid and enforceable, no loss or expiration of any Company-Owned Intellectual Property is threatened or pending, and no Company Party has received any written, or to the Company’s Knowledge, other notice or claim challenging the validity or enforceability of such Registered IP or alleging any misuse of such Registered IP. The respective Company Party maintains the ownership of all Company-Owned Intellectual Property, and no ownership rights or rights to use such Company-Owned Intellectual Property have been assigned or licensed to any Person except as set forth on Schedule 3.13(c). Except as set forth on Schedule 3.13(c), all registrations for Company-Owned Intellectual Property (i) have not been abandoned, canceled, or otherwise compromised (ii) have been maintained effective by all requisite filings, renewals and payments, and (iii) remain in full force and effect and good standing as of the Closing Date. All assignments and other instruments necessary to establish, record, and perfect the respective Company Party’s ownership interest in the Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars, and all required filings and fees related to such Registered IP have been timely submitted with and paid to the relevant Governmental Authority and authorized registrars. Except as set forth on Schedule 3.13(c), all maintenance, registration and renewal fees necessary to preserve the rights of the respective Company Party in connection with any Registered IP have been paid in a timely manner, and there are no actions that must be taken by any Company Party within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance, or renewal fees, or the filing of any documents, applications, or certificates, for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any rights in the Registered IP. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any claim challenging the validity, enforceability, registrability, patentability, or ownership of any Company-Owned Intellectual Property or any Company Party’s rights with respect to any Licensed Intellectual Property.

(d) There is no pending or, to the Company’s Knowledge, threatened Proceeding by or before any Governmental Authority (including any oppositions, interferences or re-examinations), nor has there been any such Proceeding or threatened Proceeding at any time during the past three years: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Company Party; (ii) challenging the validity, enforceability, patentability, registrability or ownership of any Company-Owned Intellectual Property; or (iii) by any Company Party or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Company-Owned Intellectual Property. There is no pending or, to the Company’s Knowledge, threatened Proceeding against any Company Party, by or before any Governmental Authority (including any oppositions, interferences or re-examinations), nor has there been any such Proceeding or threatened Proceeding against any Company Party at any time during the past three years challenging any Company Party’s right to use or license any Licensed Intellectual Property.

(e) To the Company’s Knowledge, neither the conduct of the business of the Company Parties, including the development, marketing, promotion, advertising, offer for sale, sale, importation for sale, distribution, use, reproduction, performance (publicly or otherwise), display (publicly or otherwise), making, having made or other commercial exploitation of any Company-Owned Intellectual Property or Licensed Intellectual Property (subject to the applicable License Agreements) by any Company Party in connection with any of the foregoing, nor the former or current products or services of the Company, infringes upon or has infringed or misappropriates or has misappropriated, any Intellectual Property or proprietary rights of any other Person, and no Company Party has received any written notice, and no such claim is threatened, asserting or suggesting that any such infringement or misappropriation is occurring or has occurred or that any Company Party requires a license to any of such Person’s Intellectual Property or other proprietary rights. To the Company’s Knowledge, no Person is misappropriating or infringing in a material manner, or has misappropriated or infringed during the past three years, upon any Company-Owned Intellectual Property. No Company Party has made any allegation of infringement or other violation of the Company-Owned Intellectual Property against any other Person. The Company Intellectual Property constitutes all Intellectual Property rights necessary for the continued conduct of the business of the Company Parties in substantially the same manner as conducted before the date of this Agreement.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Company-Owned Intellectual Property. No Company Party has entered into a Business Agreement, Governmental Order or other indemnification, forbearance to sue, or other arrangement that: (i) restricts any Company Party’s right to use any Company-Owned Intellectual Property; (ii) restricts the business of the Company Parties in order to accommodate a Person’s Intellectual Property rights; or (iii) reasonably would be expected to provide any third party a defense to patent infringement in connection with any Company-Owned Intellectual Property.

(g) All employees of the Company Parties who have contributed to or participated in the conception and development of any Company-Owned Intellectual Property or any Intellectual Property produced or created by or on behalf of any Company Party, including by officers, employees, agents, consultants and contractors, either: (i) are or have been party to a “work-for-hire” arrangement or agreement with a Company Party in accordance with applicable Governmental Rules that has afforded a Company Party exclusive ownership of all Intellectual Property thereby arising; or (ii) have executed enforceable instruments of assignment in favor of a Company Party as assignee that convey exclusive ownership of all such Intellectual Property thereby arising, and no such Person has any claim against any Company Party in connection with such Person’s involvement in the conception, maintenance and development of any Company-Owned Intellectual Property, and no such claim has been asserted or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, no Person is in violation of any such written confidentiality or assignment agreements. The Company Parties take, and have during the past three years taken, reasonable security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company Parties (and any confidential information owned by any Person to whom any Company Party has a confidentiality obligation). No material Trade Secrets of any Company Party have been disclosed by any Company Party to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person.

3.14 IT Systems; Data Privacy and Security.

(a) Except as set forth on Schedule 3.14(a), there are no plans to replace or upgrade any material part of the IT Systems requiring an aggregate expenditure in excess of $25,000 within six months after the Closing Date. The IT Systems are in good working condition, ordinary wear and tear excepted, sufficient for the Company Parties’ business, function in all material respects in accordance with the Company Parties’ requirements, and have been regularly and reasonably maintained in accordance with industry standards to ensure proper operation, monitoring and use. To the Company’s Knowledge, the IT Systems are free of any and all “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other Software routines, malware or hardware components that permit unauthorized access, disruption, modification, restriction, disclosure, or loss of such IT Systems (or any parts thereof) or any data or Software, except as part of the intended functionality of such IT Systems. The Company Parties have implemented and maintain commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices intended to ensure that the core IT Systems can be replaced without material disruption to the business of the Company Parties for a protracted period of time in the event of failure of the IT Systems in whole or in part or in the event of a Security Incident or Security Breach. Except as set forth on Schedule 3.14(a), the Company Parties have established, implemented and maintained commercially reasonable and appropriate operational, administrative, technical, physical and organizational security measures designed to protect the confidentiality, integrity, accessibility, and security of IT Systems and the Personal Data and other competitively sensitive or regulated information or technology in the possession or control of the Company Parties. The Company Parties have required that vendors, processors, or other third parties Processing, in possession, custody, control, or otherwise having access to Personal Data on behalf of the Company Parties, maintain reasonable and appropriate operational administrative, technical, physical and organizational security measures to protect the confidentiality, integrity, accessibility and security of Personal Data. There are, and during the past three years there have been, no failures, breakdowns, outages, unavailability, performance reductions or electronic or physical intrusions into any IT Systems or loss of data that had a Material Adverse Effect, except short-term downtimes resolved within 24 hours.

(b) Except as set forth in Schedule 3.14(b), there are no and during the past three years, (i) there has been no action, suit, investigation, arbitration, or administrative or other Proceeding pending or, to the Company’s Knowledge, threatened in writing or verbally against such Company Party, vendors, processors, or other third parties Processing or otherwise having access to Personal Data on behalf of the Company Party, related to the Personal Data in its possession or control, nor received any letter, order, warning, reprimand or complaint from any Governmental Authority or data protection authority or any other Person relating to the Personal Data in its possession or control and (ii) the Software and IT Systems used or relied on by the Company Parties in the conduct of their business are sufficient in all material respects for the current needs of such business.

(c) Except as set forth on Schedule 3.14(c) which details (i) the date, (ii) the number of individuals’ Personal Data affected, (iii) any notification received or sent and (iv) any remedial action taken, the Company Parties have not experienced any material failures, crashes, Security Breaches, Security Incidents or other adverse events or incidents related to Personal Data or any competitively sensitive or regulated information or technology during the past three years, and there are no pending, or expected complaints, actions, fines, or other penalties facing any Company Party in connection with any such failures, crashes, Security Breaches, Security Incidents or other adverse events or incidents. To Company’s Knowledge, the Company Parties are and have been in compliance in all material respects with all Data and Technology Protection Requirements. To Company’s Knowledge, the Company Parties have at all times made all required disclosures and filings to Governmental Authorities required by Data and Technology Protection Requirements, and, to Company’s Knowledge, none of such disclosures made have been inaccurate or in violation of any Data and Technology Protection Requirements in any respect. “Security Breach” means security breach or breach of Personal Data under any applicable Data and Technology Protection Requirements. “Security Incident” means any unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations of IT Systems.

(d) No Company Party collects or possesses any Personal Data, except as set forth on Schedule 3.14(d). To Company’s Knowledge, each Company Party has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Data and any other information of any Person that is Processed by or on behalf of such Company Party in connection with the operation of its business. In the past three years, the Company Parties have (a) made all disclosures to users or consumers about its activities involving Personal Data as required by applicable Data and Technology Protection Requirements, and none of such disclosures made or contained in any Company Privacy Policy has been materially inaccurate, misleading, deceptive, or in material violation of any applicable Data and Technology Protection Requirements; and (b) obtained all necessary consents required under applicable Data and Technology Protection Requirements to Processes Personal Data. The Company Parties have delivered or made available to Buyer true, complete, and correct copies of all Company Privacy Policies that are currently or in the past three years were in effect. The Company Parties have implemented and maintains procedures to respond to and fulfill data subject rights requests, including, without limitation, rights of access, rectification, erasure, restriction of processing, data portability, and objection, as required by any applicable Data and Technology Protection Requirements. No requests for data subject rights have been made to the Company Parties.

(e) Except as set forth on Schedule 3.14(e), at all times during the past three years, the Company Parties have taken commercially reasonable steps, and as required by applicable Data and Technology Protection Requirements, consistent with other participants in the industry of the Company Parties, which shall at minimum include contractual terms and commercially reasonable oversight, to ensure that all Personal Data Processed by vendors, processors or other third parties Processing or otherwise having access to Personal Data on behalf of the Company Parties is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. To the Company’s Knowledge, the Company Parties, vendors, processors, or other third parties Processing or otherwise having access to Personal Data on behalf of the Company Parties have complied with all applicable Data and Technology Protection Requirements, including the rights of a Person to such Person’s Personal Data under applicable Data and Technology Protection Requirements. The Company Parties have entered into all necessary agreements as required by applicable Data and Technology Protection Requirements relating to the Processing or transfer of Personal Data with vendors, processors, or other third parties Processing or otherwise having access to Personal Data on behalf of the Company Parties. To Company’s Knowledge, the execution, delivery, and performance of this Agreement do not and will not: (a) conflict with or result in a violation or breach of any applicable Data and Technology Protection Requirements relating to Personal Data; (b) require the consent of or provision of notice to any Person concerning such Person’s Personal Data; (c) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Personal Data used in or necessary for the operation of each Company Party; or (d) otherwise prohibit the transfer of Personal Data to the Buyer.

3.15 Pension and Welfare Plans. Schedule 3.15 sets forth, as of the date hereof, a correct and complete list of each pension, benefit, retirement, supplemental retirement, compensation, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each

“employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is established, maintained, sponsored, contributed to, or required to be contributed to by any Company Party for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of any Company Party or any spouse or dependent of such individual, and which has not been terminated such that all obligations and liabilities of any Company Party have been fulfilled and otherwise fully satisfied, or under which any Company Party has or may have any liability, contingent or otherwise (each, a “Plan”).

(a) For each Plan in effect as of the date hereof, the Company Parties have made available to Buyer accurate, current, and complete copies of each of the following, as applicable: (i) where the Plan has been reduced to writing, the plan document and all amendments; (ii) where the Plan has not been reduced to writing, a written summary of all material terms; (iii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters; (iv) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other written communications; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the IRS upon which the Plan may rely; (vi) a copy of the three most recently filed Forms 5500 (with schedules and financial statements attached), and a copy of the three most recently distributed summary annual reports; (vii) actuarial valuations and reports for the three most recently completed plan years; (viii) annual testing reports and results (including nondiscrimination and coverage testing) performed under the Code for the three most recent plan years; (ix) copies of material notices, letters, or other written correspondence from the IRS, United States Department of Labor (“DOL”), United States Department of Health and Human Services, Pension Benefit Guaranty Corporation (“PBGC”), or other Governmental Authority relating to any audit, investigation, or correction associated with the Plan; (x) copies of current and prior IRS or DOL audits or inquiries; and (xi) any filings under an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Correction Program.

(b) Except as set forth on Schedule 3.15(b), each Plan and each related trust has been established, maintained, administered and funded in compliance with its terms, ERISA, the Code, the ACA and all other applicable Governmental Rules, including, without limitation, 89 F.R. 26351 (relating to an extension of certain timeframes for employee benefit plans, participants and beneficiaries affected by the COVID-19 pandemic). The Company has not attempted to maintain the grandfathered health plan status under the ACA of any Plan.

(c) Except as set forth on Schedule 3.15(c), no Company Party nor any of its ERISA Affiliates has now or at any time maintained, sponsored or contributed to any Plan that is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (v) funded by a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (vi) a self-funded or self-insured arrangement that provides group health or welfare benefits, including any arrangement underwritten by a stop loss or excess loss policy. None of the Plans are subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(d) Each Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any Tax incurred under Section 409A of the Code.

(e) Except as set forth on Schedule 3.15(e) and other than as required under Sections 601 to 608 of ERISA or other applicable Governmental Rules, no Plan provides post-termination or retiree medical, health, life insurance or other welfare-type benefits to any individual for any reason, and no Company Party has any obligation to provide any post-termination or retiree welfare benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination or retiree medical benefits.

(f) There are no Proceedings pending or, to the Company’s Knowledge, threatened against any Plan or related trust or any fiduciary thereof (other than routine claims for benefits).

(g) Except as set forth on Schedule 3.15(g), there are no outstanding Governmental Orders that name any Plan or related trust or any fiduciary thereof as such or are directed to any Plan or related trust, any fiduciary thereof as such or any assets thereof, and no Plan has, within the past six (6) years been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program).

(h) No Company Party nor any of its ERISA Affiliates has any liability to the PBGC or otherwise under Title I or Title IV of ERISA or related provisions of the Code or applicable Governmental Rules and, to the Company’s Knowledge, no such liability is expected to be incurred.

(i) Except as set forth on Schedule 3.15(i): no act, omission, or other event has occurred that has subjected or could reasonably be expected to subject any Company Party to an assessable payment under Section 4980H(a) or Section 4980H(b) of the Code; and each Company Party has, in all material respects, accurately and timely complied with the information reporting requirements under Section 6055 and Section 6056 of the Code, and no act, omission, or other event has occurred that could reasonably be expected to subject such Company Party to any liability under the Code or other applicable Governmental Rules with respect to any applicable information reporting requirements.

(j) All required contributions, payments, distributions and reimbursements that are due with respect to any Plan prior to the Closing Date have been timely paid and all obligations in respect of each Plan which are not yet due as of the Closing Date have either been made or have been accrued and reflected in the Current Financial Statements to the extent required.

(k) Schedule 3.15(k) sets forth a correct and complete list and description of any discretionary Plan operational changes implemented by any Company Party in connection with the COVID-19 pandemic including, without limitation, any discretionary changes permitted under the CARES Act, IRS Notice 2020-29 (relating to temporary flexibility to revoke certain cafeteria plan elections), and IRS Notice 2020-33 (relating to certain changes to health and dependent care spending accounts). IRS Notice 2020-35 (relating to the extension of certain retirement benefit plan deadlines), IRS Notice 2020-50 (relating to certain distribution and loan changes permitted with respect to retirement and deferred compensation plans), IRS Notice 2020-51 (relating to the waiver of 2020 required minimum distributions from certain retirement benefit plans), and IRS Notice 2020-52 (relating to the waiver of certain requirements relating to mid-year changes to safe harbor retirement benefit plans).

(l) Except as set forth on Schedule 3.15(l), no Company Party nor any of its ERISA Affiliates has any commitment, intention, or understanding to create, modify, or terminate any Plan; and each Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to a Company Party or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(m) Each Plan that is intended to be tax-qualified under Section 401(a) of the Code and its related trust (i) qualifies as a tax-qualified Plan or tax exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, and (ii) has received a favorable and current determination letter from the IRS as to the qualification of such Plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a pre-approved plan for which the pre-approved plan sponsor has received a favorable opinion letter from the IRS as to the qualification of the pre-approved plan), and nothing has occurred since the date of such letter or opinion that would adversely affect the qualification of such Plan or the tax-exempt status of the related trusts.

(n) Except as set forth on Schedule 3.15(n), the transactions contemplated by the Transaction Documents will not (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor, or consultant of any Company Party to severance pay, any increase in severance pay, or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of any Company Party to merge, amend, or terminate any Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Plan; (v) result in “excess parachute payments” as defined in Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.16 Personnel Matters.

(a) Schedule 3.16(a) sets forth a correct and complete list of all directors, managers and executive officers of each Company Party.

(b) The Company Parties have made available to the Buyer a correct and complete list of all current employees of each Company Party as of the date hereof, indicating for each (i) the amount of base salary or wages, cash bonus compensation and/or commission compensation paid to each such employee in 2023 and (ii) as of the date hereof, such employee’s employer of record, job title, work location, exempt or non-exempt status under the Fair Labor Standards Act and applicable corresponding state Governmental Rule, and current salary or hourly wage or rate. Except as set forth on Schedule 3.16(b), (A) all employees of each Company Party are employed at-will, and (B) to the Company’s Knowledge, no executive officer or other employee of any Company Party with base compensation of $150,000 or more per annum has a present intention to terminate his or her employment with such Company Party within the first 12 months following the Closing Date.

(c) Schedule 3.16(c) sets forth as of the date hereof a correct and complete list of each individual independent contractor that is currently providing services to or has provided services since January 1, 2024 to the Company Parties (including any independent sales agents, sales brokers and referral sources, but excluding attorneys, accountants and other professional advisors) along with a description of the services performed by, and compensation paid to, each such independent contractor. Each such independent contractor qualifies as, and has been properly treated by the applicable Company Party as, an independent contractor in relation to such Company Party for purposes of all applicable Governmental Rules, including those relating to Taxes, insurance and employee benefits, and the Plans, except as would not have a Material Adverse Effect.

(d) Schedule 3.16(d) sets forth a correct and complete list of each employment, severance, consulting, or similar agreement, written or oral, to which any Company Party is a party, with any individual with annual base compensation in excess of $150,000, other than employment offers for at-will employment terminable by a Company Party for any reason upon two weeks’ notice or less without incurring any severance obligations or other liability. To the Company’s Knowledge, no director, manager, officer, employee or contractor is in violation of any agreement with any third party relating to non-competition, non-solicitation, confidentiality or ownership of Intellectual Property or work product by reason of his or its relationship with a Company Party.

(e) (i) Except as set forth on Schedule 3.16(e), no employees of any Company Party are, or have in the past three years been, represented by any labor union, (ii) no Company Party is, or in the past three years has been, party to any collective bargaining agreement covering any of its employees, and no collective bargaining agreement or similar Business Agreement is currently being negotiated or, to the Company’s Knowledge, contemplated, (iii) no labor union has made a written demand for recognition, filed a petition seeking a representation proceeding, given any Company Party written notice of any intention to hold an election of a collective bargaining representative or, to the Company’s Knowledge, engaged in any organizing activities, nor, to the Company’s Knowledge, has there been any threat of any such activities, in each case, at any time in the past three years, and (iv) no Company Party is obligated to inform, consult or obtain the consent of any union, works council or other employee representative body in connection with the consummation of the transactions contemplated by the Transaction Documents.

(f) Each Company Party is, and at all times in the past three years has been, in compliance in all material respects with all applicable Governmental Rules and Business Agreements with respect to labor and employment, including those relating to hiring, termination of employment, classification of employees, wages, hours, overtime, compensation, benefits, labor relations, collective bargaining, affirmative action, workplace safety or health (including any COVID-19 Measures), retaliation, whistleblower, discrimination, harassment, equal employment opportunity, unfair labor practices, immigration, data/information privacy and security, workers’ compensation, plant closings and mass layoffs and continuation coverage under group health plans. Except as set forth on Schedule 3.16(f), all full-time, part-time, temporary, exempt and non-exempt employees of each Company Party, and all independent contractors of each Company Party have been, in all material respects, properly classified as such by such Company Party for all applicable purposes, including without limitation for participation in Plans, eligibility for overtime pay and all applicable Governmental Rules.

(g) Except as set forth on the applicable subsection of Schedule 3.16(g), (i) no strike, work stoppage, picketing, slowdown, concerted refusal to work overtime, material contract dispute or other material labor disturbance involving any employees of any Company Party currently exists, has existed in the past three years or, to the Company’s Knowledge, is threatened in writing; (ii) no Proceeding by or before any Governmental Authority with respect to any current or former employee of any Company Party against such Company Party, which relates to hiring or employment practices, terms and conditions of employment, actual, alleged or potential harassment or unfair or discriminatory employment or labor practices, the health and safety of such Company Party’s employees, or the violation of any Governmental Rule relating to employment or labor practices is pending, was pending in the past three years or, to the Company’s Knowledge, is threatened in writing, other than those which have been settled pursuant to a settlement agreement that has been made available to the Buyer, and to the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to provide the basis for any such material Proceeding, and (iii) no Company is, or has been in the past three years, the subject of a pending, or to the Company’s Knowledge, threatened in writing audit, examination or investigation by any Governmental Authority regarding any employment-related matter (including investigations with the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or the U.S. Occupational Safety and Health Administration).

(h) Except as set forth on Schedule 3.16(h), during the past three years, there has not been any Proceeding relating to, or, to the Company’s Knowledge, any verbal or written allegations of or relating to, discrimination, sexual harassment or sexual misconduct, or breach of any of any Company Party’s policies relating to the foregoing, in each case involving any Company Party or any current or former employee, officer, manager, director or independent contractor (in relation to his or her work for such Company Party) of such Company Party, other than those which have been settled pursuant to a settlement agreement that has been made available to the Buyer.

(i) Each Company Party has materially complied with all relevant provisions of the Immigration and Nationality Act, as amended, including the employment of foreign citizens and all requirements of Form I-9. To the Company’s Knowledge, none of the Company Parties currently employs, or has employed over the past three years any person who was not permitted to work in the United States.

(j) Except as set forth on Schedule 3.16(j), no Company Party is party to any Business Agreement relating to the co-employment, joint-employment or leasing of employees, including any such Business Agreement with any professional employer organization, subcontractor or staffing agency (each, a “PEO”). During the past three years, to the Company’s Knowledge, each PEO has been and is in material compliance (i) with all applicable Governmental Rules relating to labor and employment and human rights, including but not limited to provisions thereof relating to hiring, payment of wages, overtime pay, vacation pay, classification of employees, privacy, record retention, termination and severance pay requirements, and the payment and withholding of Taxes and other employment-related deductions, including without limitation Canada Pension Plan contributions, employer health Tax and employment insurance premiums and (ii) with all employment and human rights Governmental Rules in the course of recruitment activities, including but not limited to the Accessibility for Ontarians with Disabilities Act and the Ontario Human Rights Code. The Company Parties (x) have materially complied with all applicable Governmental Rules in relation to the day-to-day management and supervision of individuals employed by a PEO, (y) to the Company’s Knowledge, have not requested the termination of any such individuals within the past six (6) months, and (z) have not accrued any material termination costs relating to any such individuals that have not been paid by the Company Parties.

(k) Except as set forth on Schedule 3.16(k), neither any Company Party nor, to the Company’s Knowledge, any PEO, has received or been made aware of any claims by current or former employees rendering services (directly or indirectly) to any Company Party for wrongful dismissal, unpaid statutory termination and severance pay entitlements, unpaid wages, unpaid vacation or unpaid overtime.

3.17 Insurance.

(a) Schedule 3.17(a) sets forth a correct and complete list of all policies of insurance with respect to which any Company Party is the insured, owner, loss payee, or beneficiary or under which any Company Party, its Business or any director, officer, manager or employee of such Company Party in his or her capacity as such, is covered (other than those underlying any Plans) on the date hereof, and indicates for each such policy any material pending claims thereunder and the insurance carrier, policy number, type and amount of coverage, annual premium, termination date and the covered insured. True and correct copies of such policies of insurance have been made available to the Buyer. All such insurance policies are unexpired and in full force and effect. All premiums under such insurance policies which are due and payable have been paid in full. No such insurance policy provides for retrospective or retroactive or other experience-based premium adjustments.

(b) Except as set forth on Schedule 3.17(b), there are no self-insurance or captive insurance arrangements affecting any Company Party.

(c) If so required, each Company Party has maintained all insurance required to be maintained pursuant to any Material Business Agreement. For the past three years, each Company Party has complied in all material respects with each of its insurance policies and has not failed to give any notice of or present any material claim thereunder in a due and timely manner. During the past three years, no Company Party has received any written notice or, to the Company’s Knowledge, other communication regarding any actual or possible: (i) cancellation, non-renewal or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim or defense of any claim under a reservation of rights under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. The Company Parties have made available to Buyer copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets or properties of each Company Party. No Company Party has received any written notice under any insurance policy that such policy will not provide coverage with respect to any Losses related to COVID-19 or COVID-19 Measures. No Company Party has been refused any insurance or had its coverage limited by any carrier. All general liability policies maintained by or for the benefit of any Company Party during the past three years have been “occurrence” policies and not “claims made” policies.

3.18 Other Material Business Agreements; Status of Business Agreements.

(a) The applicable subsection of Schedule 3.18(a) sets forth a correct and complete list of all Business Agreements as of the date hereof that (and in the case of any oral Business Agreement, a summary of the material terms thereof):

(i) contain any covenant not to compete or, except as entered into in the Ordinary Course of Business, any non-solicit or similar restrictive covenant granted by any Company Party in favor of a third party or that directly or indirectly limits the ability of any Company Party from operating or doing business in any location or the ability of any Company Party (or, after the Closing, Buyer’s or its Affiliates’ ability) to solicit or hire any Person or solicit business from any Person, and each Contract that requires the disposition of any material assets (other than inventory) or line of business of a Company Party (or, after the Closing, Buyer or its Affiliates) or that contains any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person;

(ii) resulted in aggregate sales made by any Company Party of $2,000,000 or more, or purchases by any Company Party of $1,000,000 or more, in each case in the twelve months ended December 31, 2023, or resulted in aggregate sales made by any Company Party of $1,000,000 or more, or purchases by any Company Party of $500,000 or more, in each case in the six months ended June 30, 2024, in each case, excluding (A) any Plan, (B) Business Agreements that are terminable on less than 60 days’ notice without penalty, and (C) purchase orders entered into in the Ordinary Course of Business (other than “evergreen purchase orders”);

(iii) is a lease or similar Business Agreement under which (A) any Company Party is lessee of, or holds, operates or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any Company Party is a lessor or sublessor of, or makes available for use by a third party, any tangible personal property owned or leased by such Company Party, in each case within the foregoing clauses (A) and (B), having annual rental payments equal to $25,000 or more;

(iv) involve any strategic alliance, partnership, joint venture or other similar agreement involving a sharing of profits, Losses, costs, Taxes or other Liabilities by any Company Party with any other Person (excluding, for the avoidance of doubt, referral or similar arrangements);

(v) provide for commissions, referral arrangements, rebates or other similar payments to or by any Person (other than the Company Parties’ employees and sales representatives) based on sales, purchases or profits which resulted in aggregate payments to or by any Company Party of $500,000 or more in the twelve months ended December 31, 2023;

(vi) [Reserved];

(vii) involve the settlement, release, compromise or waiver of any actual or threatened Proceeding or any material rights, claims, obligations, duties or Liabilities with respect to any actual or threatened Proceeding, including any Business Agreement providing for payment of any royalties, fees or other consideration in respect of any Intellectual Property entered into in connection with any such settlement, release, compromise or waiver, in each case, with respect to which any Company Party has any ongoing payment or other obligations (other than confidentiality and non-disparagement restrictions);

(viii) evidence, secure or relate to Company Debt (other than as described within clauses (j), (l), and (n) of the definition thereof);

(ix) provide for a loan or advance to, or an investment in, or a guarantee of the obligations of, any Person by any Company Party (excluding, for the avoidance of doubt, loans from any 401(k) plan);

(x) are for capital expenditures with remaining obligations in excess of $250,000;

(xi) are for acquisitions or dispositions (by merger, purchase or sale of assets or equity or otherwise) of any business, line of business, assets that are material to the Company Parties taken as a whole (other than the purchase or sale of inventory in the Ordinary Course of Business) or Equity Securities, as to which any Company Party has continuing obligations or rights or pursuant to which any Company Party has employed, retained, or has any liability to, any broker, agent or finder in connection with any transactions or potential transactions, including on account of a change of control of any Company Party or the purchase by any Company Party of the assets or Equity Securities of any other Person, in each case, whether consummated prior to or after the Closing, but entered into no earlier than three years prior to the date hereof (except to the extent any Company Party has continuing material obligations thereunder, beyond customary confidentiality obligations);

(xii) are set forth on Schedule 3.18(a) by reason of any other clause within this Section 3.18, and (A) contain any “most favored nation” pricing or similar pricing terms or provisions, (B) require any Company Party to purchase its total requirement of any product or service from a third party or contain “take or pay” provisions or otherwise contains any exclusive arrangements or requirements to purchase a minimum quantity of product or service, or (C) are with any Major Customers or Major Suppliers;

(xiii) are an obligation of any Company Party to sell, transfer, or otherwise grant an interest to another Person in any material asset of such Company Party (other than inventory) constituting a “right of first refusal,” “right of first offer,” “put or call right”, or similar preferential purchase or sale right;

(xiv) contain indemnification, advancement or similar obligations in favor of any director, officer or Person exercising any similar authority on behalf of any Company Party; or

(xv) relates to management, consulting, advertising, marketing, or promotion services provided to any Company Party that resulted in aggregate payments by any Company Party of $250,000 or more in the twelve months ended December 31, 2023 and that is not terminable by such Company Party upon notice of 60 days or less and without penalty.

(b) Each Business Agreement required to be listed on any of Schedule 3.12(a)(ii), Schedule 3.12(a)(iii), Schedule 3.13(b), Schedule 3.15, Schedule 3.16(d), Schedule 3.16(j), Schedule 3.18(a), or Schedule 3.23 (collectively, the “Material Business Agreements”) constitutes a valid and binding agreement of a Company Party and of the other parties thereto, is in full force and effect and is enforceable against such Company Party and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The applicable Company Party is in compliance with and has performed all obligations required to be performed by it to date under each Material Business Agreement in all material respects, and such Company Party is not in (with or without notice, the passage of time or both) and, to the Company’s Knowledge, is not alleged to be in, material breach or default under, nor is there, and, to the Company’s Knowledge, there is not alleged to be, any valid basis for termination of, any Material Business Agreement. To the Company’s Knowledge, all other parties to the Material Business Agreements are in compliance with and have performed all obligations required to be performed by them to date under each such Material Business Agreement in all material respects and, to the Company’s Knowledge, no such other party is in (with or without notice, the passage of time or both) material breach or default under such Material Business Agreement. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice, the passage of time or both) will, or would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Business Agreement; (ii) give any Person the right to declare a default or exercise any remedy under any Material Business Agreement; (iii) give any Person the right to accelerate the maturity or performance of any Material Business Agreement; or (iv) give any Person the right to cancel, terminate or modify any Material Business Agreement. No party to a Material Business Agreement has (A) exercised any termination rights with respect thereto, (B) provided any written or, to the Company’s Knowledge, other notice of any present expectation or intention not to fully perform any obligation pursuant to, or to terminate, cancel, let lapse, or otherwise amend, modify or waive any Material Business Agreement, (C) claimed a force majeure or other contractual remedy under (such as impossibility of performance, including as a result of COVID-19 or COVID-19 Measures) such Material Business Agreement or (D) given written or, to the Company’s Knowledge, other notice of any material dispute with respect to such Material Business Agreement. Complete and correct copies (or written summaries in the case of oral Business Agreements) of each of the Material Business Agreements (including all amendments, modifications and supplements thereto) have been made available to Buyer by the Company.

3.19 Title Matters; Conditions of Assets.

(a) Each Company Party has valid title to, a valid leasehold interest in or a valid license of or right to use, all of the material assets which are purported to be owned, leased or licensed by it, in each case, free and clear of all Liens, other than Permitted Liens.

(b) The Company Parties’ books, records and assets are located at the locations set forth on Schedule 3.19(b).

(c) Schedule 3.19(c) contains a correct and complete list of all vehicles (including, for each, the year, make, model and vehicle identification number) owned by each Company Party as of the date hereof. Each Company Party owns, leases or licenses all of the material assets held for use or used in connection with the Business of such Company Party and such assets constitute all the material assets necessary for such Company Party to continue to conduct its Business immediately following the Closing as it is currently being conducted. All material items of machinery, equipment, furniture and other tangible personal property used by each Company Party in the operation of its Business are in all material respects in good condition and repair (ordinary wear and tear excepted).

3.20 Absence of Certain Changes and Events.

(a) Except for actions taken in good faith in connection with the transactions contemplated by the Transaction Documents or as set forth on Schedule 3.20, since December 31, 2023, (i) each Company Party has conducted its Business and operations in the Ordinary Course of Business, and (ii) there has not occurred a Material Adverse Effect.

(b) Except as set forth on the applicable subsection of Schedule 3.20 or as otherwise contemplated by this Agreement, since December 31, 2023 (or, with respect to the matters described in Section 3.20(b)(x), since the Current Financial Statement Date instead), there has not occurred any of the following:

(i) the issuance, grant, sale or other transfer of or change in the authorized or issued Equity Securities of any Company Party; the purchase, redemption, retirement or other acquisition by any Company Party of any Equity Security of such Company Party; or the declaration or payment of any dividend or other distribution or payment in respect of the Equity Securities of any Company Party;

(ii) any Company Party’s direct or indirect acquisition, whether by merger or consolidating with, or acquiring all or substantially all of the assets or capital stock or other Equity Securities of, any other Person, or the merger, combination or consolidation of any Company Party with any other Person;

(iii) the liquidation, dissolution, reorganization or otherwise winding up of any Company Party or its Business or operations;

(iv) any amendment to the Organizational Documents of any Company Party;

(v) any loss, damage or destruction to, or any interruption in the use of, any Company Party’s assets in excess of $100,000 in the aggregate (whether or not covered by insurance);

(vi) introduction of any material change with respect to any Company Party’s Business, including with respect to the services it sells or provides, the areas in which such services are sold or provided, any Company Party’s methods of providing, applying or processing its services or its marketing techniques;

(vii) any material change to any Company Party’s credit, collection or payment policies, including accelerating collections of receivables (whether past due) or failed to pay or delayed payment of payable or other Liabilities;

(viii) (A) any material changes in any Company Party’s Tax or accounting methods, policies principles or practices, except to the extent required by applicable Governmental Rules or (B) any material change in any Company Party’s policies or practices regarding accounts receivable or accounts payable, calculating any bad debt contingency or other reserve for accounting, financial reporting or Tax purposes or (C) any change in any Company Party’s fiscal year;

(ix) amended any Tax Return of any Company Party, made (except in the Ordinary Course of Business), changed or revoked any Tax elections or filed any claim for a material Tax refund of any Company Party;

(x) (A) any grant by any Company Party of any equity or equity-based award, severance or termination pay or any compensation or benefits increase to any current or former employee, officer, director, manager or individual service provider, except for (1) increases in compensation to employees and service providers of any Company Party in the Ordinary Course of Business, or (2) increases in compensation or benefits required by (y) applicable Governmental Rules or (z) the existing terms of any Plan set forth on Schedule 3.15 or any Business Agreement; (B) any hire or termination by any Company Party of any individual with annual base compensation in excess of $150,000 or any departure of an executive officer or other employee of any Company Party with annual base compensation in excess of $150,000; or (C) except in the Ordinary Course of Business, the establishment, entering into, adoption (or any preliminary action with an intent to adopt), termination or amendment of any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof), or accelerated payment, funding or vesting of any compensation or benefits thereunder or otherwise, except for immaterial administrative amendments;

(xi) (A) recognizing any labor union, works counsel or other labor organization as the bargaining representative of any Company Party’s employees or (B) entering into or negotiating any collective bargaining agreement or similar agreement with any labor union, works counsel or other labor organization;

(xii) entering into or amendment or waiver of any provision of any Business Agreement with any Seller Related Party, except as required by this Agreement or in the Ordinary Course of Business;

(xiii) sale (other than sales of inventory in the Ordinary Course of Business), lease, assignment, transfer, licensing, sublicensing, pledge or other disposition of any material asset owned, purported to be owned or used by any Company Party;

(xiv) the commencement of any Proceeding or any release, compromise, settlement or waiver of any Proceeding, material claim or right of any Company Party;

(xv) capital investment in, the making of a loan or advance to, any Person by any Company Party (excluding, for the avoidance of doubt, loans from any 401(k) plan);

(xvi) creation, incurrence, assumption, or guaranteeing any Company Debt (other than (A) the type set forth in clause (j), (l), or (p) within the definition thereof, and/or (B) in the Ordinary Course of Business) or imposition of any Liens (other than Permitted Liens) upon any assets of any Company Party;

(xvii) cancel, compromise or release any debts owed to any Company Party, or waive any claims or rights in any Company Party’s favor, other than cancellations made or waivers granted in the Ordinary Course of Business;

(xviii) making of any capital expenditures by any Company Party in excess of $150,000 individually or $300,000 in the aggregate;

(xix) termination, cancellation, amendment, renewal, modification or acceleration of any Material Business Agreement (or any Business Agreement that would have otherwise constituted a Material Business Agreement but for such termination, cancellation, amendment, renewal, modification or acceleration) or waiver of any material term of any Material Business Agreement, other than in the Ordinary Course of Business;

(xx) (A) settled or compromised any audit, dispute, Proceeding or investigation in respect of any Tax claim or assessment by any Governmental Authority with respect to any Company Party, (B) entered into any contractual obligation in respect of Taxes of any Company Party with any Governmental Authority, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment by any Governmental Authority with respect to any Company Party; (C) taken any other action in respect of Taxes of any Company Party outside of the Ordinary Course of Business and other than as required by any Governmental Rule that would reasonably be expected to materially increase Taxes of any Company Party for any period ending after the Closing Date; or (D) implemented any mass layoff, plant closure, group termination or other material reduction in force with respect to, or which otherwise could affect, any employees;

(xxi) effecting any recapitalization, reclassification, stock dividend, or stock split or effected any similar change in the equity capitalization of any Company Party (other than capital contributions by any Company Party to another Company Party) or amending the terms of a Company Party’s Equity Securities;

(xxii) entering into any Business Agreement prohibiting or restricting any Company Party from freely engaging in any business or otherwise restricting the conduct of its Business anywhere in the world;

(xxiii) making any loan to, or entering into any other material transaction with, any Company Party’s directors, officers, and employees outside the Ordinary Course of Business;

(xxiv) selling, licensing, transferring, assigning, abandoning, dedicating to the public, permitting to lapse or otherwise disposing of any material Intellectual Property, other than in the Ordinary Course of Business;

(xxv) commencing any new line of business or terminating any existing line of business; or

(xxvi) entering into a Business Agreement or any other agreement, authorization or commitment, whether in writing or otherwise, by any Company Party to do any of the foregoing.

3.21 Customers and Suppliers.

(a) Schedule 3.21(a) sets forth a correct and complete list of the Company Parties’ top twenty customers (“Major Customers”), in terms of total revenue earned by the Company Parties (excluding freight revenue), during the twelve month period ending December 31, 2023 and the trailing six-month period ending June 30, 2024, which Schedule specifies the revenue earned from each Major Customer during such period.

(b) Schedule 3.21(b) sets forth a correct and complete list of the Company Parties’ top twenty suppliers (“Major Suppliers”), in terms of total purchases made by the Company Parties, during the twelve month period ending December 31, 2023 and the trailing six-month period ending June 30, 2024, which Schedule specifies the total purchases made from each such Major Supplier during such period.

(c) Except as otherwise disclosed on the applicable subsection of Schedule 3.21(c), (i) no Company Party is required to provide any material bonding or other financial security arrangements (excluding, for the avoidance of doubt, providing insurance coverage, by way of adding a third-party as an “additional named insured” or otherwise) in an amount in excess of $50,000 in connection with any of its transactions, (ii) since December 31, 2023, no Major Customer or Major Supplier has terminated its relationship with, materially reduced its purchases from or sales to or otherwise materially adversely altered its business relationship with (including by renegotiating (or attempting to renegotiate) pricing terms or any other material terms of any Business Agreement), a Company Party, and, to the Company’s Knowledge, no Major Customer or Major Supplier intends to terminate or materially alter its relationship with (including by renegotiating (or attempting to renegotiate) pricing terms or any other material terms of any Business Agreement) or materially reduce its purchases from or sales to a Company Party, nor, to the Company’s Knowledge, has any Major Customer or Major Supplier materially violated the terms and conditions of any Business Agreement with any Company Party, (iii) since December 31, 2023, no Company Party has terminated, suspended, materially failed to satisfy or otherwise materially adversely changed its performance with respect to any of its Major Customers or Major Suppliers or any counterparty to any Material Business Agreement, nor has it notified any such Person that it intends to do so, (iv) since December 31, 2023, there have not been any material disputes between any Company Party and a Major Customer or Major Supplier, and (v) since December 31, 2023, no counterparty to any Material Business Agreement has asserted a written, or, to the Company’s Knowledge, other claim based on material failure to perform as agreed, material delays in performance, insufficient or substandard quality of product or service or other similar claims based on performance by any Company Party or any of its representatives.

3.22 Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a correct and complete list of (a) the name and address of each bank, brokerage, trust company, savings and loan association and other financial institution at which any Company Party maintains banking, depository, investment, or financial accounts of any nature, (b) the name of each Person authorized to draw thereon, (c) the account number for each account of each Company Party and (d) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the applicable Company Party in matters concerning its Business or affairs (excluding, for the avoidance of doubt, direct debit agreements entered into in the Ordinary Course of Business). No proxies, powers of attorney or other like instruments related to such accounts (excluding, for the avoidance of doubt, direct debit agreements entered into in the Ordinary Course of Business) are irrevocable, other than the Business Agreements set forth on Schedule 3.22.

3.23 Transactions with Seller Related Parties. Except as set forth on the applicable subsection of Schedule 3.23, (i) no Seller Related Party (or, to the Company’s actual knowledge, without independent investigation, any Seller Related Secondary Party) is a customer, supplier, sales representative or distributor of any Company Party or has engaged in any transaction (including, providing any legal, accounting or other services to any Company Party) with any Company Party in the twelve (12) months preceding the date hereof, (ii) no Seller Related Party (or, to the Company’s actual knowledge, without independent investigation, any Seller Related Secondary Party) is party to any Business Agreement with any Company Party (in each case within the foregoing clauses (i) and (ii), other than Plans and employment-related agreements and agreements related to the Equity Interests of the Seller), (iii) none of the Company Parties’ assets are owned or used by or leased to or from any Seller Related Party (or, to the Company’s actual knowledge, without independent investigation, any Seller Related Secondary Party), (iv) no Seller Related Party owns, directly or indirectly, on an individual or joint basis, any financial interest (other than passive investments in publicly traded securities) in, or serves as an officer, manager or director or in a similar capacity of, any competitor, supplier, customer, sales representative or distributor of any Company Party or any Major Customer or Major Supplier, and (v) no Company Party has loaned any amounts that remain outstanding to any Seller Related Party and no Company Party has incurred any loans or advances from any Seller Related Party (in each case, excluding, for the avoidance of doubt, loans from any 401(k) plan) which remains outstanding (the arrangements and Business Agreements in clauses (i) through (v), collectively, “Related Party Agreements”).

3.24 Absence of Certain Business Practices.

(a) No Company Party nor any of its directors, managers or officers (acting in such capacities) nor, to the Company’s Knowledge, any employee, distributor, agent or other Person acting on behalf of any Company Party, has, at any time in the past three years, directly or indirectly: (i) made, offered to make, promised to make, received or authorized the payment or giving of any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to or from any Government Official or other Person or has violated any provision of any applicable Anti-Corruption Law; (ii) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other corporate assets; (iv) received any written or, to the Company’s Knowledge, oral notice or communication from any Person alleging that any Company Party, or any director, manager, officer, distributor, agent or employee acting on behalf of any Company Party were in violation of any applicable Anti-Corruption Law, or any applicable Trade Controls; or (v) has otherwise taken or failed to take any action that would cause the Company Parties to violate any Anti-Corruption Laws. In the past three (3) years, no Company Party has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Controls.

(b) Each Company Party is, and at all times in the past three years has been, in compliance in all material respects with all Trade Controls. Without limiting the foregoing, no Company Party has, in the past three years, (i) imported any goods that are subject to an antidumping/countervailing duty order or investigation in material violation of any Trade Controls; (ii) engaged in any transactions or dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) submitted any voluntary or involuntary disclosure to any Governmental Authority of any actual or potential violation of Trade Controls.

3.25 Brokers. Except as otherwise disclosed on Schedule 3.25, neither any Company Party, the Seller nor any of their respective representatives has employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

3.26 Government Contracts.

(a) Schedule 3.26(a) sets forth, as of September 6, 2024, each pending Government Bid that any Company Party has submitted with an aggregate contract value, if awarded to such Company Party, in excess of $250,000. In the past three (3) years, each Company Party has complied in all material respects with the terms and conditions of all Government Contracts and all Governmental Rules applicable to any such Government Contract or Government Bid (including in any certificate, statement, list, schedule, or other documents submitted or furnished to a Governmental Authority in connection with the foregoing). Without limiting the foregoing, except as set forth on Schedule 3.26(a), in the past three (3) years: (i) No Company Party has received any written notice, or to the Company’s Knowledge, oral notice, from a Governmental Authority regarding any alleged violation by any Company Party of the Civil False Claims Act, Procurement Integrity Act, Anti-Kickback Act, Truth in Negotiations Act, Buy American Act, Trade Agreements Act, Service Contract Act, Federal Acquisition Regulations, the Defense Federal Acquisition Regulation Supplement, Cost Accounting Standards, or labor category qualification and billing contract requirements that reasonably could be expected to be material and adverse to any Company Party; (ii) each Company Party is in compliance in all material respects with the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the National Institute of Standard and Technology Special Publication 800-171 (Protecting Controlled Unclassified Information in

Nonfederal Information Systems and Organizations), DFARS 252.204-7008 (Compliance with Safeguarding Covered Defense Information Controls (October 2016)), DFARS 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting (October 2016)), and with the information security requirements of FAR 52.204-21 (Basic Safeguarding of Covered Contractor Information Systems (June 2016), where and as applicable to each Government Contract or Government Bid; (iii) any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Government Contract or applicable Governmental Rules; (iv) each Company Party has complied in all material respects with all representations and certifications set forth in such Government Contracts or Government Bids; and (v) each Company Party has in all material respects flowed down or otherwise included all required terms of its Government Contracts to any subcontractors or suppliers under those Contracts.

(b) There is no pending claim for fraud (as such concept is defined under the Governmental Rules of the United States) in connection with any Government Contract, and, to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to a non-frivolous claim for actual fraud (as such concept is defined under the Governmental Rules of the United States) in connection with any Government Contract. No Company Party has received written notice, or to the Company’s Knowledge, oral notice, that any current Government Contracts or Government Bids are the subject of bid or award protest proceedings.

(c) In the past three (3) years, neither any Governmental Authority nor any prime contractor, subcontractor or other person or entity has notified Seller or any Company Party in writing that Seller or any Company Party has breached or violated in any material respect any Governmental Rule pertaining to any Government Contract or Government Bid.

(d) To the Company’s Knowledge, in the past three (3) years, no Company Party has received notice of any:

(i) Material outstanding claims arising under or relating to any Government Contract by any Governmental Authority or prime contractor, subcontractor or other Person; or

(ii) Material outstanding claims or requests for equitable adjustment or disputes between a Company Party, on the one hand, and the United States government or any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e) In the past three (3) years, neither the Seller nor any Company Party is or has been (i) debarred from participation in, or the award of, contracts with any Governmental Authority or, to the Company’s Knowledge, (ii) the subject of any debarment or suspension inquiry.

(f) No Governmental Authority has rights in any material Company Intellectual Property, except for Limited Rights in technical data and/or Restricted Rights in computer software (as each term is defined in FAR 52.227-14 and DFARS 252.227-7013 and 7014), or other applicable similar rights pursuant to Government Contract clauses that are prescribed in the applicable federal acquisition regulations and no prime contractor or subcontractor at any tier under a Government Contract has been granted or otherwise is entitled to any rights in any material Company Intellectual Property pursuant to the terms of such Government Contract with any Company Party.

(g) To the Company’s Knowledge, (i) there are no Government Contracts or Government Bids that are currently subject to an “organizational conflicts of interest”, as defined in FAR Subpart 9.5, mitigation plan and (ii) each Company Party is and has been at all times during the past three (3) years in compliance in all material respects with all organizational or personal conflict of interest (as defined in the FAR) mitigation plans entered into by such Company Party in connection with any active program or proposal. During the past three (3) years, no Company Party has received any written notice, or to the Company’s Knowledge any oral notice, of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Government Contract or Government Bid.

(h) The Company Parties do not hold security clearances required to perform any Government Contract and no Government Contract to which any Company Party is a party requires any security clearance.

(i) Except as set forth on Schedule 3.26(i), in the past three (3) years, no Company Party has represented or certified itself as “small” under the regulations at 13 C.F.R. Part 121 in connection with a Government Contract, and each Company Party has at all times been in compliance with all Governmental Rules regarding business classifications (including woman-owned, minority-owned, veteran-owned, and HUBZone) that confer or potentially confer preferential status in connection with the award of Government Contracts.

3.27 Products and Services.

(a) Except as set forth on Schedule 3.27(a), at all times during the past three (3) years, all Products performed, sold, rendered and/or distributed by any Company Party have been in conformity in all material respects with all applicable contractual commitments of such Company Party, applicable Governmental Rules and all express and implied warranties given by such Company Party, and no Company Party has any material liability for reperformance or replacement thereof outside of the Ordinary Course of Business in excess of any warranty reserve established with respect thereto on the Current Financial Statements.

(b) Except as set forth on Schedule 3.27(b), no Products performed, sold, rendered and/or distributed by any Company Party at any time in the past three (3) years are subject to any express warranty as to fitness or any similar express warranty (excluding, for the avoidance of doubt, any warranty issued by the original equipment manufacturer) (each, an “Express Warranty”) by any Company Party beyond ITsavvy’s applicable standard terms and conditions of sale or service, correct and complete copies of which have been made available to Buyer (which may vary as to duration and as to any associated deductible). The Company Parties have made available to Buyer a correct and complete copy of each Express Warranty under which any Company Party has any warranty obligations other than pursuant to ITsavvy’s applicable standard terms and conditions.

(c) Except as set forth on Schedule 3.27(c), in the past three (3) years, to the Company’s Knowledge, no Company Party has received any notice of any claims for any product recalls, returns, Express Warranty obligations, claims for damages or service calls relating to any of its Products outside of the Ordinary Course of Business.

(d) Except as set forth on Schedule 3.27(d), no Company Party has had in the past three (3) years, and no Company Party has, any material outstanding liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products performed, sold, rendered and/or distributed by any Company Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to the Buyer as follows:

4.01 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.02 Power and Authority. The Seller has the requisite power and authority to execute, deliver and perform the Transaction Documents to which the Seller is a party and to consummate the transactions contemplated thereby.

4.03 Execution and Enforceability. This Agreement and the other Transaction Documents to which the Seller is a party have been duly and validly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.04 No Breach, Default, Violation or Consent. The execution, delivery and performance by the Seller of the Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not and will not, directly or indirectly (with or without notice or the passage of time or both): (a) contravene, conflict with or violate the Organizational Documents of the Seller; (b) materially breach, conflict with, violate or result in a material default, termination, acceleration, suspension, revocation, or cancellation under, require any consent or notice under, result in the creation of any Lien on any of the Securities or any assets of any Company Party under or give to any Person any rights of termination, acceleration, suspension, revocation, cancellation, amendment or any other additional rights with respect to, any material agreement to which the Seller is a party or by which the Seller or any of its assets is bound; (c) breach, contravene, conflict with or otherwise violate any Governmental Order which names the Seller or is directed to the Seller or any of its assets; (d) materially, breach, violate or conflict with any applicable Governmental Rule to which the Seller is subject; or (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, or any notice to, any Governmental Authority or any Person who is party to a material agreement to which the Seller is a party, other than such filings and approvals as are required under the “blue sky” laws of the various states, under the HSR Act, and/or as may be required as a result of the identity of the Buyer and its Affiliates.

4.05 No Proceedings. There is no Proceeding pending or, to the actual knowledge of the Seller, threatened against the Seller or any Affiliate of the Seller, and the Seller is not subject to any Governmental Order that (a) challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement or any other Transaction Document or which seeks to obtain damages or other relief in connection with the transactions contemplated by this Agreement or any other Transaction Document; or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations hereunder or on the Seller’s ability to perform its obligations under any other Transaction Document.

4.06 No Foreign Person. Seller is not a “foreign person” as such term is described in Section 1445 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

5.01 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing in the State of New York.

5.02 Power and Authority. The Buyer has the requisite power and authority to own, lease, operate and use its assets and to conduct its business as presently conducted. The Buyer has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

5.03 Execution and Enforceability. This Agreement and the other Transaction Documents to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and no other Proceedings or actions on the Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

5.04 No Breach, Default, Violation or Consent. The execution, delivery and performance by the Buyer of the Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents do not and will not, directly or indirectly (with or without notice or the passage of time or both): (a) contravene, conflict with or violate the Organizational Documents of the Buyer; (b) materially breach, conflict with, violate or result in a material default, termination, acceleration, suspension, revocation, or cancellation under, require any consent or notice under, or give to any Person any rights of termination, acceleration, suspension, revocation, cancellation, amendment or any other additional rights with respect to, any material agreement to which the Buyer is a party or by which the Buyer or any of its assets is bound; (c) breach, contravene, conflict with or otherwise violate any Governmental Order which names the Buyer or is directed to the Buyer or any of its assets; (d) materially, breach, violate or conflict with any applicable Governmental Rule or other restriction of any Governmental Authority to which the Buyer is subject; or (e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, or any notice to, any Person, other than such filings and approvals as are required under the “blue sky” laws of the various states.

5.05 No Proceedings. There is no Proceeding pending or, to the actual knowledge of the Buyer, threatened against the Buyer or any Affiliate of the Buyer, and the Buyer is not subject to any Governmental Order that (a) challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement or any other Transaction Document or which seeks to obtain damages or other relief in connection with the transactions contemplated by this Agreement or any other Transaction Document; or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder or on the Buyer’s ability to perform its obligations under any other Transaction Document.

5.06 Brokers. The Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

5.07 Investment Representations. The Buyer hereby acknowledges that the Purchased Securities have not been registered under the Securities Act of 1933, as amended, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom, to the extent such Governmental Rules are applicable. The Buyer is purchasing the Purchased Securities for investment purposes and has no intent to distribute or make a public offering of such stock in violation of applicable Governmental Rules.

5.08 Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby, the Buyer and its direct and indirect subsidiaries (including the Company Parties), taken as a whole, will (A) be able to pay their debts and liabilities as they become due, (B) own property which has a present fair saleable value greater than the amounts required to pay their debts and liabilities (including a reasonable estimate of the amount of all contingent liabilities, obligations, and commitments) as they become absolute and matured, and (C) have adequate capital available to carry on their business. The Buyer is not conducting any transfer of property or incurring any obligation in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud the present or future creditors of the Buyer or future creditors of any Company Party.

5.09 Availability of Funds. At the Closing, the Buyer will have available cash on hand, firm financing commitments, and/or funds available to it under its existing borrowing facilities that together will be sufficient to enable it to pay the amounts required to be paid at the Closing pursuant to Section 2.03(b).

ARTICLE VI

COVENANTS PRIOR TO CLOSING

6.01 Conduct of Business Prior to Closing.

(a) During the Interim Period, except (i) as expressly contemplated by this Agreement or any other Transaction Document, (ii) as required by Governmental Rule, (iii) as set forth on Schedule 6.01, (iv) as otherwise consented to in writing by Buyer (not to be unreasonably withheld, conditioned, or delayed), or (v) to use cash on hand prior to the Closing Date to pay or satisfy any Company Debt or Company Expenses, the Company will, and will cause each other Company Party to, operate its business only in the Ordinary Course of Business and use its commercially reasonable efforts to preserve in all material respects the present business operations, assets, organization and goodwill of the Company Parties (including with key suppliers, customers, employees, Governmental Authorities and others having business relationships with the Company Parties). Notwithstanding and without limiting the generality of the foregoing, during the Interim Period, subject to the exceptions described in clauses (i) through (v) above, the Company will not and will cause each other Company Party not to:

(i) issue, sell, pledge, encumber, grant or deliver any Equity Securities of any Company Party or issue or sell any securities convertible into, or options, or warrants to purchase or rights to subscribe for, any Equity Securities of any Company Party;

(ii) (A) make, pay, set aside or declare any non-cash dividend or other non-cash distribution in respect of the Equity Securities of the Company Parties (other than any cash dividend or distribution in accordance with the terms of the Organizational Documents of the Company Parties, which shall be paid in full prior to the Closing Date), (B) effect any recapitalization, reclassification or like change in its capitalization or split, combine, or otherwise acquire or amend the terms of any Equity Securities of any Company Party, or (C) make any redemption or purchase of any of the Equity Securities of any Company Party;

(iii) make any loan to, or enter into any other material transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(iv) adopt any amendment to, or amend or modify, or waive any terms of, any Company Party’s Organizational Documents;

(v) sell, lease, license, lapse, fail to maintain, assign, transfer or otherwise dispose of or encumber any material tangible assets or any real property of the Company Parties, other than in the Ordinary Course of Business or the sale of inventory;

(vi) grant, mortgage, pledge or suffer to exist any Liens, other than Permitted Liens, on any tangible assets or real property of the Company Parties except pursuant to then-existing Contracts (in each case, that have been made available to Buyer);

(vii) incur any Company Debt, other than in the Ordinary Course of Business, or grant or create any Lien, other than Permitted Liens;

(viii) make any material changes to its accounting methods, principles or policies, except to the extent required to conform to GAAP, or its cash management policies, including its existing credit collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including acceleration of collections, failure to make or delay collections (whether or not past due), acceleration of payments or failure to pay or delay in payments of payables;

(ix) with respect to any Company Party and except with respect to the transactions contemplated by this Agreement, (A) make, change or rescind an entity classification election or make change or rescind any other material Tax election, (B) except as required by any Governmental Rule, change an accounting period for Tax purposes or any other Tax accounting method, (C) enter into an agreement with a Governmental Authority with respect to Taxes, (D) enter into a Tax allocation, sharing or indemnity agreement or arrangement (in each case other than pursuant to any agreement or arrangement entered into in the Ordinary Course of Business that is primarily not related to Taxes, such as leases or credit agreements), (E) file an amended Tax Return, (F) take any action in respect of Taxes that would result in liability for material Taxes outside the Ordinary Course of Business, (G) prepare or file a Tax Return in a manner inconsistent with past practice, (H) consent to an extension or waiver of the limitation period applicable to any Taxes or Tax Return, (I) apply for a voluntary Tax disclosure or Tax amnesty or made any similar filing, (J) settle or compromise a claim, notice, audit, assessment or other Proceeding by a Governmental Authority for material Taxes, or (K) surrender a right to claim a material refund, credit or other reduction of Taxes;

(x) (A) amend, modify, terminate, accelerate or waive any material term under, any Material Business Agreement (excluding, for the avoidance of doubt, the (i) expiration of any Material Business Agreement in accordance with its terms, or (ii) acceptance or entry into of any statement of work or purchase order under any Material Business Agreement in effect as of the date hereof), or (B) enter into any Contract that would constitute a Material Business Agreement if entered into prior to the date hereof (in each case within the foregoing clauses (A) and (B), other than in the Ordinary Course of Business);

(xi) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(xii) enter into any agreement to acquire any other Person (whether by merger, acquisition of equity, acquisition of assets, or otherwise) or consummate the transactions contemplated by such an agreement (other than this Agreement);

(xiii) sell, license, transfer, assign, abandon, dedicate to the public, permit to lapse or otherwise dispose of any material Intellectual Property, other than in the Ordinary Course of Business;

(xiv) make, enter into, modify, amend or terminate, any Contract providing for the employment or engagement of any individual service provider of any Company Party providing annual base compensation in excess of $200,000, in each case whether written or oral, except for any such Contract which can be unilaterally terminated by the Company Parties for any reason without any notice or waiting periods and without incurring any liability;

(xv) (A) hire or terminate any employee, director or individual service provider (except for the hiring or termination of employees with aggregate annual base compensation below $200,000), or (B) implement any mass layoff, plant closure, group termination or other material reduction in force with respect to, or which otherwise could affect, any employees;

(xvi) except to the extent required to comply with applicable Governmental Rules or the terms of the Plans in existence as of the date hereof, (A) make or grant any material increase in compensation or benefits under any Plan; (B) materially amend or terminate any existing Plan or adopt any new Plan (except in the Ordinary Course of Business with respect to employer offer letters that do not contain severance or transaction payments or benefits); (C) increase the amount of wages, salary, bonuses, commissions, fringe benefits, severance or other compensation, benefits or remuneration payable to any current or former employee or director of, or individual service provider to the Company Parties whose annual compensation exceeds $200,000; or (D) take any action to accelerate any payment or benefit, the vesting, payment or funding (through a grantor trust or otherwise) under any Plan or other equity, equity-based or non-equity based award or other payment or benefit, payable or to become payable to any current or former employee or director of, or individual service provider to the Company Parties;

(xvii) negotiate, modify, extend or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council or recognize or certify any labor union, labor organization or works council or group of employees as the bargaining representative of any employees;

(xviii) enter into any Related Party Agreement, unless in the Ordinary Course of Business and on arms-length terms;

(xix) commence any new line of business or terminate any existing line of business;

(xx) pay, discharge, settle or compromise any pending or threatened Proceeding that would result in the payment by any Company Party of more than $100,000 individually or would result in the imposition of any material injunctive relief against any Company Party;

(xxi) (A) take any action or actions intended to prejudice the Company Parties’ ability to recover, or the availability of, amounts related to the enfoPoint Earnout under the Theriault Earnout Agreement, including without limitation the availability of the SPR Earnout Reserve Amount (it being understood that any transactions contemplated hereunder or in the Disclosure Schedules shall not be deemed to prejudice the Company Parties), (B) amend or modify the terms of or waive any of the Company

Parties’ respective rights under the Theriault Earnout Agreement, the INOC Earnout Agreement or the enfoPoint Earnout Agreement, or (C) agree to any settlement or any other agreement regarding the Theriault Earnout, the INOC Earnout, or the enfoPoint Earnout (except with the Buyer’s consent, not to be unreasonably withheld, conditioned, or delayed), except, in each case within the foregoing clauses (B) and (C), for any settlement and/or termination of the Theriault Earnout and/or the INOC Earnout, pursuant to an agreement under which all payment obligations of the Company Parties under the Theriault Earnout and/or the INOC Earnout, as applicable, are satisfied in full prior to the Closing, which agreement does not impose any other obligations on the Company Parties following the Closing (other than the release of claims, confidentiality obligations, and/or non-disparagement restrictions); or

(xxii) authorize, agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company Parties prior to the Closing.

6.02 Exclusivity. From the date hereof until the earlier of the Closing and such time as this Agreement has been validly terminated in accordance with Section 10.07 (the “Interim Period”), the Company and Seller and their respective Affiliates shall deal exclusively with Buyer in connection with the proposed sale of the Securities and none of the Company Parties, Seller, their respective Affiliates or representatives, nor any Person acting on its or their behalf will directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or enter into any binding or non-binding letter of intent or other agreement with, or provide any information to, or enter into any agreement with, any Person (other than Buyer and its Affiliates) relating to any transaction directly or indirectly involving the acquisition, transfer, sale, lease, license or other disposition of any legal or beneficial interest in any Securities or all or a material portion of the assets of any of the Company Parties, or any merger, consolidation or other business combination involving any Company Party, or other similar transaction involving the Company Parties (each, an “Alternative Acquisition”). The Seller and the Company shall (and the Seller and the Company shall cause each Company Party, their other Affiliates and their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer, its Affiliates and its and their respective representatives) conducted on or prior to the date hereof with respect to any Alternative Acquisition.

6.03 Access to Information. At all times during the Interim Period, Seller will and will cause the Company to furnish to Buyer and its representatives (a) upon reasonable advance notice, reasonable access during normal business hours to the properties, books and records (including Tax Returns and related work papers and supporting documentation) and the senior executive officers of the Company Parties, provided that the Company shall be provided an opportunity to have one or more designees supervise all such communications, and (b) all financial, operating and other data and information concerning the Company Parties as any of them may reasonably request, provided that (i) such access does not unreasonably interfere with the normal operations of the Company Parties, and (ii) the Seller and the Company shall not be required to furnish any information relating to or prepared in anticipation of the transactions contemplated hereby or process for the sale of the Company Parties (excluding, for the avoidance of doubt, existing due diligence materials that were assembled for such purpose). All requests by Buyer for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Peter White of GenNx360 Capital Partners, Gautam Gandhi of the Company, or such other individuals as the Seller may designate in writing from time to time (collectively, the “Designated Individuals”). Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Company shall not be required to disclose any information to Buyer or its representatives if such disclosure would: (x) in the Company’s reasonable determination upon the advice of counsel, result in the loss of the ability to successfully assert any attorney-client privilege, work-product doctrine, or other similar legal privilege; or (y) contravene any applicable Governmental Rules, or binding agreement to which any Company Party entered into prior to the date of this Agreement; provided that, in each case, the Company shall use commercially reasonable efforts to provide Buyer with access to such information or make substitute disclosure arrangements to the extent reasonably practicable without risking a contravention of such agreement, applicable Governmental Rules or loss of such privilege. All information obtained pursuant to this Section 6.03 or otherwise under this Agreement shall be subject to the Confidentiality Agreement, including the exceptions and permitted uses thereunder; provided, that nothing shall prevent Buyer or its Affiliates from disclosing such information to the minimum extent required in connection with a Proceeding to enforce this Agreement. All applicable information provided pursuant to this Section 6.03 or otherwise under this Agreement shall be subject to, and provided in the manner specified in, the Clean Team Agreement, dated as of December 15, 2023, by and between Xerox Holding Corporation and the Seller. Notwithstanding anything to the contrary set forth in this Section 6.03, the Buyer shall not, and shall cause its Affiliates and its and their representatives not to, (I) contact any employees, customers, suppliers, vendors, creditors, or other business relations of the Company Parties, other than the Designated Individuals (except contacts in the ordinary course of Buyer’s business unrelated to the transactions contemplated by this Agreement), or (II) perform invasive or subsurface investigations of any Real Property, in each case without the prior written consent of the Seller.

6.04 Efforts to Consummate the Transactions. During the Interim Period, except as otherwise expressly set forth herein, the parties hereto agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary or advisable, or as may be reasonably requested by the other parties hereto, in order to consummate the transactions contemplated hereby and by the other Transaction Documents prior to the Outside Date.

6.05 Filings and Authorizations.

(a) Subject to the terms and conditions herein provided, each of Buyer, Seller and the Company will, as soon as practicable, deliver any notices to, make any filings with, and use its commercially reasonable efforts to obtain as promptly as possible all consents, approvals and authorizations of any Governmental Authorities that are necessary to consummate and make effective the transactions contemplated hereby. In furtherance of the foregoing, Buyer, Seller and the Company shall each cooperate with the other to prepare and file, or cause to be prepared and filed, as soon as reasonably practicable (and with respect to filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), within five (5) Business Days of the date hereof; provided, however, that if there are material changes to the rules and regulations promulgated under the HSR Act that become effective following the execution and delivery of this Agreement and prior to the date that any HSR filings under this Agreement have been made, Buyer and Seller shall prepare and file, or cause to be prepared and filed, as soon as reasonably practicable from the date of this Agreement, rather than within five (5) Business Days of the date hereof) after the date hereof (i) any required filings under the HSR Act, (ii) any filings, notices, petitions, statements, submissions of information, applications or other documents required under any applicable foreign antitrust, competition or trade regulation law, regulation or statute, or any amendments to any thereof (“Foreign Competition Laws”) with respect to the transactions contemplated hereby, and (iii) any submissions, notifications or the like required to be filed with respect to the transactions contemplated hereby and which are necessary to obtain any consent from any Governmental Authority or are otherwise required in connection with any Business Permit described in item 3 on Schedule 3.10 (clauses (i) through (iii), collectively, the “Governmental Filings”). All filing fees incurred in connection with the HSR Act and Foreign Competition Laws shall be paid 50% by Buyer and 50% by Seller; provided, that Seller shall pay 100% of the filing fee at the time of filing and the Buyer shall reimburse the Seller for its portion of the filing fees upon the earlier of the Closing or the termination of this Agreement pursuant to Section 10.07.

(b) Neither Buyer, nor Seller, nor the Company shall intentionally take any action that would delay, impair or impede the expiration of the applicable waiting period under the HSR Act or the receipt of any required approvals or consents under any Foreign Competition Laws, and shall each use its respective commercially reasonable efforts to comply with, as soon as is reasonably practicable, any reasonable formal or informal requests for additional information and/or documents with respect to any of the Governmental Filings or the subject matter thereof. The parties hereto may, as each deems advisable, designate any competitively sensitive material provided to another party under this Section as “outside counsel only” in which case such materials and information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors, unless express written consent is obtained in advance from the party disclosing such materials. To the extent permitted by applicable Governmental Rules, Buyer, Seller and the Company shall provide prompt notice to the other of any communication (whether written or oral) received by it from any Governmental Authority with respect to any of the Governmental Filings or the subject matter thereof (and if such communication is in writing, provide a copy to the other party), consult with the other parties hereto prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Authority with respect to any of the Governmental Filings or the subject matter thereof, and incorporate the reasonable comments of the other parties hereto in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Authority with respect to any of the Governmental Filings or the subject matter thereof. Notwithstanding anything herein to the contrary, neither the Buyer, the Seller, nor either of the Company Parties shall make any notice to or filing with any Governmental Authority prior to Closing with respect to any Business Permit without first consulting with the other parties hereto and allowing the other parties a reasonable opportunity to review and comment on any such notice or filing and incorporating all of such other party’s reasonable comments prior to the notice or filing. No party hereto, nor any of its representatives, shall independently participate in any meeting with any Governmental Authority concerning any of the Governmental Filings or the subject matter thereof without giving the other parties prior notice of the meeting and the opportunity to attend or participate, unless the Governmental Authority objects to that party’s attendance. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Buyer to: (i) agree to sell, divest or otherwise convey or hold separate any assets of Buyer; (ii) terminate any existing contractual rights, relationships and obligations, or entry into, or amendment of, any such contractual arrangements; or (iii) take of any action that, after consummation of the transactions contemplated hereby, would limit the freedom of action of or impose any other requirement on Buyer with respect to the operation of its or the Company Parties’ businesses, or its or the Company Parties’ assets.

6.06 RWI Policy. On the date hereof, Buyer or an Affiliate of Buyer shall conditionally bind the buyer-side representation and warranty insurance policy and excess policies in substantially the forms attached hereto as Exhibit F (collectively, the “RWI Policy”). From and after the date hereof, including after the Closing, Buyer shall not amend, waive or otherwise modify any subrogation provisions of the RWI Policy, or permit or take any action (or commit to take any action) that would cause the subrogation provisions of the RWI Policy to be amended, waived or otherwise modified, in any manner adverse to Seller, including any amendment, waiver or modification of the subrogation provisions of the RWI Policy that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Proceeding against any Seller Party or any Affiliate of any Seller Party or any past, present or future director, manager, officer or employee of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement. At Buyer’s reasonable request, Seller shall, and shall cause the Company to, reasonably cooperate with Buyer to have the RWI Policy issued and bound.

6.07 Section 280G. Prior to the Closing, the Company shall (i) use its commercially reasonable efforts to obtain from each “disqualified individual” within the meaning of Section 280G(c) of the Code, who is or may be entitled to any payments (and/or other benefits) that could be deemed contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) and exceed, in aggregate, one dollar less than three times such individual’s “base amount” within the meaning of Section 280G of the Code, a waiver by such disqualified individual of any and all rights to such payments and/or other benefits (such waived portion of any payments and/or benefits, the “Waived 280G Benefits”), and (ii) submit to equityholders entitled to vote on such matters (together with adequate disclosure in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder) for a vote all such Waived 280G Benefits in a manner such that, if such vote is adopted by equityholders in a manner that satisfies the equityholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. The Company shall not pay or provide or permit any disqualified individual to retain any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the Company equityholders as contemplated above. At least five (5) Business Days prior to soliciting the waivers from the disqualified individuals and the consent of equityholders, the Company shall provide to Buyer or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Buyer’s reasonable comments. Prior to the Closing Date, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that (x) a vote of the Company’s equityholders was obtained in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company equityholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be retained, paid or provided.

6.08 Related Party Agreements. Except as set forth on Schedule 6.08, Seller shall, or shall cause, all Related Party Agreements to be terminated (which termination shall be in form and substance reasonably satisfactory to Buyer) with respect to the Company Parties effective as of the Closing without any payment or liability to Buyer, the Company Parties or any of their respective Affiliates from and after the Closing.

6.09 Form 5500 Corrective Filing. The Company shall and shall cause ITsavvy to use its commercially reasonable efforts to finalize the 2021 plan year audit and 2021 final Form 5500 for the ITsavvy/B2B Industrial 401(k) Plan, as well as the corresponding filing under the DOL’s Delinquent Filer Voluntary Compliance Program (“DFVCP”), prior to the Closing, a copy of filing shall be shared with Buyer in advance of filing to allow for the Buyer’s review and the Company, ITsavvy and the Buyer shall work together in good faith to incorporate any reasonable comments relating to the filing provided by the Buyer. If the foregoing audit, 2021 final Form 5500, and DFVCP filing are not made prior to the Closing, the Company shall and shall cause ITsavvy to use its commercially reasonable efforts to finalize such audit, Form 5500, and DFVCP filing as soon as reasonably practicable following the Closing.

ARTICLE VII

CLOSING AND CLOSING CONDITIONS

7.01 Closing. The Closing will take place by teleconference and the exchange of deliverables (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile on the date that is five (5) Business Days following the satisfaction or waiver of all of the conditions set forth in this Article VII (excluding those conditions which by their terms can only be satisfied at the Closing on the Closing Date, but subject to the satisfaction or waiver of such conditions at such time), or on such other date not later than January 31, 2025 (provided, however, that if by such date, the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall not have expired or been terminated, then such date shall automatically be extended to March 31, 2025) (as applicable, the “Outside Date”) as the parties may mutually agree upon.

7.02 Closing Deliverables.

(a) Deliveries by Seller. At the Closing, the Seller shall deliver to the Buyer all of the following, in form and substance reasonably satisfactory to the Buyer, in each case, duly executed by the parties thereto (other than the Buyer):

(i) assignment or stock powers transferring the Purchased Securities held by the Seller to the Buyer, attaching the electronic PDF certificate(s) evidencing the Purchased Securities;

(ii) the Escrow Agreement;

(iii) a form IRS W-9 completed by the Seller;

(iv) signed resignations of each of the directors, managers and officers of each of the Company Parties;

(v) payoff letters with respect to all Funded Company Debt as of immediately prior to the Closing indicating that, upon payment of the amount specified in such payoff letter, such Funded Company Debt shall be paid in full and all Liens securing such Funded Company Debt, if any, will be released and terminated (including a covenant or authorization for such Liens to be released and terminated of record, if applicable);

(vi) invoices and properly executed Forms W-9, and any attachments, supplements or statements required to be attached thereto, from the payees of the Estimated Company Expenses;

(vii) evidence that the Company has (or, upon the Closing, will have) in place a six year directors’ and officers’ liability “tail” insurance policy covering each director, manager, officer, or control Person of any Company Party that was covered by insurance of such type immediately prior to the Closing, covering actions or omissions occurring at or prior to the Closing with levels of coverage, benefits, and other terms not less favorable to any such director, manager, officer, or control Person than the terms of such insurance as in effect immediately prior to the Closing, as well as six year fiduciary and employment practices liability “tail” insurance policies (collectively, “Tail Policy”);

(viii) a certificate executed by the secretary or other officer of each Company Party (A) that true, correct and complete copies of the Organizational Documents of such Company Party are attached thereto, (B) that true, correct and complete copies of the resolutions duly adopted by the governing body of such Company Party approving the Transaction Documents to which such Company Party is a party and the transactions contemplated hereby and thereby are attached thereto, and (C) the identity and incumbency of the officers and other authorized representatives executing the Transaction Documents of such Company Party;

(ix) certificates of good standing with respect to each Company Party issued by the Secretary of State or comparable Governmental Authority of such entity’s jurisdiction of organization, dated as of a date not more than ten Business Days prior to the Closing Date;

(x) a certificate from the Seller, dated as of the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied;

(xi) evidence of termination of all Related Party Agreements (except as set forth on Schedule 6.08);

(xii) the Seller Notes duly executed by Seller;

(xiii) evidence of termination of that certain (i) Employment Agreement, dated August 8, 2022, by and between ITsavvy and Michael Theriault and (ii) Office Agreement, dated January 1, 2024, by and between ITsavvy and B2B Industrial Products, LLC; and

(xiv) the additional deliverables set forth on Schedule 7.02(a)(xiv) hereto.

(b) Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller all of the following, in form and substance reasonably satisfactory to the Seller, in each case, duly executed by the parties thereto (other than the Company and the Seller Parties):

(i) the Escrow Agreement;

(ii) a certificate executed by an authorized representative of the Buyer certifying (A) that true, correct and complete copies of the Organizational Documents of the Buyer are attached thereto, (B) that true, correct and complete copies of the resolutions duly adopted by the governing body of the Buyer approving the Transaction Documents to which the Buyer is a party and the transactions contemplated hereby and thereby are attached thereto, and (C) the identity and incumbency of the officers and other authorized representatives of each of the Buyer;

(iii) a certificate of good standing with respect to the Buyer, issued by the Secretary of State or comparable Governmental Authority of its jurisdiction of organization dated as of a date not more than ten Business Days prior to the Closing Date;

(iv) a certificate from the Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 7.04(a) through Section 7.04(c) have been satisfied and setting forth the calculations demonstrating compliance, as of the date hereof, on a Pro Forma Basis (as such term is defined in the First Lien Term Loan Credit Agreement and the First Lien ABL Credit Agreement) after giving effect to the incurrence of the indebtedness evidenced by the Seller Notes and the acquisition contemplated by this Agreement of the applicable incurrence conditions set forth the First Lien Term Loan Credit Agreement and the First Lien ABL Credit Agreement are true and correct (the “Closing Date Certificate”);

(v) the Solvency Certificate; and

(vi) the Seller Notes duly executed by Buyer.

7.03 Conditions Precedent to Obligations of Buyer. Buyer’s obligation to proceed with the Closing is subject to the satisfaction by the Company Parties and Seller on or prior to the Closing Date of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company Parties and Seller set forth herein will be true and correct in all respects (without giving effect to qualifications or limitations as to materiality, Material Adverse Effect or similar qualifications or exceptions contained therein) on and as of the Closing Date with the same force and effect as though made on and as of such date (except those made as of a specified date, which shall be true and correct as of such specified date), except for such inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Performance and Compliance. The Company Parties and Seller will have performed or complied in all material respects (disregarding all qualifications or limitations as to “materiality” or words of similar import) with each covenant and agreement to be performed or complied with by them hereunder on or prior to the Closing Date.

(c) Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(d) Governmental Orders. There will not be in effect any Governmental Order (whether temporary, preliminary or permanent) which enjoins or prohibits any of the parties hereto from consummating the transactions contemplated hereby or by any of the other Transaction Documents.

(e) Electronic Data Room. The Seller shall have delivered or caused to be delivered to the Buyer (or its designee) a true and correct copy of the contents of the Electronic Data Room, which shall have been delivered to the Buyer electronically, via USB drive, or by other means reasonably acceptable to the Buyer.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.04 Conditions Precedent to Obligations of the Company Parties and Seller. The Company Parties’ and Seller’s obligation to proceed with the Closing is subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein will be true and correct on and as of the Closing Date in all material respects (or, if already subject to a materiality qualifier, in all respects) with the same force and effect as though made on and as of such date (except those made as of a specified date, which shall be true and correct as of such specified date), except for such inaccuracies that would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or by any of the other Transaction Documents.

(b) Performance and Compliance. Buyer will have performed or complied in all material respects (disregarding all qualifications or limitations as to “materiality” or words of similar import) with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date.

(c) Seller Note Conditions. All of the conditions set forth in Section 4 (Conditions Precedent) of each Seller Note shall have been satisfied or waived. Without limiting the foregoing, the execution, delivery and performance of this Agreement and the other Transaction Documents shall not violate the First Lien Term Loan Credit Agreement or the First Lien ABL Credit Agreement.

(d) Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(e) Governmental Orders. There will not be in effect any Governmental Order (whether temporary, preliminary or permanent) which enjoins or prohibits any of the parties hereto from consummating the transactions contemplated hereby or by any of the other Transaction Documents.

7.05 Waiver of Closing Conditions. Upon the occurrence of the Closing, any covenant or condition set forth in this Article VII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE VIII

CERTAIN POST-CLOSING MATTERS

8.01 Tax Matters.

(a) After the Closing, in each case, to the extent such action (i) would increase any Tax liability or decrease any Tax asset taken into account in the determination of the Tax Liability Accrual, (ii) would decrease the amount of any Company Party Tax Refund otherwise payable to the Seller pursuant to Section 8.01(d), or (iii) could reasonably be expected to increase the Seller’s liability to any Seller Indemnitees pursuant to Section 9.02 herein or adversely impact the ability of Seller or any Seller Indemnitee to successfully defend any Seller Indemnitee in any Proceeding with respect to which Seller may indemnify any Seller Indemnitees pursuant to Section 9.02 herein, Buyer shall not, and shall cause its Affiliates (including the Company Parties) not to, (1) amend any Tax Returns of any Company Party for any taxable period ending at or before the Measurement Time (a “Pre-Closing Tax Period”) or any taxable period beginning at or before and ending after the Measurement Time, which for the avoidance of doubt shall include the federal income tax period of the Company ending on the Closing Date (a “Straddle Period”), (2) prepare or file Tax Returns for any Company Party for any Pre-Closing Tax Period or for any Straddle Period in a manner inconsistent with past practice of the Company Parties or in a jurisdiction where any of the Company Parties has not historically filed Tax Returns, unless otherwise required by applicable Governmental Rules, (3) make any election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement or, except as otherwise expressly contemplated in this Agreement, otherwise make, change or revoke any Tax election with respect to, or that has a retroactive effect to, a Pre-Closing Tax Period or Straddle Period, (4) initiate discussions or examinations with any Governmental Authority regarding Taxes with respect to any Pre-Closing Tax Period or Straddle Period or make any voluntary disclosures with respect to Taxes for any Pre-Closing Tax Period or Straddle Period, (5) compromise or settle any Tax liability of any Company Party, (6) agree to any waiver or extension of the statute of limitations relating to any Tax Return for any Pre-Closing Tax Period or Straddle Period, (7) change any accounting method or adopt any convention that shifts taxable income from a taxable period (or portion thereof) beginning after the Measurement Time to a taxable period (or portion thereof) ending at or prior to the Measurement Time or shifts deductions or losses from a taxable period (or portion thereof) ending at or prior to the Measurement Time to a taxable period (or portion thereof) beginning after the Measurement Time, or (8) take any action on the Closing Date after the Closing other than in the Ordinary Course of Business or as expressly contemplated in this Agreement, in each of clauses (1) through (8), without the prior written consent of the Seller (with such consent not to be unreasonably withheld, conditioned, or delayed).

(b) For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company Parties for a Straddle Period, in the case of any Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the pre-Closing portion of such Straddle Period will be determined on the basis of a deemed closing of the books and records of the Company Parties as of the Measurement Time, except that in the case of any ad valorem or property Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the pre-Closing portion of such Straddle Period will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the pre-Measurement Time portion of such Straddle Period, and the denominator of which is the number of days in the entire Straddle Period.

(c) The Seller will prepare and file (or cause to be prepared and filed) at the Seller’s own cost (and at the Seller’s direction) in a timely manner all Tax Returns, if any, that are required to be filed by the Company Parties for any Pre-Closing Tax Period and that are filed after the Closing after giving effect to any valid extensions of the due date for filing any such Tax Returns, but excluding, for the avoidance of doubt, any Tax Return for a Straddle Period. All such Tax Returns for any Pre-Closing Tax Period shall be prepared and filed in accordance with the past practices of the Company Parties in preparing and filing their Tax Returns, unless otherwise required by applicable Governmental Rules. The Seller will submit such Tax Returns to the Buyer for review and approval at least 30 days prior to the due date for filing (after giving effect to any valid extensions) or as soon as practicable thereafter, which approval shall not be unreasonably withheld, conditioned or delayed. Within 15 days after receipt of such Tax Returns, the Buyer will give written notice to the Seller of any dispute with respect to such Tax Returns. The Buyer and the Seller will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within 15 days after delivery of notice of the dispute, such disputed items will be resolved in the same manner as disputes with respect to the Closing Statement following the inability of the parties to agree under Section 2.04. The Buyer shall pay all Taxes reflected as due and owing on any Tax Return prepared and filed pursuant to this Section 8.01(c).

(d) Buyer shall pay or cause to be paid to the Seller any refunds of the Taxes of the Company Parties (or credit received in lieu of any such refund) plus any interest received with respect thereto from the applicable Governmental Authority for any Pre-Closing Tax Period or pre-Closing portion of any Straddle Period, including any interest thereon, within ten (10) days of receipt thereof by any Company Party or any of its Affiliates, but only if and to the extent that such refunds or credits (i) are either (x) pursuant to formal claims made by any Company Party with applicable Governmental Authorities prior to the Closing, or (y) claimed by any of the Company Parties after the Closing Date on an originally filed Tax Return for a Pre-Closing Tax Period or Straddle Period, (ii) relate to Taxes paid by any Company Party and included in the Tax Liability Accrual (as finally determined), and (iii) have not reduced the Tax Liability Accrual (as finally determined) under this Agreement (a “Company Party Tax Refund”). Any refunds or credits of Taxes of any Company Party for any Straddle Period shall be apportioned between the parties hereto in the same manner as the liability for such Taxes is apportioned pursuant to Section 8.01(b). Buyer and its Affiliates shall, and shall cause the Company Parties to use commercially reasonable efforts to timely take all actions (including those actions reasonably requested by the Seller) to file for, claim, and obtain any Tax refund or credit that would give rise to a Company Party Tax Refund. Buyer shall, upon request by Seller, keep the Seller reasonably informed of the prosecution of any such Company Party Tax Refund claim. Buyer shall deliver a draft of any such originally filed Tax Return of any Company Party for a Pre-Closing Tax Period or Straddle Period that could reasonably be expected to affect the amount of any Company Party Tax Refund to the Seller at least thirty (30) days prior to the due date for filing thereof (including applicable extensions) for the Seller’s review and comment and any disputes relating thereto shall be resolved in accordance with the provisions of Section 2.04, mutatis mutandis. In the event that a dispute arises between Seller, on the one hand, and Buyer and its Affiliates, on the other hand, as to the amount of any Company Party Tax Refund, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, then such dispute shall be submitted to the Independent Accounting Firm for resolution. All fees and expenses of the Independent Accounting Firm in connection with any dispute under this Section 8.01(d) shall be shared equally (50/50) by Buyer, on the one hand, and Seller, on the other hand.

(e) The Seller, on the one hand, and the Buyer and its Affiliates (including the Company Parties), on the other hand, will provide each other with such cooperation and information as any of them may reasonably request of the other(s) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes, in all events at the sole cost and expense of the requesting party. Such cooperation shall include the retention, and upon the other party’s reasonable request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.01(d).

(f) Any Transfer Taxes shall be paid 50% by the Seller Parties and 50% by the Buyer. The party responsible under applicable Governmental Rule for filing any Tax Returns with respect to such Transfer Taxes shall duly and timely prepare any such Tax Returns, and the other party shall cooperate in the preparation and filing of such Tax Returns.

8.02 Access to Information. For six years after the Closing, the Buyer will cause the Company Parties to make available to the Seller and its representatives, to the extent reasonably necessary for financial reporting, Tax and accounting matters, or for reports or filings with any Governmental Authority, any and all books and records of the Company Parties existing on the Closing Date relating to the Company Parties or any asset or liability of the Company Parties prior to the Closing; provided, that such access will be upon reasonable prior notice, during normal business hours, at the Seller’s expense and conducted in a manner so as not to unreasonably interfere with the Company’s Business; provided, further, that the Buyer shall not be obligated to provide, or cause to be provided, such access or information to the extent that doing so would violate applicable Governmental Rules or any Business Agreement or result in loss of the protection of an attorney-client privilege or other legal immunity or protection from disclosure of the Buyer or the Company Parties, provided that, in each case, the Buyer shall use commercially reasonable efforts to provide the Seller and its representatives with access to such information or make substitute disclosure arrangements to the extent reasonably practicable without risking a contravention of such agreement, applicable Governmental Rules or loss of such privilege. To the extent that the Company Parties’ auditors were not engaged directly by either of the Company Parties, Seller shall provide Buyer with the third party accountants’ and auditors’ contact information. Notwithstanding the foregoing, if the applicable Seller Party and the Buyer are adverse parties in a Proceeding, the Buyer shall not be required pursuant to this Section 8.02 to permit access to or disclose any information that is pertinent thereto; provided, however, that nothing set forth herein shall affect the Seller Parties’ rights with respect to discovery or other rights the Seller Parties may have in the absence of this Section 8.02. The Buyer will cause the Company Parties to hold all of such books and records in substantially the same manner as such books and records are held immediately prior to the Closing for a period of six years after the Closing Date unless at least 60 days prior to disposing of the same, the Buyer offers in writing to surrender them to the Seller, at the Seller’s cost. The Seller shall, and shall cause each of its representatives to, hold all Confidential Information disclosed pursuant to this Section 8.02 in confidence in accordance with the confidentiality provisions contained herein.

8.03 Corporate Records. To the extent that the minute books and equity transfer books of the Company Parties are not in the possession of such Company Party as of the Closing, then, within ten Business Days after the Closing, the Seller shall deliver or cause to be delivered to the Buyer (or its designee) all such minute books and/or equity transfer books.

8.04 Confidentiality. From and after the Closing, each party hereto agrees that it shall, and shall cause its Affiliates to, treat and hold as confidential all of the Confidential Information (but limited, in the case of the Company, the Buyer, and their respective Affiliates, to such Confidential Information described within clause (d) of the definition thereof) and refrain from disclosing or using any of such Confidential Information except to the extent reasonably necessary in connection with enforcing any of their respective rights, or defending any claim, under this Agreement or any other Transaction Document. Notwithstanding anything to the contrary contained in this Agreement, each party hereto and each of its Affiliates may disclose Confidential Information (a) to the extent, but only to the extent, required or requested by Governmental Rule or legal process; provided that, prior to making any disclosure required or requested by

Governmental Rule or legal process, such party will (or will cause its applicable Affiliate to), to the extent permitted by applicable Governmental Rule, notify the other party hereto of such legally required disclosure and, at such other party’s request and expense, reasonably cooperate with such other party in seeking to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed, or (b) to such party’s and its Affiliates’ accountants, attorneys and other professional advisors to the extent reasonably necessary, including in connection with any Tax filings or estate planning, (c) in connection with such party’s or its Affiliates’ financial reporting or disclosures to its direct and indirect investors who are subject to customary confidentiality restrictions, or (d) as may be reasonably necessary in connection with the potential assignment of any Transaction Documents to the extent permitted hereunder and thereunder, provided that the recipient of such Confidential Information under this clause (d) is subject to customary confidentiality restrictions. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, no Seller Party shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local Government Official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of Governmental Rule, or in a complaint or other document filed in a Proceeding, if such filing is made under seal.

8.05 Non-Disparagement. The Seller agrees that, from and after the Closing, the Seller shall not, and shall cause its Affiliates not to, in any way, either directly or indirectly, disparage Buyer, the Company Parties, any of their respective Affiliates or any of their respective businesses, products, services, management, business practices, officers, directors, employees or agents in any way that could adversely affect the goodwill, reputation or business relationships of the Buyer or the Company Parties; provided, however, that the foregoing shall not restrict any Person’s truthful cooperation or testimony in connection with any investigation or inquiry by a Governmental Authority or in connection with enforcing any of their respective rights, or defending any claim, under this Agreement or any other Transaction Document. The Buyer and the Company Parties agree that, from and after the Closing, the Buyer and the Company Parties shall not, and shall cause their Affiliates not to, in any way, either directly or indirectly, disparage any Seller Party, any of their respective Affiliates or any of their respective businesses, products, services, management, business practices, officers, directors, employees or agents in any way that could adversely affect the goodwill, reputation or business relationships of any Seller Party or any of their Affiliates; provided, however, that the foregoing shall not restrict any Person’s truthful cooperation or testimony in connection with any investigation or inquiry by a Governmental Authority or in connection with enforcing any of their respective rights, or defending any claim, under this Agreement or any other Transaction Document.

8.06 Director & Officer Indemnification.

(a) For a period of six years from the Closing Date, the Company Parties shall indemnify, defend and hold harmless, and advance the expenses of each Person that is entitled to indemnification under applicable Governmental Rules and Organizational Documents of the applicable Company Party (each a “Protected Person”) as in effect as of the date hereof with respect to all Losses against, incurred, or required to be paid by such Protected Person arising from acts, omissions, and other matters existing or occurring at or prior to the Closing (in each case, to the fullest extent permitted under applicable Governmental Rule).

(b) The provisions of this Section 8.06 are (i) intended to be for the benefit of, and shall be enforceable by, each applicable Protected Person, his or her heirs and the representatives of the foregoing, and (ii) in addition to the rights of any of the foregoing Persons that may be available under (A) the Tail Policy, (B) the Organizational Documents of any Company Party, and/or (C) applicable Governmental Rule.

8.07 Theriault Earnout.

(a) The “Theriault Termination Condition” shall be deemed to be satisfied if the Company Parties enter into an agreement with Theriault at or prior to the Closing that terminates the payment obligations of the Company Parties with respect to the Theriault Earnout and all payment and other obligations (other than the release of claims, confidentiality obligations, and/or non-disparagement restrictions) under such termination agreement are satisfied in full prior to Closing.

(b) If the Theriault Termination Condition is not satisfied: (i) at least thirty (30) days prior to the Company’s deadline to deliver any Earnout Report (as defined in the Theriault Earnout Agreement), the Company shall deliver a proposed draft of such Earnout Report to the Seller, setting forth in reasonable detail the Company’s good faith calculation of the items required to be set forth therein, and thereafter, the Company shall provide the Seller and its advisors reasonable access to the books and records of the Company and its Affiliates that are relevant to the preparation of such Earnout Report and the items required to be set forth therein, during normal business hours and upon reasonable prior notice and subject to the execution of customary work paper access letters as requested by accountants of the Company or such Affiliates, which access shall be provided in a manner that does not materially interfere with the normal business operations of the Company and its Affiliates; (ii) within twenty (20) days after the Company’s delivery of such draft Earnout Report to the Seller, the Seller shall provide the Company with any revisions to such draft Earnout Report as determined by the Seller, in its sole discretion, and the Company shall promptly thereafter deliver such Earnout Report (with any such revisions, if applicable) to Theriault in accordance with the provisions of the Theriault Earnout Agreement (and the Company shall promptly deliver to the Seller evidence of such delivery); (iii) all rights of the Company Parties with respect to the control (including the ability to deliver notices, to dispute, to settle disputes, to exercise remedies, and to control any proceedings involving the Arbitrator (as defined in the Theriault Earnout Agreement)) or otherwise arising with respect to the Theriault Earnout shall be vested solely and exclusively in the Seller; (iv) the Company Parties shall not, and shall not permit their Affiliates to, take any action (including the delivery of any notice or settlement offer or the exercise of any remedies) with respect to the Theriault Earnout, except as otherwise expressly directed by the Seller; (v) the Company Parties shall promptly forward to the Seller any notices or other communications relating to the Theriault Earnout (including any objections to such Earnout Report), and shall otherwise cooperate with the requests of the Seller pertaining to the Theriault Earnout; (vi) upon written direction from the Seller, or the issuance of a Non-Appealable Judgment from a court of competent jurisdiction, as to an amount payable under the Theriault Earnout, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to release such amount from the Theriault Escrow Fund to Theriault and/or the other Person(s) entitled to receive the Theriault Earnout, as set forth in such written direction or as required pursuant to the terms of such Non-Appealable Judgment, as applicable, and the Seller shall pay (or cause to be paid) any remaining amount payable under the Theriault Earnout in excess of the Theriault Escrow Fund; and (vii) upon the delivery by the Seller to the Buyer of evidence reasonably satisfactory to the Buyer that there shall be no further payments owed under the Theriault Earnout, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any remaining amount of the Theriault Escrow Fund to the Seller. Notwithstanding anything herein to the contrary, (A) the Seller shall not have authority to bind the Company or any of its Affiliates to any payment obligation in excess of the Theriault Escrow Fund or to any material non-payment obligations (other than the release of claims, confidentiality obligations, and/or non-disparagement restrictions) without the express written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed and (B) the Company Parties shall have no Liability in respect of any amount payable under the Theriault Earnout in excess of the amount held in the Theriault Escrow Fund at such time, except, for the avoidance of doubt, in connection with a breach by any of the Company Parties of any of their obligations in connection with the Theriault Earnout.

8.08 INOC Earnout.

(a) The “INOC Termination Condition” shall be deemed to be satisfied if the Company Parties enter into an agreement with INOC at or prior to the Closing that terminates the payment obligations of the Company Parties with respect to the INOC Earnout and all payment and other obligations under such termination agreement (other than the release of claims, confidentiality obligations, and/or non-disparagement restrictions) are satisfied in full prior to Closing.

(b) If the INOC Termination Condition is not satisfied: (i) at least thirty (30) days prior to the Company’s deadline to deliver any Calculation Notice (as defined in the INOC Earnout Agreement), the Company shall deliver a proposed draft of such Calculation Notice to the Seller, setting forth in reasonable detail the Company’s good faith calculation of the items required to be set forth therein, and thereafter, the Company shall provide the Seller and its advisors reasonable access to the books and records of the Company and its Affiliates that are relevant to the preparation of such Calculation Notice and the items required to be set forth therein, during normal business hours and upon reasonable prior notice and subject to the execution of customary work paper access letters as requested by accountants of the Company or such Affiliates, which access shall be provided in a manner that does not materially interfere with the normal business operations of the Company and its Affiliates; (ii) within twenty (20) days after the Company’s delivery of such draft Calculation Notice to the Seller, the Seller shall provide the Company with any revisions to such draft Calculation Notice as determined by the Seller, in its sole discretion, and the Company shall promptly thereafter deliver such Calculation Notice (with any such revisions, if applicable) to INOC in accordance with the provisions of the INOC Earnout Agreement (and the Company shall promptly deliver to the Seller evidence of such delivery); (iii) all rights of the Company Parties with respect to the control (including the ability to deliver notices, to dispute, to settle disputes, to exercise remedies, and to control any proceedings involving the Arbitrating Accounting Firm (as defined in the INOC Earnout Agreement)) or otherwise arising with respect to the INOC Earnout shall be vested solely and exclusively in the Seller; (iv) the Company Parties shall not, and shall not permit their Affiliates to, take any action (including the delivery of any notice or settlement offer or the exercise of any remedies) with respect to the INOC Earnout, except as otherwise expressly directed by the Seller; (v) the Company Parties shall promptly forward to the Seller any notices or other communications relating to the INOC Earnout (including any Objection Notice (as defined in the INOC Earnout Agreement)), and shall otherwise cooperate with the requests of the Seller pertaining to the INOC Earnout; (vi) upon written direction from the Seller, or the issuance of a Non-Appealable Judgment from a court of competent jurisdiction, as to an amount payable under the INOC Earnout, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to release such amount from the INOC Escrow Fund to INOC and/or the other Person(s) entitled to receive the INOC Earnout, as set forth in such written direction or as required pursuant to the terms of such Non-Appealable Judgment, as applicable, and the Seller shall pay (or cause to be paid) any remaining amount payable under the INOC Earnout in excess of the INOC Escrow Fund; and (vii) upon the delivery by the Seller to the Buyer of evidence reasonably satisfactory to the Buyer that there shall be no further payments owed under the INOC Earnout, the Seller and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the remaining amount of the INOC Escrow Fund to the Seller. Notwithstanding anything herein to the contrary, (A) the Seller shall not have authority to bind the Company or any of its Affiliates to any payment obligation in excess of the INOC Escrow Fund or to any material non-payment obligations (other than the release of claims, confidentiality obligations, and/or non-disparagement restrictions) without the express written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed and (B) the Company Parties shall have no Liability in respect of any amount payable under the INOC Earnout in excess of the amount held in the INOC Escrow Fund at such time, except, for the avoidance of doubt, in connection with a breach by any of the Company Parties of any of their obligations in connection with the Theriault Earnout.

8.09 enfoPoint Earnout.

(a) From and after Closing, the Seller shall not intentionally, and shall cause its Affiliates (it being understood and agreed that Michael Theriault is not an Affiliate of the Seller) not to intentionally, take any action or actions that would prejudice the Company Parties’ ability to recover, or the availability of, amounts related to the enfoPoint Earnout under the Theriault Earnout Agreement, including without limitation the availability of the SPR Earnout Reserve Amount (it being understood that any transactions contemplated hereunder or in the Disclosure Schedules shall not be deemed to prejudice the Company Parties).

(b) From and after the Closing, the Company shall (i) calculate and negotiate the resolution of the enfoPoint Earnout in a commercially reasonable manner in accordance with the terms of, and otherwise comply with, the enfoPoint Earnout Agreement, (ii) comply with the terms of the Theriault Earnout Agreement relating to the enfoPoint Earnout (including Section 6(i) of the Theriault Earnout Agreement), and (iii) not agree, or permit ITsavvy to agree to, any settlement or other voluntary resolution as to the amount payable with respect to the enfoPoint Earnout without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed). Upon a final resolution as to the amount payable under the enfoPoint Earnout (the “enfoPoint Earnout Amount”), the Company shall first use its commercially reasonable efforts to recover the enfoPoint Earnout Amount from the SPR Earnout Reserve Amount and to otherwise exercise its rights and remedies with respect to the enfoPoint Earnout under the Theriault Earnout Agreement. If notwithstanding the Company’s commercially reasonable efforts, Theriault or any of the 2022 Sellers default on their obligations to pay the enfoPoint Earnout Amount, then Buyer shall provide Seller with written notice of such default (the “enfoPoint Default Notice”), and the Buyer and the Company shall, and hereby do, authorize the Seller, on behalf of the Company, to (A) cause Theriault and/or the 2022 Sellers to pay such enfoPoint Earnout Amount, and (B) exercise all rights and remedies of the Company with respect to the SPR Earnout Reserve Amount and/or the enfoPoint Earnout under the Theriault Earnout Agreement, the proceeds of which shall be paid to the Company (or to the Seller, to the extent that the enfoPoint Earnout Amount has previously been paid by the Seller or from the enfoPoint Escrow Fund). If, after the enfoPoint Earnout Amount is paid by the Seller or from the enfoPoint Escrow Fund, any of Buyer, the Company or their respective Affiliates recover all or any portion of the enfoPoint Earnout Amount from a source other than the Seller, it shall hold such amount in trust, on behalf of Seller, and promptly pay such amount over to Seller.

8.10 Earnout Agreements. From and after Closing, the Buyer and the Company shall not, and shall cause ITsavvy not to, amend, modify, waive, or terminate any provisions of the Theriault Earnout Agreement, the INOC Earnout Agreement, or the enfoPoint Earnout Agreement, or otherwise enter into any agreements relating to any of the foregoing that would expand or increase the obligations thereunder of the Buyer, the Company, ITsavvy, the Seller, or any of their respective Affiliates, in each case without the prior written consent of the Seller.

8.11 Canada PEO Refund. From and after the Closing, the Company shall use its commercially reasonable efforts to cause Globalization Partners LLC and Globalization Partners (Canada) ULC to refund to ITsavvy the deposit made by ITsavvy in the amount of $25,418.16 CAD. Upon the receipt by the Company, ITsavvy, or any of their respective Affiliates of such deposit or any portion thereof, the Company shall, or shall cause its applicable Affiliate to, forward such payment to the Seller, net of any reasonable, out of pocket collection or other expenses incurred to collect the deposit.

ARTICLE IX

OTHER AGREEMENTS

9.01 No Survival.

(a) Except as otherwise provided in Section 9.02, the representations and warranties and covenants contained in this Agreement and in the certificates and instruments delivered hereunder will not survive beyond the Closing such that no claim for breach of any such representation or warranty or covenant (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing. Notwithstanding the forgoing, the covenants and agreements contained herein that by their terms expressly contemplate performance following the Closing (and the associated right to bring a claim related thereto) shall survive the Closing in accordance with their respective terms until fully performed or satisfied, and the associated right to bring a claim related thereto shall survive until the expiration of the applicable statute of limitations.

(b) From and after the Closing, to the fullest extent permitted under applicable Governmental Rules, Buyer, for itself and on behalf of its Affiliates (including, after the Closing, the Company Parties), hereby irrevocably waives and releases each Seller Related Party and Seller Related Secondary Party and its Affiliates and their respective general or limited partners, equity holders, members, managers, directors, officers, employees, controlling Persons, agents, representatives or permitted assignees, and any Affiliate of any of the foregoing Persons (collectively, the “Seller Releasees”) from all rights, remedies, claims and causes of action whatsoever (whether known or unknown) that it may at any time have against any Seller Releasee arising at or prior to the Closing relating to the Company Parties, the operation of the Company Parties’ Business, the Equity Securities of the Company, this Agreement (including the Schedules hereto), the other Transaction Documents, any of the transactions contemplated hereby or thereby, or any information (whether written or oral) or documents furnished or otherwise made available by or on behalf of any Seller Releasee (including any right at law, in common law or in equity to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy); provided, that notwithstanding the foregoing, Buyer and its Affiliates (including, after the Closing, the Company Parties) do not release its rights and interests (i) under the terms of this Agreement (subject to Section 9.01(a) above), including its rights under Section 9.02 or (ii) under any other Transaction Document, provided, however, that any such rights, interest, or Proceedings asserted under the foregoing clauses (i) or (ii) shall be asserted solely against the Person expressly liable in respect of such matter by the express terms of this Agreement or the other Transaction Document, as applicable, and not against any other Seller Releasee or any other Person, regardless of whether arising by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. No claim of the type released in this Section 9.01(b) will be brought or maintained by, or on behalf of, Buyer or any of its Affiliates (including, after the Closing, any Company Party) against any Seller Releasee. Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company Parties), represents and warrants that it has not assigned or otherwise transferred any of its rights, remedies, claims or causes of action waived and released under this clause (b), and covenants and agrees that it shall not assign or otherwise transfer any such rights, remedies, claims or causes of action, and waives the benefits of, and any rights that it may have under, any Governmental Rule regarding the release of unknown claims in any jurisdiction in connection with the matters covered in this clause (b).

(c) From and after the Closing, to the fullest extent permitted under applicable Governmental Rules, Seller, for itself and on behalf of Seller’s Affiliates, hereby irrevocably waives and releases each Buyer Related Party (including, after the Closing, the Company Parties) from all rights, remedies, claims and causes of action whatsoever (whether known or unknown) that it may at any time have against any Buyer Related Party arising at or prior to the Closing including without limitation those relating to the Company Parties, the operation of the Company Parties’ Business, the Equity Securities of the Company, this Agreement (including the Schedules hereto), or any of the transactions contemplated hereby (including any right at law, in common law or in equity to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy); provided, that notwithstanding the foregoing, Seller and Seller’s Affiliates do not release their rights and interests (i) under the terms of this Agreement (subject to clause (a) above), (ii) under any other Transaction Document (provided, however, that any such rights, interest, or Proceedings asserted under the foregoing clauses (i) or (ii) shall be asserted solely against the Person expressly liable in respect of such matter by the express terms of this Agreement or the other Transaction Document, as applicable, and not against any other Buyer Related Party or any other Person, regardless of whether arising by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise), (iii) with respect to claims for salary or wages and benefits, (iv) with respect to claims for exculpation, indemnification and advancement of expenses from the Company Parties provided for under Section 8.06 or under the Tail Policy, or (v) with respect to matters relating to those agreements set forth on Schedule 6.08. No claim of the type released in this Section 9.01(c) will be brought or maintained by, or on behalf of, Seller or any of Seller’s Affiliates against any Buyer Related Party. Seller, on behalf of itself and its Affiliates, represents and warrants that it has not assigned or otherwise transferred any of its rights, remedies, claims or causes of action waived and released under this clause (c), and covenants and agrees that it shall not assign or otherwise transfer any such rights, remedies, claims or causes of action, and waives the benefits of, and any rights that it may have under, any Governmental Rule regarding the release of unknown claims in any jurisdiction in connection with the matters covered in this clause (c).

(d) It is the express intent of the parties to shorten, by contract, the statutes of limitations that would be otherwise applicable to certain of the representations and warranties and covenants (and the associated rights to bring a claim related thereto) of the parties hereto as expressly set forth in this Section 9.01. Each of the parties hereto acknowledges that this Agreement results from arm’s-length negotiations among the parties and embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. The parties have specifically relied upon this Section 9.01 in agreeing to the Purchase Price and in agreeing to provide the specific representations, warranties, covenants and agreements set forth herein.

(e) Neither this Section 9.01 nor any other provision of this Agreement shall limit or otherwise adversely affect (i) Seller’s liability for Fraud (whether Fraud by Seller or by any Company Party) or (ii) Buyer’s liability for Fraud. No party hereto shall be deemed to have waived the right to bring any claim based on Fraud.

9.02 Indemnification by the Seller. From and after the Closing, the Seller shall defend, indemnify and hold harmless the Buyer and the Company Parties and each of their respective equityholders, directors, managers, officers, employees, agents and Affiliates (each a “Seller Indemnitee”) from and against any and all Losses that constitute or arise out of the items set forth on Schedule 9.02.

9.03 Notice of Indemnification Claims. An indemnification claim will be deemed to have been asserted once the applicable Seller Indemnitee has given notice of such to the Seller, which notice shall include, to the extent known, the amount of such claim and the facts on which such claim is based. Notice of a claim for indemnification shall be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Seller Indemnitee complies with Section 9.04. If the Seller Indemnitee is not the Buyer, then notice of an indemnification claim will be given on behalf of such Seller Indemnitee by the Buyer.

9.04 Third Party Claims. If any Proceeding is initiated against any Seller Indemnitee by any third party and such Seller Indemnitee is entitled to seek indemnification from the Seller under this Article IX on account of its involvement in such Proceeding, such Seller Indemnitee shall, within ten (10) Business Days after receiving notice of such Proceeding, deliver written notice of such Proceeding to the Seller, describing such Proceeding with reasonable specificity. The failure by a Seller Indemnitee to so notify Seller of a Proceeding will not relieve Seller of its obligations under this Article IX but will reduce such obligations by the amount of Losses or increased costs and expenses directly attributable to such failure if and only to the extent that such failure results in (x) the forfeiture by Seller of rights and defenses otherwise available to Seller with respect to such Proceeding, or (y) material prejudice to Seller with respect to such Proceeding. The Seller will have the right to control and defend the Seller Indemnitee in such Proceeding with counsel of the Seller’s choice reasonably satisfactory to the Seller Indemnitee so long as (a) the Seller notifies the Seller Indemnitee in writing, within fifteen (15) Business Days after the Seller Indemnitee has given notice of the Proceeding, (i) of the Seller’s exercise of its rights to control and defend such Proceeding and (ii) that the Seller will indemnify the Seller Indemnitee from and against any Losses the Seller Indemnitee may suffer resulting from, arising out of, or caused by the Proceeding in accordance with the terms of this Article IX, subject to the limitations set forth in Section 9.05, (b) the Proceeding involves only money damages and would not reasonably be expected to result in an injunction or other equitable relief (in each case excluding equitable relief that is not material) and does not involve criminal or quasi-criminal allegations, (c) the Proceeding does not involve any Major Supplier or Major Customer, (d) there no material legal or equitable defenses available to the Seller Indemnitee which are different from or in addition to those available to the Seller, as a result of which, counsel for the Seller could not adequately represent the interests of the Seller Indemnitee because such interests would reasonably be expected to be in conflict with those of the Seller, and (e) the Seller conducts the defense of the Proceeding actively and diligently at its own expense and keeps the Seller Indemnitee and its counsel reasonably apprised of the status of such Proceeding. The failure by Seller Indemnitee to promptly notify Seller of a Proceeding will not relieve the Seller of its obligations under this Article IX but will reduce such obligations by the amount of Losses or increased costs and expenses directly attributable to such failure if such failure results in (x) the forfeiture by the Seller of rights and defenses otherwise available to the Seller with respect to such Proceeding, or (y) material prejudice to the Seller with respect to such Proceeding. So long as the Seller is conducting the defense of the Proceeding in accordance with the conditions set forth in the third sentence of this Section 9.04, (i) the Seller Indemnitee may retain separate co-counsel at the Seller Indemnitee’s sole cost and expense and participate in the defense of the Proceeding, (ii) the Seller Indemnitee will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Proceeding without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), and (iii) the Seller will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Proceeding without the prior written consent of the Seller Indemnitee (not to be unreasonably withheld, conditioned or delayed). The Seller and the Seller Indemnitee will cooperate with each other in the conduct of any such Proceeding, including making available any non-privileged documents and materials in its possession that may be necessary to the defense of such claim or Proceeding and keeping the other parties informed of all material developments and events relating to such Proceeding. If any of the conditions to the right of the Seller to conduct the defense of a Proceeding is or becomes unsatisfied, or the Seller has not elected to control and conduct the defense of such Proceeding within the time period described in the third sentence of this Section 9.04, (A) the Seller Indemnitee may defend against, and consent to the entry of any judgment on, or enter into any settlement with respect to, the Proceeding (provided, however, that the Seller will not be bound by any such judgment or settlement consented to or effectuated without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed)); and (B) subject to the foregoing clause (A), the Seller will remain responsible for any Losses of the type described on Schedule 9.02.

9.05 Limitations on Indemnification. Notwithstanding anything to the contrary set forth herein:

(a) The indemnification obligations of the Seller under Section 9.02 shall survive until the second (2nd) anniversary of the Closing, provided, however, that the indemnification obligations of the Seller with respect to item 3 set forth on Schedule 9.02 shall survive until the DFVCP filing required pursuant to Section 6.09 is made and that the indemnification obligations of the Seller with respect to item 6 set forth on Schedule 9.02 shall survive until the earnout obligations related to the enfoPoint Earnout have been settled in full. The indemnification obligations of the Seller with respect to items 1 through 5 and item 7 set forth on Schedule 9.02 shall be capped, in aggregate, at the Indemnity Escrow Amount (provided that, in the event any Seller Indemnitee directly or indirectly makes any voluntary disclosure to, or otherwise contacts, any Governmental Authority or other Person (any of the foregoing, collectively, a “Voluntary Disclosure”), in each case with respect to any matters described in items 1 or 2 set forth on Schedule 9.02, then the indemnification obligations of the Seller with respect to both items 1 and 2 set forth on Schedule 9.02 shall be capped, in the aggregate, at $1,500,000), and Seller Indemnitees’ sole source of recovery with respect to such indemnification obligations shall be the Indemnity Escrow Fund. The indemnification obligation of the Seller with respect to item 7 set forth on Schedule 9.02 shall be capped, in aggregate, at $144,568.80, and Seller Indemnitees’ sole source of recovery with respect to such indemnification obligation shall be the Indemnity Escrow Fund. The indemnification obligations of the Seller with respect to item 6 set forth on Schedule 9.02 shall be capped, in aggregate, at the enfoPoint Escrow Amount, and Seller Indemnitees’ sole source of recovery with respect to such indemnification obligations shall be the enfoPoint Escrow Fund.

(b) Promptly upon becoming aware of any fact, event, condition, or breach that would reasonably be expected to, or does, give rise to any Losses for which it would be entitled to indemnification hereunder, each Seller Indemnitee shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate such Losses (and/or mitigate the risk of incurring such Losses, as applicable), including incurring costs and expenses only to the minimum extent necessary to remedy such fact, event, condition, or breach. Without limiting the generality of the foregoing, any indemnification claim under this Article IX shall be net of (a) any insurance proceeds actually received by any Seller Indemnitee in respect of such claim and (b) any other recoveries actually received by any Seller Indemnitee from any other third party (other than the Seller) in respect of such claim (including, with respect to the indemnification obligation of the Seller under item 6 set forth on Schedule 9.02, any amounts recovered from the SPR Earnout Reserve Amount or otherwise under the Theriault Earnout Agreement), in each case, net of out-of-pocket expenses, retentions, deductibles and costs of recovery or Taxes imposed thereon. The Buyer shall, and shall cause each Seller Indemnitee to, use its commercially reasonable efforts to claim and realize any such available insurance proceeds, and other recoveries in cash (each, a “Mitigating Payment”). Notwithstanding anything herein to the contrary, any efforts to mitigation shall not preclude a claim on a timely basis against Seller. If a Seller Indemnitee realizes any such Mitigating Payment on account of any indemnified Loss that was not included in the initial computation of such indemnified Loss within 24 months after the initial payment of such indemnified Loss to a Seller Indemnitee, then such Seller Indemnitee shall promptly refund to the Seller an amount equal to the reduction in the indemnity payment that would have resulted if the amount of such Mitigating Payment had been realized and included in the initial computation of the indemnified Loss, with such payment by Seller Indemnitees to be made within ten (10) Business Days after the receipt of such Mitigating Payment. Notwithstanding anything herein to the contrary, the foregoing shall not (i) require the Seller Indemnitee to (A) incur any material incremental out-of-pocket fees or expenses if the Seller has been given an opportunity to advance such amounts to the Buyer and the Seller has declined to do so, or (B) litigate or arbitrate any claim, in each case, against any customer, supplier or other material business relationship if such action would reasonably be expected to have a material negative impact on the business of the Company Parties and (ii) cause any reimbursement or indemnification payment to the Seller Indemnitee under this Agreement be withheld or delayed. Notwithstanding anything to the contrary set forth herein, Buyer and the Company shall not, and shall cause the Seller Indemnitees not to, directly or indirectly make any Voluntary Disclosure with respect to any matters described in items 3 through 7 of Schedule 9.02, except solely to the extent described in Section 6.09. In the event any Seller Indemnitee directly or indirectly makes any Voluntary Disclosure with respect to any matters described in items 1 or 2 of Schedule 9.02, Buyer shall provide reasonably prompt written notice to the Seller and a reasonable opportunity for the Seller to consult in connection with such Voluntary Disclosure.

(c) The Parties waive any right to recover (i) punitive or exemplary damages arising in connection with or with respect to the indemnification provisions hereof (which waiver shall not apply to any such damages that are payable by a Seller Indemnitee in connection with a third party claim that is otherwise indemnifiable hereunder), (ii) damages based on multiples, or consequential, special, indirect, incidental, or speculative damages, or (iii) any Losses arising from any matter to the extent that such matter was reflected in the Closing Statement (or the calculations of Closing Cash on Hand, Closing Working Capital, Company Debt, Company Expenses, Employee Payments or Closing Purchase Price set forth thereon), as finally determined in accordance with Section 2.04(a).

9.06 Release of Indemnity Escrow Fund. Within five (5) Business Days following the issuance of a Non-Appealable Judgment with respect to any indemnification claim with respect to items 1 through 5 and item 7 set forth on Schedule 9.02, awarding an amount thereunder to any Seller Indemnitee, Buyer and Seller shall provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release such amount from the Indemnity Escrow Fund to such Seller Indemnitee. On the date that is twenty-four (24) months after the Closing Date, Buyer and Seller shall provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release any remaining funds on deposit in the Indemnity Escrow Fund on such date, minus the aggregate amount of pending claims submitted against the Indemnity Escrow Fund in accordance with this Article IX (the “Pending Claim Reserve”), to the Seller in accordance with the terms and conditions of the Escrow Agreement. On a claim-by-claim basis, the amount of the Pending Claim Reserve reserved for a claim shall remain in escrow until the resolution of such claim. To the extent any such pending claim (or portion thereof) is finally resolved in favor of a Seller Indemnitee, the amount of the Pending Claim Reserve reserved for such claim (or portion thereof) shall be paid to such Seller Indemnitee in accordance with the terms and conditions of the Escrow Agreement. To the extent any such pending claim (or portion thereof) is finally resolved in favor of the Seller, the amount of the Pending Claim Reserve reserved for such claim (or portion thereof) shall be released from the Indemnity Escrow Fund to the Seller in accordance with the terms and conditions of the Escrow Agreement. Buyer and Seller agree to promptly provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release amounts from the Pending Claim Reserve as and when required in accordance with the terms of the foregoing. Notwithstanding the foregoing:

(a) In the event the Company Parties make the corrective filing described in Section 6.09 following the Closing and before the second (2nd) anniversary of the Closing Date, Buyer and Seller shall provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release $1,500,000 from the Indemnity Escrow Fund to the Seller.

9.07 Release of enfoPoint Escrow Fund. Within five (5) Business Days following the issuance of a Non-Appealable Judgment awarding the enfoPoint Earnout Amount to any Seller Indemnitee, Buyer and Seller shall provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release (a) such amount from the enfoPoint Escrow Fund, less any amounts previously collected from the SPR Earnout Reserve Amount or otherwise under the Theriault Earnout Agreement, to such Seller Indemnitee, and (b) to the Seller, the balance of the enfoPoint Escrow Fund. On the date that is twenty-four (24) months after the Closing Date, or, if earlier, the date on which it is reasonably apparent that no amount will become payable in respect of the enfoPoint Earnout, Buyer and Seller shall provide to the Escrow Agent joint written instructions to cause the Escrow Agent to release the enfoPoint Escrow Fund to the Seller.

9.08 Tax Treatment. Any indemnification payments under this Article IX will be treated, for Tax purposes, as adjustments to the Purchase Price, to the full extent permitted under applicable Law.

9.09 No Limitation on RWI Policy. For the avoidance of doubt, nothing in this Agreement, including Section 9.01, shall limit any rights, interests or benefits of Buyer or any other Person under the RWI Policy.

9.10 Renaud Bonus. Following the Closing, if Greg Renaud (“Renaud”) satisfies all of the conditions to the achievement of the “One-time Incentive bonus” (the “Renaud Bonus”) described in item 2 of Schedule 3.6 to that certain Employment Agreement, dated December 30, 2021, by and between Renaud and ITsavvy, as in effect as of the date hereof, and the Buyer provides to the Seller, on or before April 30, 2025, written evidence reasonably satisfactory to the Seller evidencing the same, then the Seller shall pay the amount of such Renaud Bonus to ITsavvy within ten (10) Business Days of such evidence being provided. In no event shall the maximum obligations under this Section 9.10 exceed $300,000.

9.11 Exclusive Remedy. Except with respect to (a) any equitable remedies of the parties hereto expressly provided herein, (b) the covenants and agreements contained herein that by their terms expressly contemplate performance following the Closing, (c) the rights, interests or benefits of Buyer or any other Person under the RWI Policy; and (d) Fraud, this Article IX shall constitute the sole and exclusive remedy of all Persons following the Closing with respect to claims and other matters arising under the Transaction Documents or otherwise relating to the transactions contemplated thereby. Subject to the immediately foregoing sentence, each party hereto irrevocably waives any right it may have to, and covenants that it shall not, bring any Proceeding under any legal theory, in each case against any party hereto or its Affiliates with respect to claims and other matters arising under or as a result of the Transaction Documents or the transactions contemplated thereby, except in accordance with the provisions set forth in this Article IX. Each party hereto acknowledges and agrees that the provisions in this Agreement relating to indemnification (including the limits on indemnification and the remedies of the parties hereunder), were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

ARTICLE X

GENERAL PROVISIONS

10.01 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior written consent of Buyer (in the case of an assignment, pledge or transfer by the Seller) or the Seller (in the case of an assignment, pledge or transfer by the Buyer or, following the Closing, any Company Party); provided, however, that the Buyer may assign its rights and obligations under this Agreement, in whole or in part, to (a) any Affiliate of the Buyer, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company Parties or the Buyer or any successor by merger or combination or (c) any lender to the Buyer and/or the Company Parties as security for borrowings, in each case without the consent of the Seller, provided that no such assignment within the foregoing clauses (a) through (c) shall relieve the Buyer of its obligations hereunder.

10.02 Confidentiality Agreement. The Confidentiality Agreement shall terminate as of the Closing. For avoidance of doubt, any Confidential Information (as defined in the Confidentiality Agreement) may be used by Buyer and its Representatives (as defined in the Confidentiality Agreement) for the purposes of consummating the transactions contemplated hereby and any financing in connection therewith, subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall continue in full force and effect with respect to any information relating to the Seller Parties and their Affiliates, mutatis mutandis, and in such regard the terms of the Confidentiality Agreement are incorporated herein by reference for the benefit of the Seller Parties and their Affiliates, and the Buyer shall be responsible and liable to such Persons for any breach of such terms by it or its Representatives (as defined in the Confidentiality Agreement).

10.03 Expenses. Except as specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents. After the Closing, the Buyer will cause the Company Parties to pay all such fees, costs and expenses of the Buyer (it being acknowledged that such fees, costs and expenses shall not be considered Company Debt or Company Expenses hereunder, and will not be included as current Liabilities in the calculation of Closing Working Capital) and such fees, costs and expenses shall be deemed to have been paid in a post-Closing Tax period.

10.04 Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing and which is the property of the other.

10.05 Notices. All notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing (which includes e-mail); (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or e-mail, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) will be deemed to have been given on the date of successful delivery to the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, provided that evidence of receipt shall not be required if sent by e-mail. All such communications will be sent to the following addresses, or to such other addresses as any party may inform the others by giving five Business Days’ prior notice:

If to the Buyer or (after the Closing) the Company Parties: Xerox Corporation 201 Merritt 7 Norwalk, CT 06851 Attn: Zach Henick e-mail: zach.henick@xerox.com	With a copy to: Dentons Cohen & Grigsby P.C. 625 Liberty Avenue, 5th Floor Pittsburgh, PA 15222-3152 Attn: Juliet Astbury e-mail: juliet.astbury@dentons.com

If to any Seller Party or (prior to Closing) the Company Parties:	With a copy to:

ITsavvy Holdings, LLC

2015 Spring Road, Suite 300

Oak Brook, IL 60523

Attn: Gautam Gandhi

e-mail: munu@itsavvy.com

and

GenNx360 Capital Partners III, L.P.

200 Madison Avenue, Suite 2110

New York, NY 10016

Attn: Ronald Blaylock; Peter White

e-mail:  rblaylock@gennx360.biz;

pwhite@gennx360.biz

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Andrew Arsiotis; Henry Zangara e-mail: aarsiotis@loeb.com; hzangara@loeb.com

10.06 Publicity. The initial press release issued by the parties hereto concerning the Transaction Documents and the transactions contemplated hereby and thereby shall be in a form agreed to by Buyer and the Seller, and thereafter, the parties hereto shall not issue any press release or similar public statements with respect to the Transaction Documents or the transactions contemplated hereby or thereby, in each case except (a) in connection with a party hereto’s financial reporting or disclosures to its direct and indirect investors, (b) as may be required by applicable Governmental Rules or stock exchange rule or regulation (it being understood and agreed that the Schedules hereto are not required to be filed or otherwise made publicly-available pursuant to applicable Governmental Rules or stock exchange rule or regulation, and therefore will not be covered by the exception pursuant to this clause (b) unless otherwise specifically instructed by a Governmental Authority), provided that the party subject to such requirement shall provide the other party with reasonably advance written notice of, and an opportunity to review, discuss, and comment on, such proposed press release or similar public statement, (c) to the extent reasonably necessary, disclosure of the transactions contemplated hereby (to the extent the contents of such disclosure is already publicly available) by the Company Parties following the Closing to their customers, suppliers, employees and other business relations, and (d) any press release or other public statement, in each case under the foregoing clauses (c) and (d), to the extent consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, to the extent such disclosure is still accurate.

10.07 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual agreement of Buyer and Seller;

(ii) by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if the consummation of the transactions contemplated herein, shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.07(a)(ii) shall not be available to any party whose breach of any representation, warranty or covenant contained in this Agreement has primarily caused the failure of such transactions to close on or before the Outside Date;

(iii) by Seller by written notice to Buyer, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.04, and (B) cannot be or has not been cured prior to the earlier of (y) 9:00am Eastern time on the Outside Date or (z) the date that is twenty (20) Business Days from the date that Buyer is notified by Seller in writing of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 10.07(a)(iii) shall not be available to Seller if Seller or the Company is then in material breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of the condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied;

(iv) by Buyer by written notice to Seller, if the Seller or the Company shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03, and (B) cannot be or has not been cured prior to the earlier of (y) 9:00am Eastern time on the Outside Date or (z) the date that is ten (10) Business Days from the date that Seller is notified by the other in writing of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 10.07(a)(iv) shall not be available to Buyer if Buyer is then in material breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of the condition set forth in Section 7.04(a) or Section 7.04(b) to be satisfied; or

(v) by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other, if a binding, final and non-appealable Governmental Order has been issued which prohibits or declares unlawful the consummation of the transactions contemplated hereby.

(b) If this Agreement is validly terminated by either Seller or Buyer as provided above, then this Agreement shall forthwith become null and void and have no effect and no party will have any further obligations or Liabilities hereunder; provided, however, that (i) the Confidentiality Agreement, the provisions contained in this Article X shall survive such termination and continue to be enforceable in accordance with their terms, and (ii) such termination shall not relieve any party to this Agreement of liability for Fraud or a knowing and intentional breach of this Agreement prior to such termination.

10.08 Consent to Jurisdiction and Service of Process. Except for the matters to be decided by the Independent Accounting Firm, the parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in such court, the Complex Commercial Litigation Division of the Delaware Superior Court, or, if jurisdiction is unavailable in such court, the courts of the United States located in the State of Delaware, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and any dispute or controversy related to the transactions contemplated hereby. The parties hereto hereby (a) agree that any Proceeding arising out of related to such matters shall only be brought in such courts described above, (b) agree not to commence any Proceeding arising out of or relating to such matters except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described above) and (c) waive, and agree not to assert, any defense in any Proceeding for the interpretation or enforcement of this Agreement or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the Proceeding is brought in an inconvenient forum, or that the venue of the Proceeding is improper. Service of process with respect thereto may be made upon the Buyer or the Seller by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.05. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Governmental Rule. Notwithstanding the foregoing, Proceedings seeking specific performance or other equitable relief in respect of any breach or threatened breach of this Agreement may be brought in any court of competent jurisdiction.

10.09 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, it is agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled hereunder, at law or in equity. Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, agreements and obligations of such parties under this Agreement. Each of the parties hereto hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate (or any similar defense), (b) any requirement under any Governmental Rule to post a bond or other security as a prerequisite to seeking or obtaining equitable relief, and (c) any requirement to show actual damages.

10.11 Disclosure Schedules. The Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure under one of the Schedules shall be deemed disclosure under all other Schedules and Sections of this Agreement to the extent it is reasonably apparent on its face to a reader without independent knowledge regarding the matter disclosed that such disclosure is applicable to such other Schedules or Sections. Certain information set forth in the Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.

10.12 Miscellaneous. This Agreement: (a) may be amended only by a writing signed by the Buyer and the Seller; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument, and may be delivered by e-mail or other electronic means; (c) together with the other Transaction Documents contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any conflict of laws rules; and (e) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. For the avoidance of doubt, no failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person that is not a party or a permitted assignee of a party to this Agreement, except that (i) the Protected Persons shall constitute third-party beneficiaries for the purposes of Section 8.06, (ii) the Seller Releasees and the Buyer Related Parties shall constitute third-party beneficiaries for the purposes of Section 9.01, (iii) Counsel shall constitute third-party beneficiaries for the purposes of Section 10.13, (iv) the Seller Releasees shall constitute third-party beneficiaries for the purposes of Section 10.14(a), and (v) the Buyer Related Parties shall constitute third-party beneficiaries for the purposes of Section 10.14(b). The prevailing party shall be entitled to reasonable out-of-pocket attorneys’ fees and other costs incurred in connection with any Proceeding brought between the parties concerning any of the rights or obligations of the parties under this Agreement upon receipt of a Non-Appealable Judgment from a court of competent jurisdiction.

10.13 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties), acknowledges and agrees that Loeb & Loeb LLP, Crowell & Moring LLP, Brownstein Hyatt Farber Schreck, LLP, Morrison Cohen LLP, Osborne Clarke LLP, Greenberg Traurig, LLP, and Borden Ladner Gervais LLP (“Counsel”) may have acted as counsel for the Seller, the Company Parties, and/or their respective Affiliates (collectively, the “Clients”) in connection with this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby (the “Transaction Engagement”).

(b) The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties), (i) acknowledges and agrees that all communications (whether written or oral) between any Client, on the one hand, and Counsel, on the other hand, in connection with the Transaction Engagement (the “Transaction Communications”), and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely (and are hereby assigned) to the Seller, and shall not belong to any Company Parties or pass to or be claimed, held, reviewed, or used by the Buyer or any Company Parties upon or following the Closing, and (ii) agrees to take any further action as may be reasonably necessary to cause the Transaction Communications to be vested in the Seller and to preserve for the benefit of the Seller any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto. Accordingly, the Buyer shall not have access to any Transaction Communications, or to the files of Counsel relating to the Transaction Engagement, whether or not the Closing occurs. Without limiting the foregoing, upon and following the Closing, (A) to the extent that files of Counsel in respect of the Transaction Engagement constitute property of any Client, only the Seller shall hold such property rights, and (B) Counsel shall have no duty whatsoever to reveal or disclose any Transaction Communications or any such files to the Buyer or any Company Parties by reason of any attorney-client relationship between Counsel and the Company Parties or otherwise. The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Transaction Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or protection under applicable attorney work-product doctrine arising from Counsel’s representation of any Client. If and to the extent that, at any time following the Closing, the Buyer or any of its Affiliates (including, following the Closing, the Company Parties) shall have the right to assert or waive any attorney-client privilege with respect to any communication (whether written or oral) between any Company Parties or any of their Affiliates, on the one hand, and Counsel or any other Person that does then represent or shall have previously represented any of them, on the other hand, which communication occurred at any time prior to or at the Closing, neither the Buyer nor any of its Affiliates (including, following the Closing, the Company Parties) shall be entitled to waive such privilege without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties), acknowledges that Counsel may have acted as counsel for one or more of the Clients in certain matters for several years, and the Seller and its Affiliates reasonably anticipate that Counsel will continue to represent it in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties), expressly: (i) consents to Counsel’s representation of the Seller and its Affiliates in any matter, which may include any post-Closing matter in which the interests of the Buyer or any Company Party, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse (which may include any matter relating to the transactions contemplated hereby), whether or not such matter is one in which Counsel may have previously advised the Seller or its Affiliates; and (ii) consents to the disclosure by Counsel to the Seller and its Affiliates of any information learned by Counsel in the course of its representation of any of the Clients, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Counsel’s duty of confidentiality.

(d) The Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties), acknowledges, agrees, and covenants that no such Person shall assert any claim or bring any Proceeding against Counsel in respect of legal services provided by Counsel to any Company Party in connection with the Transaction Engagement.

(e) Upon and following the Closing, the Company Parties shall cease to have any attorney-client relationship with Counsel, unless and to the extent Counsel is specifically engaged in writing by a Company Party to represent it following the Closing and such engagement either (i) involves no conflict of interest with respect to the Seller, or (ii) the Seller consents in writing at the time to such engagement. No such representation by Counsel following the Closing shall affect any of the other provisions set forth in this Section 10.13.

(f) Each party hereto consents to the arrangements set forth in this Section 10.13 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted under this Section 10.13.

10.14 No Other Representations or Warranties.

(a) The Buyer hereby acknowledges and agrees, and represents and warrants, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties) that, as of the date hereof and as of the Closing, (i) none of the Seller Releasees has made, or shall be deemed to have made, to any Buyer Related Party or to any other Person, any representation or warranty, whether express or implied, whether written or oral, and whether at law or in equity, and (ii) the Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company Parties), hereby expressly and affirmatively disclaims reliance on all such representations, warranties, and any omissions in connection therewith, in each case within the foregoing clauses (i) and (ii), except to the extent expressly set forth in a representation or warranty made by the Company in Article III or by the Seller in Article IV.

(b) The Seller hereby acknowledges and agrees, and represents and warrants, on behalf of itself and its Affiliates that, as of the date hereof and as of the Closing, (i) none of the Buyer Related Parties has made, or shall be deemed to have made, to any Seller Releasee or to any other Person, any representation or warranty, whether express or implied, whether written or oral, and whether at law or in equity, and (ii) the Seller, on behalf of itself and its Affiliates hereby expressly and affirmatively disclaims reliance on all such representations, warranties, and any omissions in connection therewith, in each case within the foregoing clauses (i) and (ii), except to the extent expressly set forth in a representation or warranty made by the Buyer in Article V.

[signature page follows]

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

COMPANY:

ITSAVVY ACQUISITION COMPANY, INC.

By: /s/ Peter White
Name: Peter White
Title: Vice President & Secretary

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT (CONT’D)

SELLER:

ITSAVVY HOLDINGS, LLC

By: /s/ Peter White
Name: Peter White
Title: Vice President & Secretary

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT (CONT’D)

BUYER:

XEROX CORPORATION

By: /s/ Steven Bandrowczak
Name: Steven Bandrowczak
Title: Chief Executive Officer

Schedule 1.01(a)

Specific Policies and Illustrative Calculation

Part I

Capitalized terms used in this Schedule but not otherwise defined in this Schedule shall have the respective meanings for such capitalized terms as set forth in the Agreement.

This Schedule sets forth the Specific Policies that will be taken into account in the calculation of the Estimated Closing Statement and the Closing Statement, including all items set forth or required to be set forth therein (for the avoidance of doubt, to the extent required as per the underlying definitions) (together “the Statements”), as required in clause (a) of the definition of the Agreed Principles.

(a)

The Statements will be prepared as if the Measurement Time occurs at the end of an accounting period and in accordance with those specific procedures that would be adopted at a financial year-end, including detailed analysis of accruals and cut-off procedures.

(b)

The Statements shall exclude (i) the effect of change of control or ownership of the Company Parties, except with respect to Company Debt, Employee Payments and Company Expenses due to change of control or ownership, (ii) the effects of any post-Closing reorganizations of Buyer or its Affiliates, and (iii) any financing undertaken by Buyer or its Affiliates or at the direction of Buyer or its Affiliates. Additionally, the Statements shall exclude the effect of any purchase accounting adjustment arising out of the consummation of any transaction, including the transactions contemplated by this Agreement.

(c)	[Reserved.]

(d)

Subject to clause (a) above or any other Specific Policy, there shall be no change in the classification (i) to a current asset or liability for any asset or liability that has not been characterized as a current asset or liability in the balance sheet included in the Current Financial Statements or (ii) to a long-term liability or asset for any liability or asset that has not been characterized as a long-term liability or asset in the Current Financial Statements, in each case, other than any such change resulting solely from the passage of time.

(e)	The Agreed Principles, including the Specific Policies herein, shall be interpreted so as to avoid double counting (whether positive or negative) of any item included in each of the Statements.

(f)	Subject to clause (a) above or any other Specific Policy, the Statements shall not exclude any item solely on the grounds of materiality.

(g)	[Reserved.]

(h)	Intercompany balances between and among the Company Parties shall be reconciled and eliminated.

(i)

Closing Working Capital shall exclude assets and liabilities (only to the extent not overdue) relating to right-of-use assets as required under FASB Accounting Standards Codification Topic 842, Accounting for Leases.

(j)	[Reserved.]

(k)

No new categories, classifications or types of costs, assets or liabilities will be included as prepaids, inventory or other current assets or current liabilities in the determination of Closing Working Capital to the extent such types were expensed and not capitalized on the balance sheet in the Current Financial Statements.

(l)

Current deferred revenue, but not long term deferred revenue, shall be captured in Net Working Capital. For the avoidance of doubt, to the extent captured as a reduction to Company Debt, any warranty accounts receivable associated with long term deferred revenues shall be excluded from Net Working Capital.

(m)	The provision for warranty costs shall be calculated in accordance with the accounting principles, policies and procedures as applied in the Financial Statements as of December 31, 2023.

(n)

Accounts receivable allowance for doubtful accounts shall be calculated in accordance with the accounting principles, policies and practices applied in the Financial Statements as of December 31, 2023. Inventory reserve shall be calculated in accordance with the accounting principles, policies and practices applied in the Financial Statements as of December 31, 2023.

(o)	Notwithstanding anything to the contrary, any deposits referenced in Section 8.11 of the Purchase Agreement shall not form part of the Statements.

Part II

Illustrative Calculation

The Illustrative Calculation set out below for the trailing twelve (12)-month period ended September 30, 2024 has been included for illustrative purposes only. The line items included represent the only line items to be included in Closing Working Capital, however, the numbers contained within the line items shall not form part of the calculation of Closing Working Capital and remain subject to the terms and provisions of the Agreement, including Part I of this Schedule 1.01(a).

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit A

Form of Escrow Agreement

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B

Form of Seller Notes

[See attached]

THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE [    ] OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL PROMPTLY MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) ISSUE PRICE OF THIS NOTE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE, (3) ISSUE DATE OF THIS NOTE AND (4) YIELD TO MATURITY OF THIS NOTE. THE ADDRESS OF [     ] OF THE ISSUER IS [     ].

SECURED PROMISSORY NOTE

[__________], 2024 (“Issuance Date”)

$110,000,000.00	January 30, 2026 (“Maturity Date”)

1. Indebtedness.

FOR VALUE RECEIVED, the undersigned, XEROX CORPORATION, a New York corporation (the “Company”), hereby unconditionally promises to pay, in lawful money of the United States of America, to ITSAVVY HOLDINGS, LLC, a Delaware limited liability company (in its individual capacity, “ITSavvy”), in its capacity as payee and holder of this Note (together with its permitted successors and assigns thereto in such capacity, the “Payee”), and ITSavvy, solely in its capacity as representative of the Payees holding the Notes (together with its permitted successors and assigns thereto in such capacity, the “Representative”) the principal amount of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000.00) (the “Loan”), from time to time when due (whether upon the Maturity Date, or if earlier, on the occurrence of a Disposition Event (as defined below), acceleration or otherwise), pursuant to the terms of this Secured Promissory Note by and among XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), the Company, and each direct or indirect Subsidiary listed on the signature pages hereto as a “Guarantor” (the “Guarantors”), the Payee, and the Representative. This Secured Promissory Note is a “Seller Note” (together with each other “Seller Note”) being issued by the Company to the Payee pursuant to the terms of the Securities Purchase Agreement, dated as of [__________], 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, ITSavvy, and the other parties thereto. All such Seller Notes being issued pursuant to the Purchase Agreement in substantially the form hereof, as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time, are hereinafter referred to, individually as a “Note” and, collectively, as the “Notes”. For the avoidance of doubt, each of the Notes shall constitute one series, class and issuance and shall collectively constitute the “Second Priority Credit Agreement” as defined in the Intercreditor Agreement (as defined below).

All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Purchase Agreement or the First Lien Term Loan Credit Agreement referred to below, as applicable.

2. Interest and Payments.

(a) Interest shall accrue daily on the outstanding unpaid principal amount of the Loan at the rate of zero percent (0.00%) per annum. Interest shall accrue daily and shall compound annually on each anniversary of the Issuance Date. Interest shall be computed on the basis of a 365- or 366-day year, as applicable, and the actual number of days elapsed in any such year.

(b) To the extent not previously paid, the unpaid Loan shall be paid in full in cash by the Company on the Maturity Date.

3. Payments.

This Loan shall be payable on or before 4:00 p.m. New York, New York local time on the Maturity Date or any earlier acceleration date pursuant to the terms of the Notes. All payments to be made under this Note shall be made in the lawful money of the United States of America in immediately available funds without setoff, counterclaim or deduction. Any payment received by the Payee after 4:00 p.m. New York, New York local time on any day will be deemed to have been received on the next Business Day. In addition, the Loan shall also be subject to mandatory prepayment upon the occurrence of a Disposition Event. “Disposition Event” means the consummation of any of the following transactions: (a) the sale, transfer or other disposition (in a single transaction or a series of related transactions) of a majority of the consolidated assets, measured by their fair market value as of the date of sale, of ITsavvy Acquisition Company, Inc., a Delaware corporation, and ITsavvy LLC, an Illinois limited liability company (together, the “Acquired Companies”); (b) the sale, transfer or other disposition (in a single transaction or a series of related transactions) of a majority of the outstanding capital stock or equity interests, as applicable, of an Acquired Company to one or more Persons not Affiliated with the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed; or (c) a merger, consolidation or reorganization in which the holders of the outstanding capital stock or equity interests, as applicable, of the Company, or their Affiliates, immediately prior to such merger, consolidation or reorganization receive, in exchange for their shares of capital stock of the Company, voting securities of the surviving or resulting entity (or the parent of the surviving or resulting entity) possessing, in the aggregate, less than a majority of the total combined voting power of all outstanding voting securities of the surviving or resulting entity (or the parent of the surviving or resulting entity) immediately after the consummation of such merger, consolidation or reorganization, without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed. All payments hereunder shall be made to the account of the holder hereof at such place as the Payee shall have designated to the Company in writing.

4. Conditions Precedent.

The obligation of the Payee to extend the Loan to the Company contemplated hereby is subject to the satisfaction of the following conditions precedent: (a) the Company shall have duly executed and delivered the Notes, the Solvency Certificate (as defined in the Purchase Agreement) and the Closing Date Certificate (as defined in the Purchase Agreement), (b) each of the Company and the Guarantors (collectively, the “Note Parties”) shall have duly executed and delivered the Guarantee Agreement and the Collateral Agreements (as applicable), each as defined in the Purchase Agreement, (c) the First Lien Term Loan Agent, First Lien ABL Administrative Agent, and First Lien ABL Collateral Agents shall have duly executed and delivered the Intercreditor Agreement and the Note Parties shall have duly executed and delivered the acknowledgement to the Intercreditor Agreement, (d) the Company shall have duly executed and delivered the Credit Agreement Designation (as defined in the Intercreditor Agreement) pursuant to the terms of the ABL Intercreditor Agreement, (e) a certificate of a Responsible Officer of each of the Note Parties, dated as of the Issuance Date, in substantially the form of the certificate(s) delivered pursuant to Section 4.01(7) of the First Lien Term Loan Credit Agreement, (f) the Representative shall have received with respect to the Company and each other Note Party (i) that is organized in any State in the United States, UCC-1 financing statements in a form appropriate for filing in the state of organization or incorporation of such Note Party and (ii) that is incorporated under the federal laws of Canada or any province or territory thereof, PPSA financing statements in a form appropriate for filing in the jurisdiction(s) in which its registered office and chief executive office are located and in each province or territory of Canada where such Note Party holds tangible personal property, and (g) the representations and warranties made by any Note Party contained herein (including pursuant to Section 7 hereof) or in any other Note Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Issuance Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

5. No Offset.

The Note Parties shall make all payments under this Note or under any other Note Document without setoff, counterclaim, or other defense.

6. Lien Subordination.

Notwithstanding anything to the contrary in the Notes or the Purchase Agreement, any and all obligations of the Company to make any payments under or with respect to the Notes and the indebtedness of the Company hereunder or evidenced hereby or thereby shall be subject to (i) the First Lien/Second Lien Intercreditor Agreement, dated as of the Issuance Date (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the First Lien ABL Administrative Agent, the First Lien ABL Collateral Agents, the First Lien Term Loan Agent, and the Representative, and acknowledged and agreed to by the Company, Holdings and the other “Guarantors” from time to time party thereto, and, as set forth therein, subordinated in respect of liens to the obligations arising under that certain First Lien Term Loan Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Term Loan Credit Agreement”), dated as of November 17, 2023, by and among the Company, Holdings, the other “Guarantors” from time to time party thereto, the financial institutions party thereto from time to time as lenders (the “First Lien Term Lenders”), and JEFFERIES FINANCE LLC, as administrative agent and as collateral agent (the “First Lien Term Loan Agent”) and that certain Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien ABL Credit Agreement”), dated as of May 22, 2023, by and among the Company, Holdings, the other “Guarantors” from time to time party thereto, the financial institutions and issuing banks party from time to time thereto as lenders (“First Lien ABL Lenders”), CITIBANK, N.A. (“Citi”), as administrative agent (“First Lien ABL Administrative Agent”), and Citi and PNC Bank, National Association as co-collateral agents (“First Lien ABL Collateral Agents”) and (ii) the ABL Increditor Agreement.

7. Incorporation by Reference.

Article III (Representations and Warranties), Article V (Affirmative Covenants), Article VI (Negative Covenants), Article VII (Holdings Covenant), and the definition of “Disqualified Institution”, in each case, of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) are incorporated herein mutatis mutandis which shall mean, for the avoidance of doubt, that (I) among other necessary conforming changes having been made to such provisions and the constituent definitions thereof, (1) “Term Facilities” and “Loans” shall refer to the Loans made pursuant to the terms of the Notes hereunder, (2) “Administrative Agent” and “Collateral Agent” shall mean the Representative, (3) “Required Lenders” shall mean the Majority Holders referred to herein, (4) “Lead Arrangers” and “Lenders” shall mean the Representative, the Payee and each of their permitted successors and assigns hereunder (subject to the terms of the Note Documents) and (5) “Loan Documents” shall mean Note Documents hereunder and (II) actions not prohibited and the usage of any baskets and/or exceptions permitted, in each case, under the First Lien Term Loan Credit Agreement shall permit such actions and usage hereunder notwithstanding differences between the closing date thereunder and the Issuance Date hereunder and the difference in grantors and/or guarantors thereunder and hereunder. The Company and Holdings hereby acknowledge, agree and confirm that, by its execution of the Notes, the Company (a) as of the Issuance Date makes to the Payee the representations and warranties set forth in Article III of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) applicable to it and confirms that such representations and warranties are true and correct in all material respects on the Issuance Date (without duplication of any materiality qualifiers), except to the extent that such representations and warranties expressly related to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and (b) shall be bound by all of the requirements, covenants, terms, provisions, and conditions contained in Article V (Affirmative Covenants), Article VI (Negative Covenants), and Article VII (Holdings Covenant) of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date), which are valid and binding agreements of Holdings and the Company, enforceable by the Representative against Holdings and the Company, subject to: (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and (v) the Legal Reservations.

8. Events of Default.

The occurrence and continuation of any of the following shall constitute an “Event of Default” under the Notes:

(a) Failure to Pay Principal. Default is made in the payment of any principal of the Loan under any Note when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(b) Voluntary Bankruptcy or Insolvency Proceedings. Holdings, the Company or any Guarantor:

(i) voluntarily commences any proceeding or files any petition seeking relief under any Debtor Relief Law;

(ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in subsection (c) of this Section 8;

(iii) applies for or consents to the appointment of a receiver, interim receiver, administrative receiver, monitor, compulsory manager, compulsory administrator, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Guarantor or for a substantial part of the property or assets of Holdings, the Company or any Guarantor;

(iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) makes a general assignment for the benefit of creditors; or

(vi) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(c) Involuntary Bankruptcy or Insolvency Proceedings. An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(i) relief in respect of Holdings, the Company or any Guarantor, or of a substantial part of the property or assets of Holdings, the Company or any Guarantor, under any Debtor Relief Law;

(ii) the appointment of a receiver, interim receiver, trustee, administrative receiver, monitor, compulsory manager, compulsory administrator, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Guarantor or for a substantial part of the property or assets of Holdings, the Company or any Guarantor; or

(iii) the winding up or liquidation of Holdings, the Company or any Guarantor (except, in the case of any Guarantor, in a transaction permitted by the First Lien Term Loan Credit Agreement) and such proceeding or petition continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered;

(d) Cross-Default. (i) an Event of Default (as defined in the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) and as incorporated herein by reference pursuant to Section 7 hereof) occurs; (ii) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (iii) Holdings or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that the foregoing subsections (d)(ii)-(d)(iii) will not apply to:

(A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or

(B) in the case of Material Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Material Indebtedness from and after the date, if any, on which such conversion has been effected;

(e) Judgments. Holdings, the Company or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of at the time of any determination the greater of (x) $130,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period at such time of determination (to the extent not covered by insurance or by an indemnification agreement as to which the indemnifying party has not denied liability), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days;

(f) Note Documents. Any Note Party shall default in the due performance or observance by it of any term, covenant or agreement contained in (i) Article VI (Negative Covenants) and Section 5.10 (Further Assurances; Additional Security) of the First Lien Term Loan Credit Agreement, as incorporated herein by reference pursuant to Section 7 hereof, or (ii) this Note (and such other Notes), the Guarantee Agreement, the Collateral Agreements, the Intercreditor Agreement, and all other documents, certificates, instruments, agreements, amendments and modifications delivered or entered in connection therewith or in substitution or replacement thereof in which it is a party (collectively, the “Note Documents”) (other than those referred to in the foregoing sections (a)-(f)(i)) and, in the case of this clause (f)(ii), such default is not remedied within thirty (30) days of either (A) the Company or Holdings receiving written notice of such Event of Default from the Representative (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph) or (B) the Company or Holdings becoming aware of such Event of Default; or

(g) Misrepresentations. Any representation or warranty made or deemed made by or on behalf of any Note Party or any of their respective Subsidiaries in or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

9. Rights of the Payee Upon Event of Default.

(a) Upon the occurrence of any Event of Default (other than an Event of Default described in Section 8(b) and/or 8(c) above), and at any time thereafter during the continuance of such Event of Default, the Representative may, by concurrent written notice to the Company, declare the entire outstanding principal balance of the Loan and all other obligations hereunder to be immediately due and payable upon demand.

(b) Upon the occurrence of any Event of Default described in Section 8(b) and/or 8(c), above, immediately and without notice, the entire outstanding principal balance of the Loan and all other obligations hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived, anything contained herein to the contrary notwithstanding.

(c) In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Representative may exercise any other right, power or remedy available under the Note Documents and applicable law.

10. Security.

The Loan evidenced by this Note is secured by a security interest in the assets of Holdings, the Company and certain of their current and future subsidiaries pursuant to the Collateral Agreements (as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between each Note Party and the Representative, as the secured party, with the priority set forth in the Intercreditor Agreement.

11. Miscellaneous.

(a) Waivers. The Company hereby waives, to the maximum extent not prohibited by provisions of applicable law, presentment, demand, protest and notice thereof or dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment or any change, alteration or release of any security given for the payment hereof. No course of dealing between the Company on the one hand, and the Payee and/or the Representative, on the other hand, shall operate as a waiver of any of its rights under this Note. No delay or omission in exercising any right under this Note shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a waiver of or bar to any right or remedy on any other occasion.

(b) Notices. All notices hereunder shall be given in the manner provided in the Purchase Agreement.

(c) Severability. In the event that any one or more of the provisions contained in this Note shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Note shall not in any way be impaired.

(d) Prepayment. All or any portion of this Note may be prepaid at any time without premium or penalty.

(e) Application of Payments. All payments on this Note received by the holder of this Note shall be applied in the following manner: (i) first, to the payment of all expenses, charges, costs and fees incurred by or payable to holder and for which the Company is obligated pursuant to the terms of this Note, (ii) second, to the payment of interest (if any) and (iii) third, to the payment of principal.

(f) Assignment. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Note Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Payee (and any attempted assignment, transfer, or delegation by any Note Party without such consent shall be null and void), except as permitted by Section 6.05 of the First Lien Term Loan Credit Agreement (as incorporated by reference in Section 7 herein), and (ii) the Payee may not assign or otherwise transfer (an assignment or other transfer of a Payee’s interest in the Note and Loans, an “Assignment”) all or any of its rights or obligations hereunder except in accordance with this Section 11(f) (and any attempted assignment, transfer or delegation in contravention of this Section 11(f) shall be null and void). Subject to the conditions set forth in the immediately succeeding sentence, the Payee may assign to one or more assignees (other than a natural person, a Sanctioned Person, or a Disqualified Institution) (each such non-excluded Person, an “Assignee”), or sell Participations referred to below to one or more Participants referred to below in, all or a portion of its rights and obligations under this Note (including all or a portion of its Loans at the time owing to it). The prior written consent of the Company shall be required for any such Assignment by the Payee to any Assignee (other than an Assignment to any of the permitted Assignees set forth in the immediately succeeding sentence); provided that (x) no consent of the Company shall be required for any Assignment after the occurrence and during the continuance of any Event of Default pursuant to clauses (a), (b), or (c) of Section 8 hereof, and (y) after the occurrence and during the continuance of any Event of Default (other than such an Event of Default pursuant to clauses (a), (b), or (c) of Section 8 hereof), the Company shall not unreasonably withhold, delay or condition such consent; provided further that such consent shall be deemed to have been given if the Company has not responded within ten (10) Business Days after receipt by the Company of a written request therefor by the Payee. Notwithstanding anything to the contrary set forth in the immediately preceding sentence or elsewhere herein, no consent of the Company shall be required for, and the Payee shall be permitted to enter into and consummate, any (1) Assignment by the Payee of all or a portion of its rights and obligations under this Note (including all or a portion of its Loans at the time owing to it) to an Assignee that is (A) a Person listed on Schedule 1 hereof (I) at any time on or following March 31, 2025 or (II) at any time an Event of Default shall have occurred and is continuing, or (B) an Affiliate of the Payee (other than any operating company or “portfolio company” Affiliate), or (2) sale by the Payee of a participation interest in the Loan (each such interest, a “Participation”) to one or more banks or other entities (other than a natural person, a Sanctioned Person, or a Disqualified Institution) (each such non-excluded Person, a “Participant”) at any time; provided that, with respect to any sale of a Participation permitted pursuant to this clause (2), (i) the Participant shall not become the Payee under this Note by virtue of such Participation and the Payee’s obligations under this Note shall remain unchanged, (ii) the Payee (and not the Participant) shall, subject to Section 12(b) hereof, retain exclusive control over all voting and consent rights and discretions and other instructions and determinations under this Note, (iii) Representative (and not the Payee or any Participant) shall, subject to Section 12(a) hereof, have the sole right to enforce, and exercise remedies under, this Note and the Collateral Agreements, and (iv) the Company shall continue to deal solely and directly with the Representative in connection with this Note. No transfer or assignment of this Note shall be effective unless and until recorded in the Register.

(g) Statute of Limitations. The Company hereby unconditionally and irrevocably waives, to the fullest extent of the law, the right to plead any and all statutes of limitations, laches and other time or delay limitations, whether under the law or equity, as a defense to its liability hereunder.

(h) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to its rules or principles on the conflicts of law).

(i) Jurisdiction and Venue. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS NOTE OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) FURTHER HEREBY WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM IN ANY SUCH ACTION, EXCEPT FOR COMPULSORY COUNTERCLAIMS. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURT FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVE ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. THE COMPANY AND THE PAYEE HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF THE AFOREMENTIONED COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS(ES) SET FORTH OR REFERRED TO IN SECTION 11(B). THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE COMPANY OR THE HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

(j) Amendments and Waivers. The provisions of the Notes and the other Note Documents may be amended, waived or modified and the Note Parties may take any action herein or therein prohibited, or omit to perform any act herein or therein required to be performed by them, only if the Note Parties have obtained the written agreement of the Representative. Subject to Section 12(a) hereof, the Representative (and not the Payee or any Participant) shall (i) exercise exclusive control over all voting and consent rights and discretions and other instructions and determinations under this Note and (ii) shall have the sole right to enforce, and exercise remedies under, this Note and the Collateral Agreements.

(k) Nonwaiver. No failure or delay on the holder’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(l) Remedies Cumulative. The rights, powers and remedies of the holder under this Note shall be in addition to all rights, powers and remedies given to the holder by virtue of any governmental rule, law or regulation, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the holder’s rights hereunder.

(m) Fees and Expenses. Subject to the immediately succeeding sentence, the Company shall promptly pay the Payee’s and the Representative’s costs and expenses (limited in the case of legal expenses, to the reasonable and documented out-of-pocket expenses of one U.S. counsel (excluding any Canadian matters)) incurred in connection with: the collection of all or any portion of the Loan; the enforcement or preservation of rights of the Payee and the Representative hereunder, including, without limitation, the Payee’s and the Representative’s protection and enforcement of its security interests; and, any amendments, restatements, amendments and restatements, waivers, supplements or other modifications to any Note Document. For the avoidance of doubt, each of the Note Parties, on the one hand, and the Payee and the Representative, on the other hand, shall be responsible for its own costs and expenses in connection with the negotiation and execution and delivery of the Notes, the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreement and all other documents, certificates, instruments and agreements delivered in connection with any of the foregoing and entered into on or prior to the Issuance Date and all perfection actions which occur on or after the Issuance Date; provided that the Payee (together with the Payees under the other Notes) shall be responsible for paying the reasonable and documented costs and expenses incurred in connection with the foregoing with respect to Canadian counsel for the Note Parties in an amount not to exceed $400,000 with respect to the Loans and the Note Documents. The Company, to the fullest extent permitted by law, hereby waives presentment, demand, notice, protest and all other demands and notices, in connection with delivery, acceptance, performance, default or enforcement of or under the Notes. The obligations of the Company under this Section 11(m) shall survive the payment and performance of the obligations hereunder and the termination of this Note.

(n) Register. The Company shall establish and maintain at one of its offices in any State of the United States a copy of each assignment and a register (the “Register”) setting forth the name and address of each Payee, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each Payee from time to time. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a holder of the Note. The Register shall be available for inspection by any holder of this Note at any reasonable time and from time to time upon reasonable prior notice. The Company shall promptly record any assignment permitted or consented to pursuant to Section 11(f) above in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder. Each Participating Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note (the “Participant Register”); provided that no Participating Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participating Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(o) Withholding Rights. Each Payee shall deliver to the Company on or prior to the date on which such Payee becomes a Payee under this Note (and from time to time thereafter upon the reasonable request of the Company): (i) an executed original IRS Form W-9 certifying that such Payee is exempt from US. Federal backup withholding tax on payments under the Note; and (ii) an executed IRS Form W-8 and related documentation, certifying that such Payee is exempt from, or is subject to a reduced rate of, U.S. federal withholding tax on payments under the Note. Any and all payments by or on account of any payment obligation under the Notes shall made without deduction or withholding for any taxes, except that the Note Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to the Notes any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law and shall timely pay the full amount so deducted or withheld to the relevant taxing authority in accordance with applicable law. If any of the Note Parties determines that an amount is required to be deducted and withheld with respect to any holder of a Note, then the Note Parties shall provide such holder with reasonable notice of the Note Parties’ intent to deduct and withhold, the legal basis therefor and provide commercially reasonably assistance to the holder of such Note with respect to (a) the application of the portfolio interest exemption under Sections 871(h) and 881(c) of the Code and claiming the benefits of such exemption under the Code and (b) claiming the benefits of any income tax treaty, in each case, to the extent applicable with respect to any payments under this Note, to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Note as having been paid to the holder of this Note in respect of which such deduction or withholding was made.

12. The Representative.

(a) Rights of the Parties; Amendments. As between the Representative, on the one hand, and the Payees, on the other hand, the Representative shall have the exclusive right, in the Representative’s name alone, to carry out the provisions of the Note Documents pursuant to the terms thereof, including to enforce and collect the Loans, exercise and enforce all rights and privileges granted to the Payee under the Note and the other Note Documents, and take or refrain from taking legal action to enforce or protect the Payees’, Participants’ or the Representative’s interests with respect to the Note, the other Note Documents, the Loans and any Collateral therefor; provided that (x) if any action with respect to any Payee’s Loans (an “Act”) involved reduces, or postpones or extends any scheduled date fixed for any payment of, the principal of the Loans under this Note then owned by any such Payee, then the Representative shall take such Act with respect to such Payee’s Loans solely in accordance with the prior direction of such Payee (provided that the waiver of any Default, Event of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant in the Notes shall not, for purposes of this clause (x), constitute a reduction in, or postponement or extension of any scheduled date fixed for any payment of, the principal the Loans under this Note then owned by any such Payee and any Acts described in this parenthetical proviso may be taken in accordance with the succeeding clauses (y) or (z), as applicable), (y) if an Act arises after the commencement of any proceeding under any Debtor Relief Law relating to the Company or any other Note Party, and is not divisible in respect of all Loans under the Notes, but may be made only in respect of all claims of the same class that the Payee may have against the Company or any other Note Party, then the Representative shall take such Act in accordance with the directions (if timely given) of the Payees holding a majority in principal amount of all such impacted Loans under the Notes (the “Majority Claim Holders”), and (z) other than as set forth in the foregoing clauses (x) and (y), the Representative shall take an Act in accordance with the direction (if timely given) of the Payees holding a majority in principal amount of all outstanding Loans under the Notes (the “Majority Holders”). Notwithstanding anything to the contrary in this Section 12, the Representative may refuse to follow the instructions of Payee, the Majority Holders or the Majority Claims Holders, as the case may be, if (A) following such instructions might (in the Representative’s reasonable determination) expose the Representative to any liability or expense that in the Representative’s reasonable judgment is material and for which the Representative has not been provided adequate indemnity or (B) the Representative reasonably determines that following the instructions could violate any applicable law, rule, order or the Note Documents (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein).

(b) Rights of the Participants; Amendments. For purposes of exercising any voting and consent rights and discretions and other instructions and determinations under this Note, as between any Payee which has sold a Participation (such Payee, a “Participating Holder”) and such Participating Holder’s Participants, the Participating Holder shall have the exclusive right, in the Participating Holder’s name alone, to exercise such voting and consent rights and discretions and other instructions and determinations under this Note permitted to be made by any Payee hereunder pursuant to the terms hereof, without the consent of the Participants; provided that the Participating Holder shall not vote to amend the Note or any other Note Document in any respect, waive any of the terms of the Note or any other Note Document, or release any Collateral for, or guaranty of, the Loans, without the prior written consent of each Participant with respect to any amendment, waiver or other modification that (A) reduces, or postpones or extends any scheduled date fixed for any payment of, the principal of the Loans under this Note then beneficially held by such Participant; provided that the waiver of any Default, Event of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant in the Note shall not constitute a reduction in, or postponement or extension of any scheduled date fixed for any payment of, the principal of the Loans under this Note then beneficially held by such Participant for purposes of this clause (A), (B) releases all or substantially all of the Collateral for the Note (except to the extent required by the terms of the Note Documents), or (C) releases the Company or any other Note Party in respect of the Note (except to the extent required by the terms of the Note Documents). Notwithstanding anything to contrary set forth elsewhere herein or any other Note Document, (x) the Participating Holder shall contractually prohibit all Participants from seeking to exercise any right of legal or equitable redress against the Company or any other Note Party or any Collateral in connection with the Notes or any other Note Document and (y) no Participant shall have any rights under this Note or any Note Document to seek to exercise any right of legal or equitable redress against the Company or any other Note Party or any Collateral in connection with the Notes or any other Note Document.

(c) Failure to Enforce. No failure or delay by the Representative to exercise any power, right or privilege under this Note or any other Note Document will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right or privilege will preclude other or further exercise thereof or of any other right, power or privilege.

(d) Discretion. To the extent in compliance with this Note, the Representative may use its sole discretion in administering the Loans and any collateral therefor, and in exercising or refraining from exercising any rights or taking or refraining from taking any actions to which the Payee may be entitled under this Note, any other Note Document, or applicable law. In exercising such discretion, the Representative may, without incurring any liability to any Payee or the Note Parties, rely upon the advice of legal counsel, accountants and other experts.

(e) Reliance. The Note Parties shall be entitled to deal exclusively with the Representative on all matters described in Section 11(j), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Payee by the Representative, and on any other action taken or purported to be taken by the Representative on behalf of any Payee or Participant, as applicable, as fully binding upon such Payee or Participant, in each case, except to the extent the Representative’s actions are expressly prohibited by the terms of this Note or any other Note Document.

(f) Successor Representative. The Representative may respectively resign as the Representative in its respective capacity upon thirty (30) days’ notice to the Payees and the Company. If the Representative is subject to a Lender-Related Distress Event (incorporated herein mutatis mutandis), either the Majority Holders or the Company may upon ten (10) days’ prior notice remove the Representative. If the Representative resigns as the Representative under this Note and the other Note Documents or is delivered a removal notice, then the Majority Holders shall appoint from among the Payees a successor representative for the Payee, which successor representative shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor representative shall succeed to the rights, powers and duties of the Representative, and the reference to the resigning Representative means such successor representative effective upon such appointment and approval, and the former Representative’s rights, powers and duties as the Representative shall be terminated, without any other or further act or deed on the part of such former Representative or any of the parties to this Note or any holders of the Loans. Notwithstanding anything to the contrary set forth in the immediately preceding sentence or elsewhere herein, no consent of Company shall be required for the appointment as successor representative of (A) a Person listed on Schedule 1 hereof (I) at any time on or following March 31, 2025 or (II) any time an Event of Default shall have occurred and is continuing, or (B) an Affiliate of the Payee (other than any operating company or “portfolio company” Affiliate). If no successor shall have been so appointed by the Majority Holders and shall have accepted such appointment within thirty (30) days after the retiring Representative gives notice of its resignation or the delivery of such removal notice, then the retiring Representative (or in the case of a removal, the Company) may, on behalf of the Payees, appoint a successor Representative. If no successor Representative has accepted appointment as the Representative by the date that is thirty (30) days following a retiring Representative’s notice of resignation or the delivery of such removal notice, the retiring Representative’s resignation will nevertheless thereupon become effective, and the Majority Holders will thereafter perform all the duties of the Representative hereunder and/or under any other Note Document until such time, if any, as the Majority Holders appoint a successor Representative (except that in the case of any collateral security held by a retiring Representative for the Payees for purposes of maintaining the perfection of the Lien on the Collateral (as defined in the Collateral Agreements) securing the Loans, such retiring Representative shall continue to hold such collateral security until such time as a successor Representative is appointed).

(g) Limitation of Liability. The Representative will not be deemed to be a trustee or agent for any Payees in connection with this Note or any other Note Document, the Loans or any Collateral therefor, nor will the Representative be considered to have a fiduciary relationship with any Beneficial Holder by virtue of this Note or any other document or by operation of law. The Representative will not be liable to any Payee for any action or failure of action taken by the Representative at such Payee’s direction or request.

(h) Indemnification. Each Payee agrees to indemnify the Representative (and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates acting as representative) on demand (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), in the amount of its pro rata share (determined at the time such indemnity is sought), from and against any and all liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of the Loans, this Note, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Representative under or in connection with any of the foregoing; provided that no Payee shall be liable for the payment of any portion of such liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Representative’s gross negligence, or willful misconduct; provided further that no action taken in accordance with the directions of the Majority Holders (or such other number or percentage of the Payees as shall be required by the Note Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12(h). The failure of any Payee to reimburse the Representative promptly upon demand for its ratable share of any amount required to be paid by the Payees to the Representative as provided herein shall not relieve any other Payee of its obligation hereunder to reimburse the Representative for its ratable share of such amount, but no Payee shall be responsible for the failure of any other Payee to reimburse the Representative for such other Payee’s ratable share of such amount. The agreements in this Section 12(h) shall survive the payment of the Loans and all other amounts payable hereunder and the resignation of the Representative, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Secured Promissory Note to be signed as of the day and year first above written.

COMPANY:

XEROX CORPORATION, a New York corporation

By:
Name:
Title:

GUARANTORS:

XEROX HOLDINGS CORPORATION, a New York corporation

By:
Name:
Title:

XEROX FINANCIAL SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:

XEROX BUSINESS SOLUTIONS LLC, a Delaware limited liability company

By:
Name:
Title:

XEROX CANADA LTD., a corporation existing under the laws of Canada

By:
Name:
Title:

[Signature Page to Secured Promissory Note]

ACCEPTED AND AGREED TO:

THE PAYEE:

ITSAVVY HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

THE REPRESENTATIVE:

ITSAVVY HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Secured Promissory Note]

Schedule 1

Pre-Approved Assignee

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE [    ] OF THE ISSUER, AS A REPRESENTATIVE OF THE ISSUER, WILL PROMPTLY MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) ISSUE PRICE OF THIS NOTE, (2) AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE, (3) ISSUE DATE OF THIS NOTE AND (4) YIELD TO MATURITY OF THIS NOTE. THE ADDRESS OF [     ] OF THE ISSUER IS [     ].

SECURED PROMISSORY NOTE

[__________], 2024 (“Issuance Date”)

$110,000,000.00	October 8, 2025 (“Maturity Date”)

1. Indebtedness.

FOR VALUE RECEIVED, the undersigned, XEROX CORPORATION, a New York corporation (the “Company”), hereby unconditionally promises to pay, in lawful money of the United States of America, to ITSAVVY HOLDINGS, LLC, a Delaware limited liability company (in its individual capacity, “ITSavvy”), in its capacity as payee and holder of this Note (together with its permitted successors and assigns thereto in such capacity, the “Payee”), and ITSavvy, solely in its capacity as representative of the Payees holding the Notes (together with its permitted successors and assigns thereto in such capacity, the “Representative”) the principal amount of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000.00) (the “Loan”), from time to time when due (whether upon the Maturity Date, or if earlier, on the occurrence of a Disposition Event (as defined below), acceleration or otherwise), pursuant to the terms of this Secured Promissory Note by and among XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), the Company, and each direct or indirect Subsidiary listed on the signature pages hereto as a “Guarantor” (the “Guarantors”), the Payee, and the Representative. This Secured Promissory Note is a “Seller Note” (together with each other “Seller Note”) being issued by the Company to the Payee pursuant to the terms of the Securities Purchase Agreement, dated as of [__________], 2024 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, ITSavvy, and the other parties thereto. All such Seller Notes being issued pursuant to the Purchase Agreement in substantially the form hereof, as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time, are hereinafter referred to, individually as a “Note” and, collectively, as the “Notes”. For the avoidance of doubt, each of the Notes shall constitute one series, class and issuance and shall collectively constitute the “Second Priority Credit Agreement” as defined in the Intercreditor Agreement (as defined below).

All capitalized terms used herein shall, unless otherwise defined herein, have the meanings set forth in the Purchase Agreement or the First Lien Term Loan Credit Agreement referred to below, as applicable.

2. Interest and Payments.

(a) Interest shall accrue daily on the outstanding unpaid principal amount of the Loan at the rate of zero percent (0.00%) per annum. Interest shall accrue daily and shall compound annually on each anniversary of the Issuance Date. Interest shall be computed on the basis of a 365- or 366-day year, as applicable, and the actual number of days elapsed in any such year.

(b) The Company hereby unconditionally promises to pay to the Payee within five Business Days of each date set forth below the aggregate principal amount set forth opposite such date (as adjusted to reflect any prepayments in accordance with the last sentence of Section 3, as applicable) in cash.

Date	Amount
January 1, 2025	$27,500,000.00
April 1, 2025	$27,500,000.00
July 1, 2025	$27,500,000.00
October 1, 2025	$27,500,000.00

(c) To the extent not previously paid, the unpaid Loan shall be paid in full in cash by the Company on the Maturity Date.

3. Payments.

This Loan shall be payable on or before 4:00 p.m. New York, New York local time on the Maturity Date or any earlier acceleration date pursuant to the terms of the Notes. All payments to be made under this Note shall be made in the lawful money of the United States of America in immediately available funds without setoff, counterclaim or deduction. Any payment received by the Payee after 4:00 p.m. New York, New York local time on any day will be deemed to have been received on the next Business Day. In addition, the Loan shall also be subject to mandatory prepayment upon the occurrence of a Disposition Event. “Disposition Event” means the consummation of any of the following transactions: (a) the sale, transfer or other disposition (in a single transaction or a series of related transactions) of a majority of the consolidated assets, measured by their fair market value as of the date of sale, of ITsavvy Acquisition Company, Inc., a Delaware corporation, and ITsavvy LLC, an Illinois limited liability company (together, the “Acquired Companies”); (b) the sale, transfer or other disposition (in a single transaction or a series of related transactions) of a majority of the outstanding capital stock or equity interests, as applicable, of an Acquired Company to one or more Persons not Affiliated with the Company without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed; or (c) a merger, consolidation or reorganization in which the holders of the outstanding capital stock or equity interests, as applicable, of the Company, or their Affiliates, immediately prior to such merger, consolidation or reorganization receive, in exchange for their shares of capital stock of the Company, voting securities of the surviving or resulting entity (or the parent of the surviving or resulting entity) possessing, in the aggregate, less than a majority of the total combined voting power of all outstanding voting securities of the surviving or resulting entity (or the parent of the surviving or resulting entity) immediately after the consummation of such merger, consolidation or reorganization, without the prior written consent of the Representative, which consent shall not be unreasonably withheld or delayed. All payments hereunder shall be made to the account of the holder hereof at such place as the Payee shall have designated to the Company in writing. All prepayments of the Loan shall be applied to reduce the remaining payments required under Section 2(b) in inverse order of maturity.

4. Conditions Precedent.

The obligation of the Payee to extend the Loan to the Company contemplated hereby is subject to the satisfaction of the following conditions precedent: (a) the Company shall have duly executed and delivered the Notes, the Solvency Certificate (as defined in the Purchase Agreement) and the Closing Date Certificate (as defined in the Purchase Agreement), (b) each of the Company and the Guarantors (collectively, the “Note Parties”) shall have duly executed and delivered the Guarantee Agreement and the Collateral Agreements (as applicable), each as defined in the Purchase Agreement, (c) the First Lien Term Loan Agent, First Lien ABL Administrative Agent, and First Lien ABL Collateral Agents shall have duly executed and delivered the Intercreditor Agreement and the Note Parties shall have duly executed and delivered the acknowledgement to the Intercreditor Agreement, (d) the Company shall have duly executed and delivered the Credit Agreement Designation (as defined in the Intercreditor Agreement) pursuant to the terms of the ABL Intercreditor

Agreement, (e) a certificate of a Responsible Officer of each of the Note Parties, dated as of the Issuance Date, in substantially the form of the certificate(s) delivered pursuant to Section 4.01(7) of the First Lien Term Loan Credit Agreement, (f) the Representative shall have received with respect to the Company and each other Note Party (i) that is organized in any State in the United States, UCC-1 financing statements in a form appropriate for filing in the state of organization or incorporation of such Note Party and (ii) that is incorporated under the federal laws of Canada or any province or territory thereof, PPSA financing statements in a form appropriate for filing in the jurisdiction(s) in which its registered office and chief executive office are located and in each province or territory of Canada where such Note Party holds tangible personal property, and (g) the representations and warranties made by any Note Party contained herein (including pursuant to Section 7 hereof) or in any other Note Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Issuance Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

5. No Offset.

The Note Parties shall make all payments under this Note or under any other Note Document without setoff, counterclaim, or other defense.

6. Lien Subordination.

Notwithstanding anything to the contrary in the Notes or the Purchase Agreement, any and all obligations of the Company to make any payments under or with respect to the Notes and the indebtedness of the Company hereunder or evidenced hereby or thereby shall be subject to (i) the First Lien/Second Lien Intercreditor Agreement, dated as of the Issuance Date (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the First Lien ABL Administrative Agent, the First Lien ABL Collateral Agents, the First Lien Term Loan Agent, and the Representative, and acknowledged and agreed to by the Company, Holdings and the other “Guarantors” from time to time party thereto, and, as set forth therein, subordinated in respect of liens to the obligations arising under that certain First Lien Term Loan Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Term Loan Credit Agreement”), dated as of November 17, 2023, by and among the Company, Holdings, the other “Guarantors” from time to time party thereto, the financial institutions party thereto from time to time as lenders (the “First Lien Term Lenders”), and JEFFERIES FINANCE LLC, as administrative agent and as collateral agent (the “First Lien Term Loan Agent”) and that certain Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien ABL Credit Agreement”), dated as of May 22, 2023, by and among the Company, Holdings, the other “Guarantors” from time to time party thereto, the financial institutions and issuing banks party from time to time thereto as lenders (“First Lien ABL Lenders”), CITIBANK, N.A. (“Citi”), as administrative agent (“First Lien ABL Administrative Agent”), and Citi and PNC Bank, National Association as co-collateral agents (“First Lien ABL Collateral Agents”) and (ii) the ABL Increditor Agreement.

7. Incorporation by Reference.

Article III (Representations and Warranties), Article V (Affirmative Covenants), Article VI (Negative Covenants), Article VII (Holdings Covenant), and the definition of “Disqualified Institution”, in each case, of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) are incorporated herein mutatis mutandis which shall mean, for the avoidance of doubt, that (I) among other necessary conforming changes having been made to such provisions and the constituent definitions thereof, (1) “Term Facilities” and “Loans” shall refer to the Loans made pursuant to the terms of the Notes hereunder, (2)

“Administrative Agent” and “Collateral Agent” shall mean the Representative, (3) “Required Lenders” shall mean the Majority Holders referred to herein, (4) “Lead Arrangers” and “Lenders” shall mean the Representative, the Payee and each of their permitted successors and assigns hereunder (subject to the terms of the Note Documents) and (5) “Loan Documents” shall mean Note Documents hereunder and (II) actions not prohibited and the usage of any baskets and/or exceptions permitted, in each case, under the First Lien Term Loan Credit Agreement shall permit such actions and usage hereunder notwithstanding differences between the closing date thereunder and the Issuance Date hereunder and the difference in grantors and/or guarantors thereunder and hereunder. The Company and Holdings hereby acknowledge, agree and confirm that, by its execution of the Notes, the Company (a) as of the Issuance Date makes to the Payee the representations and warranties set forth in Article III of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) applicable to it and confirms that such representations and warranties are true and correct in all material respects on the Issuance Date (without duplication of any materiality qualifiers), except to the extent that such representations and warranties expressly related to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and (b) shall be bound by all of the requirements, covenants, terms, provisions, and conditions contained in Article V (Affirmative Covenants), Article VI (Negative Covenants), and Article VII (Holdings Covenant) of the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date), which are valid and binding agreements of Holdings and the Company, enforceable by the Representative against Holdings and the Company, subject to: (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and (v) the Legal Reservations.

8. Events of Default.

The occurrence and continuation of any of the following shall constitute an “Event of Default” under the Notes:

(a) Failure to Pay Principal. Default is made in the payment of any principal of the Loan under any Note when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(b) Voluntary Bankruptcy or Insolvency Proceedings. Holdings, the Company or any Guarantor:

(i) voluntarily commences any proceeding or files any petition seeking relief under any Debtor Relief Law;

(ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in subsection (c) of this Section 8;

(iii) applies for or consents to the appointment of a receiver, interim receiver, administrative receiver, monitor, compulsory manager, compulsory administrator, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Guarantor or for a substantial part of the property or assets of Holdings, the Company or any Guarantor;

(iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) makes a general assignment for the benefit of creditors; or

(vi) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(c) Involuntary Bankruptcy or Insolvency Proceedings. An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(i) relief in respect of Holdings, the Company or any Guarantor, or of a substantial part of the property or assets of Holdings, the Company or any Guarantor, under any Debtor Relief Law;

(ii) the appointment of a receiver, interim receiver, trustee, administrative receiver, monitor, compulsory manager, compulsory administrator, custodian, sequestrator, conservator or similar official for Holdings, the Company or any Guarantor or for a substantial part of the property or assets of Holdings, the Company or any Guarantor; or

(iii) the winding up or liquidation of Holdings, the Company or any Guarantor (except, in the case of any Guarantor, in a transaction permitted by the First Lien Term Loan Credit Agreement) and such proceeding or petition continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered;

(d) Cross-Default. (i) an Event of Default (as defined in the First Lien Term Loan Credit Agreement (as in effect on the Issuance Date) and as incorporated herein by reference pursuant to Section 7 hereof) occurs; (ii) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (iii) Holdings or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that the foregoing subsections (d)(ii)-(d)(iii) will not apply to:

(A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or

(B) in the case of Material Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Material Indebtedness from and after the date, if any, on which such conversion has been effected;

(e) Judgments. Holdings, the Company or any Restricted Subsidiary fails to pay one or more final judgments aggregating in excess of at the time of any determination the greater of (x) $130,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period at such time of determination (to the extent not covered by insurance or by an indemnification agreement as to which the indemnifying party has not denied liability), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days;

(f) Note Documents. Any Note Party shall default in the due performance or observance by it of any term, covenant or agreement contained in (i) Article VI (Negative Covenants) and Section 5.10 (Further Assurances; Additional Security) of the First Lien Term Loan Credit Agreement, as incorporated herein by reference pursuant to Section 7 hereof, or (ii) this Note (and such other Notes), the Guarantee Agreement, the Collateral Agreements, the Intercreditor Agreement, and all other documents, certificates, instruments, agreements, amendments and modifications delivered or entered in connection therewith or in substitution or replacement thereof in which it is a party (collectively, the “Note Documents”) (other than those referred to in the foregoing sections (a)-(f)(i)) and, in the case of this clause (f)(ii), such default is not remedied within thirty (30) days of either (A) the Company or Holdings receiving written notice of such Event of Default from the Representative (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph) or (B) the Company or Holdings becoming aware of such Event of Default; or

(g) Misrepresentations. Any representation or warranty made or deemed made by or on behalf of any Note Party or any of their respective Subsidiaries in or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

9. Rights of the Payee Upon Event of Default.

(a) Upon the occurrence of any Event of Default (other than an Event of Default described in Section 8(b) and/or 8(c) above), and at any time thereafter during the continuance of such Event of Default, the Representative may, by concurrent written notice to the Company, declare the entire outstanding principal balance of the Loan and all other obligations hereunder to be immediately due and payable upon demand.

(b) Upon the occurrence of any Event of Default described in Section 8(b) and/or 8(c), above, immediately and without notice, the entire outstanding principal balance of the Loan and all other obligations hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived, anything contained herein to the contrary notwithstanding.

(c) In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Representative may exercise any other right, power or remedy available under the Note Documents and applicable law.

10. Security.

The Loan evidenced by this Note is secured by a security interest in the assets of Holdings, the Company and certain of their current and future subsidiaries pursuant to the Collateral Agreements (as the same may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between each Note Party and the Representative, as the secured party, with the priority set forth in the Intercreditor Agreement.

11. Miscellaneous.

(a) Waivers. The Company hereby waives, to the maximum extent not prohibited by provisions of applicable law, presentment, demand, protest and notice thereof or dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment or any change, alteration or release of any security given for the payment hereof. No course of dealing between the Company on the one hand, and the Payee and/or the Representative, on the other hand, shall operate as a waiver of any of its rights under this Note. No delay or omission in exercising any right under this Note shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a waiver of or bar to any right or remedy on any other occasion.

(b) Notices. All notices hereunder shall be given in the manner provided in the Purchase Agreement.

(c) Severability. In the event that any one or more of the provisions contained in this Note shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Note shall not in any way be impaired.

(d) Prepayment. All or any portion of this Note may be prepaid at any time without premium or penalty.

(e) Application of Payments. All payments on this Note received by the holder of this Note shall be applied in the following manner: (i) first, to the payment of all expenses, charges, costs and fees incurred by or payable to holder and for which the Company is obligated pursuant to the terms of this Note, (ii) second, to the payment of interest (if any) and (iii) third, to the payment of principal.

(f) Assignment. The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Note Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Payee (and any attempted assignment, transfer, or delegation by any Note Party without such consent shall be null and void), except as permitted by Section 6.05 of the First Lien Term Loan Credit Agreement (as incorporated by reference in Section 7 herein), and (ii) the Payee may not assign or otherwise transfer (an assignment or other transfer of a Payee’s interest in the Note and Loans, an “Assignment”) all or any of its rights or obligations hereunder except in accordance with this Section 11(f) (and any attempted assignment, transfer or delegation in contravention of this Section 11(f) shall be null and void). Subject to the conditions set forth in the immediately succeeding sentence, the Payee may assign to one or more assignees (other than a natural person, a Sanctioned Person, or a Disqualified Institution) (each such non-excluded Person, an “Assignee”), or sell Participations referred to below to one or more Participants referred to below in, all or a portion of its rights and obligations under this Note (including all or a portion of its Loans at the time owing to it). The prior written consent of the Company shall be required for any such Assignment by the Payee to any Assignee (other than an Assignment to any of the permitted Assignees set forth in the immediately succeeding sentence); provided that (x) no consent of the Company shall be required for any Assignment after the occurrence and during the continuance of any Event of Default pursuant to clauses (a), (b), or (c) of Section 8 hereof, and (y) after the occurrence and during the continuance of any Event of Default (other than such an Event of Default pursuant to clauses (a), (b), or (c) of Section 8 hereof), the Company shall not unreasonably withhold, delay or condition such consent; provided further that such consent shall be deemed to have been given if the Company has not responded within ten (10) Business Days after receipt by the Company of a written request therefor by the Payee. Notwithstanding anything to the contrary set forth in the immediately preceding sentence or elsewhere herein, no consent of the Company shall be required for, and the Payee shall be permitted to enter into and consummate, any (1) Assignment by the Payee of all or a portion of its rights and obligations under this Note (including all or a portion of its Loans at the time owing to it) to an Assignee that is (A) a Person listed on Schedule 1 hereof (I) at any time on or following March 31, 2025 or (II) at any time an Event of Default shall have occurred and is continuing, or (B) an Affiliate of the Payee (other than any operating company or “portfolio company” Affiliate), or (2) sale by the Payee of a participation interest in the Loan (each such interest, a “Participation”) to one or more banks or other entities (other than a natural person, a Sanctioned Person, or a Disqualified Institution) (each such non-excluded Person, a “Participant”) at any time; provided that, with respect to any sale of a Participation permitted pursuant to this clause (2), (i) the Participant shall not become the Payee under this Note by virtue of such Participation and the Payee’s obligations under this Note shall remain unchanged, (ii) the Payee (and not the Participant) shall, subject to Section 12(b) hereof, retain exclusive control over all voting and consent rights and discretions and other instructions and determinations under this Note, (iii) Representative (and not the Payee or any Participant) shall, subject to Section 12(a) hereof, have the sole right to enforce, and exercise remedies under, this Note and the Collateral Agreements, and (iv) the Company shall continue to deal solely and directly with the Representative in connection with this Note. No transfer or assignment of this Note shall be effective unless and until recorded in the Register.

(g) Statute of Limitations. The Company hereby unconditionally and irrevocably waives, to the fullest extent of the law, the right to plead any and all statutes of limitations, laches and other time or delay limitations, whether under the law or equity, as a defense to its liability hereunder.

(h) Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware (without regard to its rules or principles on the conflicts of law).

(i) Jurisdiction and Venue. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS NOTE OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) FURTHER HEREBY WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM IN ANY SUCH ACTION, EXCEPT FOR COMPULSORY COUNTERCLAIMS. THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE), AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURT FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVE ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. THE COMPANY AND THE PAYEE HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OF THE AFOREMENTIONED COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS(ES) SET FORTH OR REFERRED TO IN SECTION 11(B). THE COMPANY (AND, BY VIRTUE OF ITS ACCEPTANCE HEREOF, THE PAYEE) HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE COMPANY OR THE HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

(j) Amendments and Waivers. The provisions of the Notes and the other Note Documents may be amended, waived or modified and the Note Parties may take any action herein or therein prohibited, or omit to perform any act herein or therein required to be performed by them, only if the Note Parties have obtained the written agreement of the Representative. Subject to Section 12(a) hereof, the Representative (and not the Payee or any Participant) shall (i) exercise exclusive control over all voting and consent rights and discretions and other instructions and determinations under this Note and (ii) shall have the sole right to enforce, and exercise remedies under, this Note and the Collateral Agreements.

(k) Nonwaiver. No failure or delay on the holder’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(l) Remedies Cumulative. The rights, powers and remedies of the holder under this Note shall be in addition to all rights, powers and remedies given to the holder by virtue of any governmental rule, law or regulation, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the holder’s rights hereunder.

(m) Fees and Expenses. Subject to the immediately succeeding sentence, the Company shall promptly pay the Payee’s and the Representative’s costs and expenses (limited in the case of legal expenses, to the reasonable and documented out-of-pocket expenses of one U.S. counsel (excluding any Canadian matters)) incurred in connection with: the collection of all or any portion of the Loan; the enforcement or preservation of rights of the Payee and the Representative hereunder, including, without limitation, the Payee’s and the Representative’s protection and enforcement of its security interests; and, any amendments, restatements, amendments and restatements, waivers, supplements or other modifications to any Note Document. For the avoidance of doubt, each of the Note Parties, on the one hand, and the Payee and the Representative, on the other hand, shall be responsible for its own costs and expenses in connection with the negotiation and execution and delivery of the Notes, the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreement and all other documents, certificates, instruments and agreements delivered in connection with any of the foregoing and entered into on or prior to the Issuance Date and all perfection actions which occur on or after the Issuance Date; provided that the Payee (together with the Payees under the other Notes) shall be responsible for paying the reasonable and documented costs and expenses incurred in connection with the foregoing with respect to Canadian counsel for the Note Parties in an amount not to exceed $400,000 with respect to the Loans and the Note Documents. The Company, to the fullest extent permitted by law, hereby waives presentment, demand, notice, protest and all other demands and notices, in connection with delivery, acceptance, performance, default or enforcement of or under the Notes. The obligations of the Company under this Section 11(m) shall survive the payment and performance of the obligations hereunder and the termination of this Note.

(n) Register. The Company shall establish and maintain at one of its offices in any State of the United States a copy of each assignment and a register (the “Register”) setting forth the name and address of each Payee, the dates and amount of any payment of principal and interest on this Note and the unpaid principal and interest amounts owed to each Payee from time to time. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a holder of the Note. The Register shall be available for inspection by any holder of this Note at any reasonable time and from time to time upon reasonable prior notice. The Company shall promptly record any assignment permitted or consented to pursuant to Section 11(f) above in the Register. This provision shall be construed so that this Note is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder. Each Participating Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note (the “Participant Register”); provided that no Participating Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participating Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(o) Withholding Rights. Each Payee shall deliver to the Company on or prior to the date on which such Payee becomes a Payee under this Note (and from time to time thereafter upon the reasonable request of the Company): (i) an executed original IRS Form W-9 certifying that such Payee is exempt from US. Federal backup withholding tax on payments under the Note; and (ii) an executed IRS Form W-8 and related documentation, certifying that such Payee is exempt from, or is subject to a reduced rate of, U.S. federal withholding tax on payments under the Note. Any and all payments by or on account of any payment obligation under the Notes shall made without deduction or withholding for any taxes, except that the Note Parties shall be entitled to deduct and withhold from amounts otherwise payable pursuant to the Notes, any amounts required to be deducted or withheld with respect to the making of such payment under applicable tax law and shall timely pay the full amount so deducted or withheld to the relevant taxing authority in accordance with applicable law. If any of the Note Parties determines that an amount is required to be deducted and withheld with respect to any holder of a Note, then the Note Parties shall provide such holder with reasonable notice of the Note Parties’ intent to deduct and withhold, the legal basis therefor and provide commercially reasonably assistance to the holder of such Note with respect to (a) the application of the portfolio interest exemption under Sections 871(h) and 881(c) of the Code and claiming the benefits of such exemption under the Code and (b) claiming the benefits of any income tax treaty, in each case, to the extent applicable with respect to any payments under this Note, to reduce, minimize, or eliminate such potential deductions and withholdings, including by providing a reasonable opportunity for the payee to provide forms or other evidence that would reduce or exempt such amounts from deduction or withholding. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Note as having been paid to the holder of this Note in respect of which such deduction or withholding was made.

12. The Representative.

(a) Rights of the Parties; Amendments. As between the Representative, on the one hand, and the Payees, on the other hand, the Representative shall have the exclusive right, in the Representative’s name alone, to carry out the provisions of the Note Documents pursuant to the terms thereof, including to enforce and collect the Loans, exercise and enforce all rights and privileges granted to the Payee under the Note and the other Note Documents, and take or refrain from taking legal action to enforce or protect the Payees’, Participants’ or the Representative’s interests with respect to the Note, the other Note Documents, the Loans and any Collateral therefor; provided that (x) if any action with respect to any Payee’s Loans (an “Act”) involved reduces, or postpones or extends any scheduled date fixed for any payment of, the principal of the Loans under this Note then owned by any such Payee, then the Representative shall take such Act with respect to such Payee’s Loans solely in accordance with the prior direction of such Payee (provided that the waiver of any Default, Event of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant in the Notes shall not, for purposes of this clause (x), constitute a reduction in, or postponement or extension of any scheduled date fixed for any payment of, the principal the Loans under this Note then owned by any such Payee and any Acts described in this parenthetical proviso may be taken in accordance with the succeeding clauses (y) or (z), as applicable), (y) if an Act arises after the commencement of any proceeding under any Debtor Relief Law relating to the Company or any other Note Party, and is not divisible in respect of all Loans under the Notes, but may be made only in respect of all claims of the same class that the Payee may have against the Company or any other Note Party, then the Representative shall take such Act in accordance with the directions (if timely given) of the Payees holding a majority in principal amount of all such impacted Loans under the Notes (the “Majority Claim Holders”), and (z) other than as set forth in the foregoing clauses (x) and (y), the Representative shall take an Act in accordance with the direction (if timely given) of the Payees holding a majority in principal amount of all outstanding Loans under the Notes (the “Majority Holders”). Notwithstanding anything to the contrary in this Section 12, the Representative may refuse to follow the instructions of Payee, the Majority Holders or the Majority Claims Holders, as the case may be, if (A) following such instructions might (in the Representative’s reasonable determination) expose the Representative to any liability or expense that in the Representative’s reasonable judgment is material and for which the Representative has not been provided adequate indemnity or (B) the Representative reasonably determines that following the instructions could violate any applicable law, rule, order or the Note Documents (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein).

(b) Rights of the Participants; Amendments. For purposes of exercising any voting and consent rights and discretions and other instructions and determinations under this Note, as between any Payee which has sold a Participation (such Payee, a “Participating Holder”) and such Participating Holder’s Participants, the Participating Holder shall have the exclusive right, in the Participating Holder’s name alone, to exercise such voting and consent rights and discretions and other instructions and determinations under this Note permitted to be made by any Payee hereunder pursuant to the terms hereof, without the consent of the Participants; provided that the Participating Holder shall not vote to amend the Note or any other Note Document in any respect, waive any of the terms of the Note or any other Note Document, or release any Collateral for, or guaranty of, the Loans, without the prior written consent of each Participant with respect to any amendment, waiver or other modification that (A) reduces, or postpones or extends any scheduled date fixed for any payment of, the principal of the Loans under this Note then beneficially held by such Participant; provided that the waiver of any Default, Event of Default, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant in the Note shall not constitute a reduction in, or postponement or extension of any scheduled date fixed for any payment of, the principal of the Loans under this Note then beneficially held by such Participant for purposes of this clause (A), (B) releases all or substantially all of the Collateral for the Note (except to the extent required by the terms of the Note Documents), or (C) releases the Company or any other Note Party in respect of the Note (except to the extent required by the terms of the Note Documents). Notwithstanding anything to contrary set forth elsewhere herein or any other Note Document, (x) the Participating Holder shall contractually prohibit all Participants from seeking to exercise any right of legal or equitable redress against the Company or any other Note Party or any Collateral in connection with the Notes or any other Note Document and (y) no Participant shall have any rights under this Note or any Note Document to seek to exercise any right of legal or equitable redress against the Company or any other Note Party or any Collateral in connection with the Notes or any other Note Document.

(c) Failure to Enforce. No failure or delay by the Representative to exercise any power, right or privilege under this Note or any other Note Document will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right or privilege will preclude other or further exercise thereof or of any other right, power or privilege.

(d) Discretion. To the extent in compliance with this Note, the Representative may use its sole discretion in administering the Loans and any collateral therefor, and in exercising or refraining from exercising any rights or taking or refraining from taking any actions to which the Payee may be entitled under this Note, any other Note Document, or applicable law. In exercising such discretion, the Representative may, without incurring any liability to any Payee or the Note Parties, rely upon the advice of legal counsel, accountants and other experts.

(e) Reliance. The Note Parties shall be entitled to deal exclusively with the Representative on all matters described in Section 11(j), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Payee by the Representative, and on any other action taken or purported to be taken by the Representative on behalf of any Payee or Participant, as applicable, as fully binding upon such Payee or Participant, in each case, except to the extent the Representative’s actions are expressly prohibited by the terms of this Note or any other Note Document.

(f) Successor Representative. The Representative may respectively resign as the Representative in its respective capacity upon thirty (30) days’ notice to the Payees and the Company. If the Representative is subject to a Lender-Related Distress Event (incorporated herein mutatis mutandis), either the Majority Holders or the Company may upon ten (10) days’ prior notice remove the Representative. If the Representative resigns as the Representative under this Note and the other Note Documents or is delivered a removal notice, then the Majority Holders shall appoint from among the Payees a successor representative for the Payee, which successor representative shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor representative shall succeed to the rights, powers and duties of the Representative, and the reference to the resigning Representative means such successor representative effective upon such appointment and approval, and the former Representative’s rights, powers and duties as the Representative shall be terminated, without any other or further act or deed on the part of such former Representative or any of the parties to this Note or any holders of the Loans. Notwithstanding anything to the contrary set forth in the immediately preceding sentence or elsewhere herein, no consent of Company shall be required for the appointment as successor representative of (A) a Person listed on Schedule 1 hereof (I) at any time on or following March 31, 2025 or (II) any time an Event of Default shall have occurred and is continuing, or (B) an Affiliate of the Payee (other than any operating company or “portfolio company” Affiliate). If no successor shall have been so appointed by the Majority Holders and shall have accepted such appointment within thirty (30) days after the retiring Representative gives notice of its resignation or the delivery of such removal notice, then the retiring Representative (or in the case of a removal, the Company) may, on behalf of the Payees, appoint a successor Representative. If no successor Representative has accepted appointment as the Representative by the date that is thirty (30) days following a retiring Representative’s notice of resignation or the delivery of such removal notice, the retiring Representative’s resignation will nevertheless thereupon become effective, and the Majority Holders will thereafter perform all the duties of the Representative hereunder and/or under any other Note Document until such time, if any, as the Majority Holders appoint a successor Representative (except that in the case of any collateral security held by a retiring Representative for the Payees for purposes of maintaining the perfection of the Lien on the Collateral (as defined in the Collateral Agreements) securing the Loans, such retiring Representative shall continue to hold such collateral security until such time as a successor Representative is appointed).

(g) Limitation of Liability. The Representative will not be deemed to be a trustee or agent for any Payees in connection with this Note or any other Note Document, the Loans or any Collateral therefor, nor will the Representative be considered to have a fiduciary relationship with any Beneficial Holder by virtue of this Note or any other document or by operation of law. The Representative will not be liable to any Payee for any action or failure of action taken by the Representative at such Payee’s direction or request.

(h) Indemnification. Each Payee agrees to indemnify the Representative (and any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates acting as representative) on demand (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), in the amount of its pro rata share (determined at the time such indemnity is sought), from and against any and all liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of the Loans, this Note, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Representative under or in connection with any of the foregoing; provided that no Payee shall be liable for the payment of any portion of such liabilities, losses, claims, damages, reasonable, documented and invoiced out-of-pocket fees and expenses that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Representative’s gross negligence, or willful misconduct; provided further that no action taken in accordance with the directions of the Majority Holders (or such other number or percentage of the Payees as shall be required by the Note Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12(h). The failure of any Payee to reimburse the Representative promptly upon demand for its ratable share of any amount required to be paid by the Payees to the Representative as provided herein shall not relieve any other Payee of its obligation hereunder to reimburse the Representative for its ratable share of such amount, but no Payee shall be responsible for the failure of any other Payee to reimburse the Representative for such other Payee’s ratable share of such amount. The agreements in this Section 12(h) shall survive the payment of the Loans and all other amounts payable hereunder and the resignation of the Representative, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Secured Promissory Note to be signed as of the day and year first above written.

COMPANY:

XEROX CORPORATION, a New York corporation

By:
Name:
Title:

GUARANTORS:

XEROX HOLDINGS CORPORATION, a New York corporation

By:
Name:
Title:

XEROX FINANCIAL SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:

XEROX BUSINESS SOLUTIONS LLC, a Delaware limited liability company

By:
Name:
Title:

XEROX CANADA LTD., a corporation existing under the laws of Canada

By:
Name:
Title:

[Signature Page to Secured Promissory Note]

ACCEPTED AND AGREED TO:

THE PAYEE:

ITSAVVY HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

THE REPRESENTATIVE:

ITSAVVY HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Secured Promissory Note]

Schedule 1

Pre-Approved Assignee

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit C

Executive Agreement

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit D

Restrictive Covenant Agreements

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit E

Form of Intercreditor Agreements

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit F

RWI Policy

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit G

Form of Second Lien Term Note Collateral Agreement

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit H

Form of Guarantee Agreement

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit I

Form of Solvency Certificate

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]